Exhibit 4.1

Execution Copy

ICONIX BRAND GROUP, INC.

AND

EACH OF THE GUARANTORS PARTY HERETO

5.75% CONVERTIBLE SENIOR SUBORDINATED SECURED SECOND LIEN NOTES DUE 2023

INDENTURE

DATED AS OF FEBRUARY 22, 2018

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE AND COLLATERAL AGENT

i

Section 15.13.	Table of Contents, Headings, Etc.	165
Section 15.14.	Calculations In Respect of Notes	165
Section 15.15.	Waiver of Jury Trial	165
Section 15.16.	Force Majeure	165

v

Form of Note	Exhibit A
Form of Transfer Certificate	Exhibit B
Form of Restricted Stock Legend	Exhibit C
Form of Notation of Guarantee	Exhibit D
Form of Supplemental Indenture	Exhibit E
Schedule of Existing Indebtedness	Schedule I
Schedule of Existing Investments	Schedule II
Schedule of Existing Liens	Schedule III
Schedule of Subsidiaries	Schedule IV
Schedule of Excluded Entities	Schedule V

THIS INDENTURE dated as of February 22, 2018 is by and among ICONIX BRAND GROUP, INC., a corporation duly organized under the laws of the State of Delaware (the “Company”), the Guarantors (as defined herein) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking corporation, as Trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation of an issue of $125,000,000 aggregate principal amount of 5.75% Convertible Senior Subordinated Secured Second Lien Notes due 2023 (the “Initial Notes” and, together with any Additional Notes issued in accordance with Section 2.10, the “Notes” and each individually, a “Note”). The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including with respect to any waivers, amendments, redemptions or offers to purchase.

WHEREAS, the Company and each of the Guarantors has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“2018 Convertible Notes” means the 1.50% convertible senior subordinated notes due March 2018 issued by the Company pursuant to the 2018 Convertible Notes Indenture.

“2018 Convertible Notes Indenture” means that certain Indenture dated as of March 18, 2013 (as amended, supplemented and/or modified from time to time) by and between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking corporation, as Trustee.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming, a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another

Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning as defined under Section 1.04.

“Additional Notes” shall have the meaning as defined under Section 2.10.

“Additional Notes Issue Date” means the date on which any Additional Notes are originally issued under this Indenture as set forth on the face of such Additional Notes.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agent” means any Registrar, Paying Agent, Transfer Agent or Conversion Agent.

“Agent Members” shall have the meaning as defined under Section 2.01(b).

“Aggregate Share Cap” means, as of any time prior to the earlier to occur of (i) the Reverse Stock Split Effective Date or (ii) the Authorized Share Amendment Effective Date, eighty eight million two hundred twenty four thousand three hundred and ninety (88,224, 390) shares of Common Stock; subject to adjustment at the same time and in the same manner as the applicable Conversion Rate pursuant to Section 4.08(a), Section 4.08(b), Section 4.08(c), Section 4.08(d) and Section 4.08(e) hereof; and subject to increase on a share-by-share basis for any shares of Common Stock repurchased by the Company on or after the Issue Date that remain available for re-issuance by the Company. For the avoidance of doubt, after the first to occur of (i) the Reverse Stock Split Effective Date or (ii) the Authorized Share Amendment Effective Date, the Aggregate Share Cap shall no longer be applicable.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in a Global Note, the rules and procedures of the Depositary, to the extent applicable to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other Disposition (whether in a single transaction or a series of related transactions) of property or assets outside the ordinary course of business of the Company or any Restricted Subsidiary; or

(2) the issuance or sale of Equity Interests (other than director’s qualifying shares, shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law or Disqualified Stock) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary), whether in a single transaction or a series of related transactions, in each case, other than:

(i) a sale, exchange or other Disposition of cash, cash equivalents or investment grade securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment, or other assets, in the ordinary course of business, or Dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(ii) the sale, conveyance, lease or other Disposition of all or substantially all of the assets of the Company or any Guarantor in compliance with the provisions described under Article 8 or any Disposition that constitutes a Change of Control;

(iii) any Restricted Payment that is permitted to be made, and is made, under Section 7.12 or any Permitted Investment or any transaction specifically excluded from the definition of “Restricted Payment”;

(iv) any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, together with other Dispositions utilizing this clause (iv), with an aggregate Fair Market Value of less than $10,000,000;

(v) (x) Dispositions among the Company and its Restricted Subsidiaries or by any Subsidiary to the Company or any Guarantor and (y) Dispositions among Subsidiaries which are not Guarantors, including, in each case, any Disposition in connection with any Reorganization Event or any sale or issuance of any Restricted Subsidiary’s Equity Interests to the Company or any Restricted Subsidiary or any other Restricted Subsidiary that is a Guarantor, or to the extent the direct parent entity of such Restricted Subsidiary is another Restricted Subsidiary that is not a Guarantor, to such Restricted Subsidiary that is not a Guarantor;

(vi) any Recovery Event;

(vii) any sale or Disposition deemed to occur in connection with the granting or creation of any Lien permitted under this Indenture;

(viii) any Disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) Dispositions of Brand Related IP (directly or through the Disposition of Equity Interests of the owner thereof) to Guarantors or Joint Ventures; provided, that, such Dispositions pursuant to this clause (ix) to any Joint Venture shall only be permitted if the Iconix JV Partner owns at least 50% of the Equity Interests in such Joint Ventures;

(x) to the extent such Intellectual Property is acquired after the Issue Date, Dispositions of Intellectual Property rights in a particular territory to the Joint Venture which has the exclusive right to exploit Intellectual Property in such territory pursuant to and in accordance with the applicable joint venture of agreement of such Joint Venture;

(xi) Dispositions of Brand Related IP or other similar assets (or any series of related Dispositions thereof) in respect of a particular brand owned by or licensed to a Joint Venture in connection with a Disposition of all or substantially all of the Brand Related IP related to such brand;

(xii) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale in the ordinary course of business, and Dispositions of accounts receivable in connection with the collection or compromise thereof;

(xiii) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(xiv) a sale or transfer of accounts receivable and related assets of the type specified in the definition of “Securitization Facility” to a Securitization Entity in a securitization financing or in factoring or similar transactions;

(xv) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or cash equivalents) of comparable or greater market value, as determined in good faith by the Company;

(xvi) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property in the ordinary course of business of the Company and its Restricted Subsidiaries;

(xvii) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(xviii) (i) Dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements and (ii) the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a Joint Venture arrangement with respect to the transferred property; provided that such transfer is permitted pursuant to Section 7.12;

(xix) the sale or Disposition of Cash or cash equivalents in the ordinary course of business;

(xx) the lapse, abandonment or other Disposition of registered patents, trademarks and other intellectual property of the Company and its restricted Subsidiaries to the extent not economically desirable in the conduct of their businesses; or

(xxi) the sale (whether in one transaction or in a series of transactions) of Excluded Assets.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any

Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Authorized Share Amendment” means an amendment to the Company’s Amended and Restated Articles of Incorporation increasing the number of authorized shares of Common Stock to an amount that is sufficient, after taking into account all shares of Common Stock outstanding on the Business Day immediately preceding the date that the definitive proxy statement relating to the Authorized Share Amendment is filed with the SEC, as well as all shares of Common Stock reserved or necessary to satisfy the Company’s obligations as of such date to issue shares of Common Stock pursuant to the terms of any then outstanding convertible or exchangeable securities or contractual obligations (other than the Notes), to settle the conversion of all then-outstanding Notes (assuming Physical Settlement) at the Conversion Rate then applicable, after giving effect to the maximum number of Shares that may be issued by the Company in satisfaction of its Make-Whole Obligation for all such Notes, in each case without giving effect to any Ownership Limitation, assuming for purposes of the calculations required by this definition that the Conversion Make-Whole Share Price is equal to one-half (1/2) the lesser of (x) the Conversion Price and (y) the simple average of the ten (10) Daily VWAPs for the ten (10) Trading Day period ending on, and including, the Trading Day immediately preceding the date that the applicable definitive proxy statement relating to the Authorized Share Amendment is filed with the SEC.

“Authorized Share Amendment Effective Date” means the date (i) the Company has adopted and duly filed with the Secretary of State of the State of Delaware the Authorized Share Amendment (which shall be following receipt by the Company of the requisite stockholder approvals for such Authorized Share Amendment) and (ii) the Company has reserved, solely for future issuance pursuant to this Indenture and the Notes pursuant to and in accordance with Section 4.07 (and for no other purpose), the number of shares of Common Stock contemplated by the Authorized Share Amendment.

“Averaging Period” shall have the meaning as defined under Section 2.15(b).

“Bankruptcy Law” shall have the meaning as defined under Section 9.01(a).

“Beneficial Ownership” means the definition such term is given in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act.

“Beneficial Ownership Certificate” shall have the meaning as defined under Section 4.12(k).

“Bid Solicitation Agent” means the agent appointed by the Company to determine the Trading Price of the Notes. The Bid Solicitation Agent shall initially be the Company; provided, however, that the Company may appoint another Person (including, without limitation, the Trustee, if it so agrees) as the Bid Solicitation Agent without prior notice to the Holders.

“Board of Directors” means either the board of directors, managers or trustees (or any similar governing body) of the Company or any committee of the Board of Directors authorized to act for it with respect to this Indenture.

“Brand Related IP” means Intellectual Property related to a particular brand or to all brands, as the context may require, that is developed or acquired for the purpose of licensing, sublicensing or other similar exploitation thereof.

“Business Day” means any weekday that is not a day on which banking institutions or trust companies in New York City are authorized or obligated by Law, regulation or executive order to close or be closed.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that, for the avoidance of doubt, any obligations under a lease that was accounted for by such Person as an operating lease as of the Issue Date and any similar lease entered into after the Issue Date that would similarly be accounted for as an operating lease on or prior to the Issue Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, but excluding any debt securities convertible into such equity.

“Cash” or “cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Cash Settlement” shall have the meaning as defined under Section 4.02(a)(1).

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change of Control” shall be deemed to have occurred at such time after the original issuance of the Notes when any of the following has occurred:

(i) the sale, lease, transfer, conveyance or other Disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any Person other than to one or more of the Company’s Wholly Owned Subsidiaries (provided that, for the avoidance of doubt, a pledge of the properties or assets of the Company and its Subsidiaries pursuant to any agreement governing secured Indebtedness shall be deemed not to be a sale, lease, transfer, conveyance or other Disposition);

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares);

(iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property; provided, however that a transaction as a result of which the holders of Voting Stock of the Company immediately prior to such transaction will own, directly or indirectly, more than 50% of all Voting Stock of the continuing or surviving corporation or limited liability company or transferee or a direct or indirect parent thereof immediately after such transaction shall not be a Change of Control.

Notwithstanding anything to the contrary set forth herein, it will not constitute a Change of Control under clauses (iii) or (v) if 90% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions otherwise constituting a Change of Control consists of shares of common stock, or American Depositary Shares representing shares of common stock, traded on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (each an “Eligible Market”), or which will be so traded or quoted when issued or exchanged in connection with the Change of Control, and as a result of such transaction or transactions each $1,000 principal amount of the Notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the Conversion Settlement Amount and, if the Conversion Settlement Amount is greater than $1,000, payment of the excess value in the form of such common stock or American Depositary Shares, subject to the right to deliver cash in lieu of all or a portion of such remaining shares in substantially the same manner as a Cash Settlement as described under Article 4; provided that, with respect to an entity organized under the Laws of a jurisdiction outside the United States, such entity has a worldwide total market capitalization of its equity securities of at least three times the market capitalization of the Company before giving effect to the consolidation or merger.

“Clause A Distribution” shall have the meaning as defined under Section 4.08(c).

“Clause B Distribution” shall have the meaning as defined under Section 4.08(c).

“Clause C Distribution” shall have the meaning as defined under Section 4.08(c).

“Close of Business” means 5:00 p.m. (New York City time).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” as defined in any applicable Note Security Document and all other property that is or is intended under the terms of the Note Documents or pursuant to any Permitted Additional Pari Passu Obligations to be subject to Liens in favor of the Collateral Agent, for the benefit of the Holders; excluding for the avoidance of doubt, in all cases, any Excluded Property.

“Collateral Agent” means the party named as such in the first paragraph of this Indenture until a successor or permitted assignee replaces it in accordance with the provisions of this Indenture, and thereafter means the successor or assignee.

“Combination Settlement” shall have the meaning as defined under Section 4.02(a)(1).

“Common Stock” means the common stock of the Company, par value $0.001 per share, as it exists on the date of this Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof, or, in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted hereunder in which the Company is not the surviving corporation, the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such surviving corporation or its direct or indirect parent corporation, and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Company.

“Company Order” shall have the meaning as defined under Section 2.02(e).

“Consolidated EBITDA” means, with respect to the Company and its Restricted Subsidiaries for any Test Period, an amount equal to the sum, without duplication, of, (a) revenue from Non-Securitized Assets, plus (b) revenue from Joint Venture Assets multiplied by the percentage share ownership in such Joint Venture Assets held by the Company or any of its Subsidiaries (other than a Securitization Entity), plus (c) cash distributions by a Securitization

Entity to the Company or any of its Restricted Subsidiaries (including, the Management Fee), minus (d) all operating expenses (including selling, general and administrative expenses), except in the case of any operating expenses with respect to Joint Ventures, operating expenses shall be multiplied by the percentage share ownership in such Joint Ventures held by the Company or any of its Subsidiaries (other than a Securitization Entity), plus (e) the following to the extent included in “operating expenses” in clause (d) (i) consolidated interest charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) fees, charges and expenses incurred in connection with (A) entering into this Indenture, the Intercreditor Agreement and the other Note Documents or (B) with respect to any prepayment hereof, (v) to the extent non-cash, the write-off of deferred financing costs, discounts and charges related to any premiums or penalties paid with respect to the redemption or retirement of Indebtedness, (vi) any loss attributable to the extinguishment of Indebtedness, (vii) (A) fees, expenses and charges incurred in connection with any actual or proposed Permitted Investment constituting an Acquisition (including costs and expenses to dispose of or wind-down operating assets, including inventory, equipment or other working capital assets acquired in connection with an Acquisition), or actual or proposed incurrence of Indebtedness not prohibited hereunder in an aggregate amount not to exceed $6,000,000 during any Test Period; and (B) fees and charges incurred in connection with all successful and unsuccessful Permitted Capital Raising Transactions, (viii) all non-cash charges, expenses, items and losses, including any non-cash compensation and any non-cash charges with respect to any asset impairment write-downs, (ix) other unusual or non-recurring expenses in an aggregate amount not to exceed $6,000,000 during any Test Period, (x) non-recurring expenses constituting selling, general and administrative expenses, (xi) fees, costs and expenses associated with any investigation, litigation and any settlements thereof, (xii) retention, contract termination, recruiting, relocation, severance, reduction in work force and signing bonuses and expenses and (xiii) operating expenses (including selling, general and administrative expenses), and distributions to third parties, in respect of the “Ed Hardy,” “Zoo York” and “Material Girl” brands. For purposes of calculating Consolidated EBITDA of the Subsidiaries for any period, (a) the Consolidated EBITDA attributable to any Subsidiary or Brand Related IP acquired by the Company or its Subsidiaries during such period which has become a “Subsidiary” or “Brand Related IP” under this Indenture following such acquisition shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period); provided, that notwithstanding the foregoing, the Company may in its sole discretion elect to propose amounts representing Consolidated EBITDA to be included on a pro forma basis pursuant to this clause (a), based on the Company’s good faith reasonable estimate of projected Consolidated EBITDA attributable to such Subsidiary or Brand Related IP expected to be achieved or realized within the immediately succeeding four fiscal quarter period after such acquisition, such proposed amounts shall be included in the calculation of Consolidated EBITDA for purposes of this clause (a), and (b) the Consolidated EBITDA attributable to any Subsidiary or Brand Related IP Disposed of by the Company or its Subsidiaries during such period which was a “Subsidiary” or “Brand Related IP” under this Indenture prior to such Disposition shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ending March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017 shall be the amounts disclosed in writing by Company’s counsel to the Trustee and the Holders on the Issue Date.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP; provided that:

(1) all extraordinary gains and all gains and losses realized in connection with any asset Disposition or abandonment or the Disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;

(2) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included solely for the purpose of determining the amount available for Restricted Payments under Section 7.12(a)(3) only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and the net loss of any such Person shall be included only to the extent that such loss is funded in cash by the specified Person or a Restricted Subsidiary thereof);

(3) solely for the purpose of determining the amount available for Restricted Payments under Section 7.12(a), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions paid in cash (or to the extent converted to cash) by any such Restricted Subsidiary to such Person without violating any such restrictions or requiring such approval, to the extent not already included therein;

(4) the net income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(5) the cumulative effect of a change in accounting principles, together with any related provision for taxes, will be excluded;

(6) notwithstanding anything to the contrary in clause (2) above, the net income of any Person that is not a Restricted Subsidiary will be excluded except for the amount of dividends or other distributions paid in cash by the Unrestricted Subsidiary to such Person or one of its Restricted Subsidiaries;

(7) any non-cash charges, costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights will be excluded;

(8) any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency re-measurements of Indebtedness will be excluded;

(9) any unrealized net after-tax income (loss) from cash management obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments in the ordinary course will be excluded;

(10) any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Maturity Date will be excluded; and

(11) earn outs, contingent consideration or deferred purchase obligations in connection with the acquisition of a business is part of, or in lines of business that are permitted pursuant to Article 8 or assets used in a Permitted Business will be excluded.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contributing Guarantor” shall have the meaning as defined under Section 13.01(e).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For purposes of Section 7.14, “Control” means the possession, directly or directly, of the power to vote 10.0% or more of the Equity Interest having ordinary voting power for the election of directors of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Agent” shall have the meaning as defined under Section 2.03(a).

“Conversion Consideration” shall have the meaning as defined under Section 4.02(b).

“Conversion Date” shall have the meaning as defined under Section 4.05(b).

“Conversion Make-Whole Share Price” means, (a) with respect to any conversion of a Note or Notes initiated by a Holder pursuant to Section 4.01, the simple average of the ten (10) Daily VWAPs for the ten (10) Trading Day period ending on, and including, the 2nd Trading Day immediately preceding the Conversion Date, and (b) with respect to any Mandatory Conversion, the simple average of the ten (10) Daily VWAPs for the ten (10) Trading Day period ending on, and including, the 2nd Trading Day immediately preceding the Mandatory Conversion Date.

“Conversion Obligation” shall have the meaning as defined under Section 4.01.

“Conversion Price” means, at any time, $1,000 divided by the Conversion Rate in effect at such time, rounded to the nearest four decimal places.

“Conversion Rate” means, initially, 513.9274 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as provided herein.

“Conversion Settlement Amount” shall have the meaning as defined under Section 4.04.

“Conversion Settlement Date” shall have the meaning as defined under Section 4.04.

“Copyright Security Agreement” shall mean that Copyright Security Agreement dated as of the Issue Date, among the Company, the Guarantors and the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time in accordance with this Indenture, the Intercreditor Agreement and the terms thereunder.

“Corporate Trust Office” means the office of the Trustee at which at any time its corporate trust business in Pittsburgh, PA shall be principally administered, which office at the date hereof is located at 525 William Penn Place, Suite 153-3800, Pittsburgh, PA 15259, Attention: Corporate Trust Division- Corporate Finance Unit, except that with respect to presentation of Notes for payment or for registration of transfer, exchange or conversion, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 101 Barclay Street, New York, New York 10286; Attention: Corporate Trust Division- Corporate Finance Unit, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company.

“Daily Conversion Value” means, for each of the 10 or 45, as applicable, consecutive Trading Days during the applicable Observation Period, one-tenth (1/10th) or one-forty-fifth (1/45th), as applicable, of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP on such Trading Day.

“Daily Settlement Amount” means, with respect to each of the 10 or 45, as applicable, consecutive Trading Days during any Observation Period, (i) cash equal to the lesser of (x) the Specified Dollar Amount applicable to such conversion, divided by ten (10) or forty-five (45), as applicable (such quotient, the “Daily Measurement Value”); and (y) the Daily Conversion Value on such Trading Day (the lesser of such preceding clauses (x) and (y), the “Daily Cash Amount”); and (ii) if such Daily Conversion Value exceeds such Daily Measurement Value, a number of shares of Common Stock (such number, the “Daily Share Amount”) equal to (x) the difference between such Daily Conversion Value and such Daily Measurement Value, divided by (y) the Daily VWAP for such Trading Day.

“Daily VWAP” means, for each of the 10 or 45, as applicable, consecutive Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ICON <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Debt Payments” means, for the Company and its Subsidiaries (other than the Securitization Entities) for any period, in each case, all cash actually expended by such Person during such period (and without duplication) to make: (a) interest payments on any Notes hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) regularly scheduled payments on capitalized lease obligations, plus (d) interest payments and regularly scheduled payments of principal with respect to any other Indebtedness for borrowed money; provided, for the avoidance of doubt, that it is understood and agreed that the end of, or conversion or continuation of, any “interest period” with respect to any Indebtedness in itself does not constitute a scheduled principal payment thereof.

“Default” means, when used with respect to the Notes, any event that is or, after notice or passage of time, or both, would be, an Event of Default.

“Definitive Notes” means Notes that are in registered definitive form.

“Deposit Account” means each checking, savings or other demand deposit account maintained by any of the Company or any Guarantor, together with all funds therein and all proceeds thereof. All funds in each Deposit Account (which is not an Excluded Account) shall be conclusively presumed to be Collateral and proceeds of Collateral.

“Depositary” shall have the meaning as defined under Section 2.01(a).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale pursuant to Section 7.16(a) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Company, setting forth the basis of such valuation.

“Disposition” or “Dispose” means the sale, transfer, issuance, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property or assets (including, without limitation, any Equity Interests other than Equity Interests of the Company) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature (other than, in each case, any provision requiring an offer to purchase such Equity Interests as a result of a change of control, delisting, asset sale or similar provision or any other provision permitting holders to convert such Equity Interests so long as any right of the holders thereof upon the occurrence of a change of control, delisting, asset sale or similar provision shall be subject to the prior repayment in full of the Notes); provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Distributed Property” shall have the meaning as defined under Section 4.08(c).

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, or any state thereof or the District of Columbia.

“Eligible Day” shall have the meaning as defined under Section 7.08(a).

“Eligible Market” shall have the meaning as defined in the definition of “Change of Control.”

“Equity Conditions” shall have the meaning as defined under Section 4.12(b).

“Equity Conditions Measuring Period” shall have the meaning as defined under Section 4.12(b).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning as defined under Section 9.01(a).

“Excess Proceeds” shall have the meaning as defined under Section 7.16(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Excluded Accounts” has the meaning given such term in the Security Agreement.

“Excluded Amounts” has the meaning given such term in the Securitization Facility.

“Excluded Assets” means, collectively, (a) Equity Interests in Marcy Media Holdings, LLC owned by the Company as of the Issue Date, (b) Equity Interests held by Subsidiaries of Iconix China Limited as of the Issue Date and (c) loan installment payments to be received by the Company, a Guarantor or any of their respective Subsidiaries from Joint Venture counterparties in respect of their purchase of joint venture interests in existence as of the Issue Date.

“Excluded Entity” means (a) each Subsidiary and each Joint Venture set forth on Schedule V, (b) any Securitization Entity, (c) any LuxCo Entity, (d) any (i) non-Wholly Owned Subsidiary to the extent a guarantee of the Obligations and a pledge of the assets thereof in support of such guarantee is contractually prohibited or would require the consent of any third-party holder of the Equity Interests thereof (unless and until such consent is obtained), except to the extent such Subsidiary is required to become a Guarantor pursuant to the definition thereof (including pursuant to the proviso of such definition) or (ii) Joint Venture; provided, that, in the event such non-wholly owned Subsidiary or Joint Venture (i) becomes a wholly-owned Subsidiary of the Company or a Guarantor or any of their Subsidiaries (including in connection with the exercise of put/call arrangements under any such agreements governing such joint venture arrangements which results in such Joint Venture becoming a wholly-owned Subsidiary of the Company or a Guarantor or any of their Subsidiaries) or the Company or a Guarantor or any of their Subsidiaries are permitted or able to cause (without obtaining the consent of any third party nor incurring any penalty or expense) such non-wholly owned Subsidiary to provide a guarantee of the Obligations or the pledge of the assets thereof in support of such guarantee or (ii) does not otherwise meet the definition of Excluded Entity, such Subsidiary (or Joint Venture which subsequently becomes a wholly-owned Subsidiary of the Company or a Guarantor or any of their Subsidiaries) shall promptly (and in any event within fifteen (15) Business Days) become a Guarantor pursuant to the terms of this Indenture, (e) any Subsidiary of the Company or a Guarantor that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Issue Date or on the date any such Subsidiary is acquired, in each case from guaranteeing the Note Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide such a guarantee, for so long as such prohibition or circumstance exists, or for which the provision of such guarantee would result in material adverse tax consequence (including as a result of the operation of Section 956 of the Code, or any similar law or regulation in any applicable jurisdiction) to the Company or a Guarantor or one of their Subsidiaries (as determined by the Company), (f) any Immaterial Subsidiary, (g) any CFC or any direct or indirect U.S. Subsidiary of any such CFC, (h) any FSHCO or (i) any Unrestricted Subsidiary.

“Excluded Property” means (a) any lease, lease in respect of a Capital Lease Obligation, license, contract, permit, instrument or security agreement to which the Company or such Guarantor is a party or any property subject to a purchase money security interest, or any property governed by any such lease, lease in respect of a Capital Lease Obligation to which such the Company or such Guarantor is a party and any of its rights or interest thereunder, to the extent, but only to the extent, that a grant of a security interest therein in favor of the Collateral Agent would, under the terms of such lease, lease in respect of a Capital Lease Obligation, license, contract, permit, instrument or security agreement or purchase money arrangement, be prohibited by or result in a violation of Law or a breach of the terms or a condition of, or constitute a default or forfeiture under, or create a right of termination in favor of or require a consent (other than the consent of the Company or a Guarantor and any such consent which has been obtained) of any other party to, such lease, lease in respect of a Capital Lease Obligation, license, contract, permit, instrument or security agreement or purchase money arrangement (other than to the extent that any such Law, term, prohibition, restriction or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the Bankruptcy Law) or principles of equity, and other than receivables and proceeds of any of the foregoing the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such Law, term prohibition or condition); provided that immediately upon the ineffectiveness, lapse or termination of any such Law, term, prohibition, restriction or condition the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such Law, term, prohibition, restriction or condition had never been in effect; (b) any of the outstanding Equity Interests issued by a Subsidiary that is a first-tier CFC or an FSHCO in excess of 65% of the outstanding voting Equity Interests of any such Subsidiary (but for the avoidance of doubt, 100% of the outstanding non-voting Equity Interests of any such Subsidiary shall constitute Collateral); (c) any Equity Interests of a direct or indirect Subsidiary of a first-tier CFC or an FSHCO; (d) (i) any Equity Interests of Iconix Lifestyle India Private Limited so long as the pledge of interests in such entity are restricted and (ii) any membership interests of Icon DE Intermediate Holdings LLC, a Delaware limited liability company, or Icon Brand Holdings LLC, a Delaware limited liability company, to the extent, but only to the extent, that the Securitization Facility directly or indirectly prohibits or restricts the pledge of such membership interests to a third party; provided that immediately upon the ineffectiveness, lapse or termination of such prohibition or restriction, the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such prohibition or restriction had never been in effect, (e) any “intent-to-use” trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement or amendment is filed), and solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of, or void, any registration that issues from such intent-to-use application under Law; provided that, once a statement of use or an amendment to allege use has been filed with respect to any such intent-to-use trademark application, such application will no longer constitute Excluded Property; (f) those assets with respect to which the granting of security interests in such assets would be prohibited by any contract permitted under the terms of this Indenture (not entered into in contemplation thereof and with respect to assets that are subject to such contract), applicable Law or regulation (other than to the extent that any such Law, term, prohibition or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law (including the Bankruptcy Law) or principles of equity, and other than receivables and proceeds of any of the foregoing the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such Law, term, prohibition or condition), or would require governmental or third party (other than the Company or a Guarantor) consent, approval, license or authorization or create a right of termination in favor of any Person (other than the Company or a Guarantor) party to any such contract (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition); provided that immediately upon the ineffectiveness, lapse or termination of any such Law, term, prohibition, condition or provision the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such Law, term, prohibition, condition or provision had never been in effect; provided further that the exclusions referred to in this clause (f) shall not include any proceeds of any such assets except to the extent such proceeds constitute Excluded Property; (g) (1) any leasehold interest in real property and (2) any fee owned real estate with a Fair Market Value of less than $1,000,000; (h) any motor vehicles or other property subject to a certificate of title statute except to the extent a security interest therein can be perfected by the filing of a UCC financing statement; (i) any commercial tort claim, in each case, valued at less than $500,000, individually, or $1,000,000 in the aggregate; (j) any Letter-of-Credit Rights (as defined under the applicable UCC) (other than to the extent constituting Supporting Obligations (as defined under the applicable UCC)); (k) any assets of any Person that are located outside of the United States that require action under the Law of any such foreign jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property registered or issued (or for which applications therefor are made) outside of the United States and real estate located outside the United States; (l) any Intellectual Property which has been Disposed of to third parties solely by grants of exclusive perpetual or exclusive non-royalty bearing or perpetual non-royalty bearing (for clarity for purposes hereof, “non-royalty bearing” shall include licenses with only an upfront royalty payment) Licenses (which for accounting purposes, are treated as sales of such Intellectual Property) and, in the case of Dispositions after the date hereof, made in accordance with the terms of this Indenture; and (m) any assets of any Person that are located outside of the United States that require action under the Law of any such foreign jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property registered or issued (or for which applications therefor are made) outside of the United States and real estate located outside the United States, in each case, to the extent that the burden or cost of obtaining a security interest in or perfection thereof exceeds the practical benefit to the Holders to be afforded thereby as reasonably determined by the Trustee in consultation with the Company. Notwithstanding anything to the contrary, “Excluded Property” shall not include any proceeds, substitutions or replacements of any “Excluded Property” referred to in clauses (a) through (n) (unless such proceeds, substitutions or replacements would constitute “Excluded Property” referred to in any of clauses (a) through (m)).

“Ex-Dividend Date” shall mean the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in this Indenture) the Board of Directors, taking into account all relevant factors determinative of value, including, without limitation, preference rights, lack of liquidity, control and restrictions on marketability and transferability.

“Fair Share Contribution Amount” shall have the meaning as defined under Section 13.01(e).

“Fixed Charge Coverage Ratio” means, with respect to the Company and its Restricted Subsidiaries (other than the Securitization Entities) for any period, the ratio of (a) the sum of, without duplication, (i) Consolidated EBITDA of the Company and its Restricted Subsidiaries (other than the Securitization Entities) for such period minus (ii) Non-Financed Capital Expenditures made by the Company and its Restricted Subsidiaries (other than the Securitization Entities) during such period, minus (iii) income taxes paid or payable in cash by the Company and its Subsidiaries (other than the Securitization Entities) during such period, minus (iv) voluntary prepayments of principal of Indebtedness for borrowed money (other than (x) refinancings, replacements or exchanges of Indebtedness to the extent funded (directly or indirectly) with Permitted Refinancing Indebtedness or other Permitted Debt, (y) voluntary prepayments of principal of Indebtedness for borrowed money funded (directly or indirectly) with the proceeds of, or conversions to (and solely to the extent of such proceeds or conversions), Equity Interests of the Company, and (z) voluntary prepayments of principal of Indebtedness for borrowed money funded (directly or indirectly) with the proceeds of (and solely to the extent of such proceeds) Asset Sales or other Dispositions to the extent permitted under Section 7.16 of this Agreement or as consented to from time to time by majority of the Holders) to (b) all Debt Payments of the Company and its Restricted Subsidiaries (other than the Securitization Entities) made during such period.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized under the Laws of a jurisdiction other than the United States or any state thereof or the District of Columbia or (b) any direct or indirect Subsidiary of such Person that is treated as a disregarded entity for United States federal income tax purposes if substantially all of its assets consist of Equity Interests of one or more direct or indirect Subsidiaries of such Person described in clause (a) of this definition.

“Free Trade Date” means (i) with respect to the Initial Notes, the Issue Date, and (ii) with respect to any Additional Notes issued hereunder, (a) if such Additional Notes are issued in exchange for 2018 Convertible Notes eligible to be offered, sold or otherwise transferred pursuant to Rule 144, the Additional Notes Issue Date, and (b) if such Additional Notes are not issued in exchange for 2018 Convertible Notes eligible to be offered, sold or otherwise transferred pursuant to Rule 144, the date that is one year after the relevant Additional Notes Issue Date. The Free Trade Date with respect to any shares of Common Stock issued upon conversion of any Notes or otherwise in respect of any Notes (including any interest payments made in shares of Common Stock) shall be the same as the Free Trade Date of such Notes.

“Freely Tradable” means, with respect to any Notes or any shares of Common Stock issued upon conversion of any Notes or otherwise in respect of any Notes, that such Notes or shares are eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise by a Person that is not an affiliate (as defined in Rule 144) of the Company and that has not been an affiliate (as defined in Rule 144) of the Company during the immediately preceding three-month period without any volume or manner of sale restrictions, or current public information requirements, under the Securities Act.

“FSHCO” means any direct or indirect Subsidiary of the Company, substantially all of the assets of which constitute equity of direct or indirect Foreign Subsidiaries that are CFCs.

“Fundamental Change” shall be deemed to have occurred upon a Change of Control or a Termination of Trading.

“Fundamental Change Company Notice” shall have the meaning as defined under Section 3.01(b).

“Fundamental Change Effective Date” means the date on which any Fundamental Change becomes effective.

“Fundamental Change Make-Whole Amount” shall have the meaning as defined under Section 3.02.

“Fundamental Change Repurchase Date” shall have the meaning as defined under Section 3.01(a).

“Fundamental Change Repurchase Notice” shall have the meaning as defined under Section 3.01(c).

“Fundamental Change Repurchase Price” of any Note, means 100% of the principal amount of the Note to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date; provided however, that if the Fundamental Change Repurchase Date is after a Regular Record Date but on or prior to an Interest Payment Date, then the interest payable on such Interest Payment Date shall be paid to the Holder in whose name the Notes are registered at the Close of Business on the relevant Regular Record Date.

“Funding Guarantor” shall have the meaning as defined under Section 13.01(e).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (i) the Financial Accounting Standards Board Accounting Standards Codification (“ASC”), subject to ASC 105-10-70 and (ii) at any time the Company is an SEC registrant, the rules and interpretive releases of the SEC under authority of the federal securities Laws.

“Global Note(s)” means a Note in global form that is in substantially the form attached as Exhibit A and that includes the first paragraph thereof and which is deposited with the Depositary or its custodian and registered in the name of the Depositary or its nominee.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means any Restricted Subsidiary of the Company that executed a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such person has been released in accordance with the provisions of this Indenture.

“Holder” or “Holder of a Note” means the Person in whose name a Note is registered on the Registrar’s books.

“IAI” shall have the meaning as defined under Section 2.01(a).

“Iconix JV Partner” means any of the Company, the Guarantors or any of their Subsidiaries in its respective capacity as an owner or holder of Investments in a Joint Venture.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Company which is a Restricted Subsidiary of the Company which has earnings before interest, tax, depreciation and amortization (calculated on the same basis as the definition of Consolidated EBITDA) representing less than two percent (2%) of the Consolidated EBITDA of the Company, in each case as calculated based on the last four fiscal quarters of the Company as of the last day of the most recently ended period for which financial statements have been delivered pursuant to Section 7.02; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the most recently ended period for which financial statements have been delivered pursuant to Section 7.02 earnings before interest, tax, depreciation and amortization (calculated on the same basis as the definition of Consolidated EBITDA) in excess of five percent (5%) of the Consolidated EBITDA of the Company for such quarter, the Company shall designate at its sole discretion one or more Immaterial Subsidiaries to not be designated as an Immaterial Subsidiary as may be necessary such that the foregoing five percent (5%) limit shall not be exceeded, and any such Subsidiary shall thereafter not be deemed to be an Immaterial Subsidiary hereunder.

“incur” shall have the meaning as defined under Section 7.13(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments and all Obligations (or reimbursement agreements in respect thereof);

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) net obligations of such Person under any hedging contract, except any balance that constitutes an accrued expense or trade payable;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created, (ii) accrued expenses, (iii) any earn-out obligation unless such obligation is payable prior to the Maturity Date and has become a liability on the balance sheet of such Person in accordance with GAAP, (iv) accruals for payroll and (v) other non-interest bearing liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) All Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, in each case, excluding any such obligations under Joint Ventures and similar arrangements permitted hereunder; and

(h) all Guarantees of such Person in respect of any of the foregoing.

Notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money (other than, in the case of earn-outs, to the extent included in accordance with clause (d)(iii) above), (B) deferred or prepaid revenues, (C) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (D) any royalty, licensing, revenue and/or profit sharing arrangements (whether or not the payments thereunder are fixed or variable), in each case, characterized as such and arising expressly out of purchase and sale contracts, development contracts or licensing arrangements or (E) public Indebtedness for borrowed money to the extent that such Indebtedness (y) has been defeased pursuant to the terms of the indenture or other instrument under which the same has been issued or (z) has been called for redemption and for which funds sufficient to redeem such Indebtedness have been irrevocably delivered to a trustee or other representative for such Indebtedness to assure the full repayment thereof. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person or the Company, any Guarantor or Subsidiary or any Securitization Entity) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith to the extent the lender’s recourse is limited to the property being financed.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a Joint Venture which is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is made non-recourse to such Person by agreement or operation of law; provided, that, notwithstanding the foregoing and for the avoidance of doubt, if such Indebtedness of a Joint Venture (including of a Joint Venture which is itself a corporation or a limited liability company) is made recourse to the Company or a Restricted Subsidiary or any of its Subsidiaries or any Securitization Entity whether by agreement or operation of law, then such Indebtedness shall, without duplication, be counted in as Indebtedness hereunder.

“Indenture” means this Indenture as amended or supplemented from time to time pursuant to the terms of this Indenture.

“Initial Notes” shall have the meaning as defined in the preamble to this Indenture.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Issue Date, among Cortland Capital Market Services LLC, as First Lien Agent, and The Bank of New York Mellon Trust Company, N.A., as Second Lien Notes Trustee, and the Company and certain of its affiliates referred to therein.

“Interest Payment Date” means February 15 and August 15 of each year, commencing August 15, 2018.

“Investment” means, as to any Person, any direct or indirect acquisition of, or investment by such Person in, another Person, whether by means of (a) the purchase or other acquisition for consideration of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any other investment of money or capital in another Person in order to obtain a profitable return therefrom. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and shall be net of returns of capital, repayment of principal or net Disposition proceeds in respect thereof (up to the aggregate amount actually invested).

“Issue Date” means the date of this Indenture, as set forth in the preamble hereto.

“Joint Venture” means any joint venture entity in which the Company or any of its Subsidiaries holds an Equity Interest (but which is not a Wholly Owned Subsidiary) whose material assets include Brand Related IP.

“Joint Venture Assets” means assets of any joint venture entities of the Company or a Guarantor or any of its Subsidiaries (other than any such joint venture entities owned directly or indirectly by any Securitization Entities), including brands, intellectual property and other revenue generating assets, which are not encumbered or subject to the Securitization Facility, including without limitation, the revenue generating assets the joint venture entities in which the Company or a Guarantor and certain of its Subsidiaries have Investments and which own the Artful Dodger trademark, the Modern Amusement trademark and the Buffalo trademark.

“Last Reported Sale Price” of the Common Stock (or other security for which a Last Reported Sale Price must be determined) on any date means the closing sale price per share at the scheduled close of trading of the primary trading session on such Trading Day (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock (or such other security) on the relevant date obtained from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, common law, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which the Company or a Guarantor is the lessee of any real property for any period of time.

“Legend Removal Default” shall have the meaning as defined under Section 9.02(b).

“Legend Removal Default Additional Interest” shall have the meaning as defined under Section 9.02(b).

“Licenses” means all licenses, covenants not to sue and any other agreement granting any right with respect to any Intellectual Property (whether a Person is the grantor or grantee thereunder).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, in each case, in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Party” shall have the meaning given to such term in the Senior Credit Agreement.

“LuxCo Entity” means any of Iconix Luxembourg Holdings S.a.r.l., a company organized under the laws of Luxembourg, or its direct or indirect Subsidiaries.

“Management Fee” means all management fees payable to the Company (or any of its affiliates) contemplated by, or described in, the Securitization Facility.

“Make-Whole Obligation” shall have the meaning as defined under Section 4.03(a).

“Make-Whole Premium” means, with respect to each $1,000 in principal amount of Notes to be converted, a U.S. dollar amount equal to the amount (undiscounted) of the remaining scheduled interest payments that would have been paid on such Notes (assuming such payments are made in cash) from the first Business Day following the applicable Conversion Settlement Date to the scheduled Maturity Date, and shall not include any accrued but unpaid interest received on the relevant Conversion Settlement Date in accordance with Section 4.05(e); provided that if the Conversion Date for such Notes occurs after the Regular Record Date with respect to an Interest Payment Date and prior to such Interest Payment Date, the amount (undiscounted) of the remaining scheduled interest payments that would have been paid on such Notes (assuming such payments are made in cash) from such Interest Payment Date to the scheduled Maturity Date, which for the avoidance of doubt, shall not include any accrued but unpaid interest received on the relevant Conversion Settlement Date in accordance with Section 4.05(e).

“Make-Whole Settlement Method” shall have the meaning as defined under Section 4.03(a)(5).

“Make-Whole Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of each Note deliverable upon conversion as specified in the Company’s Make-Whole Specified Dollar Amount Election Notice, excluding cash in lieu of fractional shares.

“Make-Whole Specified Dollar Amount Election Notice” shall have the meaning as defined under Section 4.03(a)(2).

“Mandatory Conversion” shall have the meaning as defined under Section 4.12(a).

“Mandatory Conversion Date” shall have the meaning as defined under Section 4.12(c).

“Mandatory Conversion Notice” shall have the meaning as defined under Section 4.12(c).

“Mandatory Conversion Notice Date” shall have the meaning as defined under Section 4.12(c).

“Mandatory Conversion Trigger Percentage” means, as of the relevant time, (i) for the first six (6) months following the Issue Date, 162.5% of the Conversion Price then in effect and (ii) thereafter, 150% of the Conversion Price then in effect.

“Mandatory Conversion Trigger Period” shall have the meaning as defined under Section 4.12(a).

“Market Disruption Event” means, if the Common Stock is listed for trading on the NASDAQ Global Market or another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the NASDAQ Global Market or such other securities exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Maturity Date” means August 15, 2023.

“Maximum Mandatory Conversion Amount” means, for any 30-day period after the Issue Date, (i) until sixty million dollars ($60,000,000) aggregate principal amount of Notes have been converted on their respective Conversion Settlement Dates (whether pursuant to a Mandatory Conversion or otherwise), ten million dollars ($10,000,000) in aggregate principal amount of Notes, and (ii) thereafter, twenty million dollars ($20,000,000) in aggregate principal amount of Notes.

“Net Proceeds” means, (a) with respect to any Disposition or any Recovery Event by the Company, any Restricted Subsidiary or any of their Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received by the Company or a Guarantor in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, unless, for the avoidance of doubt, any such cash or cash equivalents received by monetization is in the form of Retained Collections that do not constitute purchase price or consideration for the sale or other Disposition of the asset subject to such Disposition received by the Company, any Restricted Subsidiary or any of their Subsidiaries for such Disposition) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction (including, without limitation, appraisals, brokerage, legal, title and recording or transfer tax expenses and commissions and legal, accounting and investment banking fees, sales commissions and other reasonable and customary fees and expenses) paid by such Person to third parties (other than Affiliates), (C) the Taxes paid or the Company’s good faith estimation of income, franchise, sales and other applicable Taxes required to be paid as a result of such transaction, and (D) any amount subject to an escrow or provided as a reserve against any liabilities in respect of any indemnification obligations or purchase price adjustment associated with any such Disposition and which are reasonably expected to be paid (provided that, to the extent and at any time such amounts are not paid and are released from such escrow or reserve to the Company or any Guarantor, such amounts shall constitute Net Proceeds) and (b) in connection with any issuance or sale of Indebtedness by the Company or any Guarantor or any of their Subsidiaries or any Securitization Entity, or any issuance or sale of Equity Interests by the Company, the cash proceeds received from such issuance or incurrence, net of the reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction, including attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith paid by such Person to third parties (other than Affiliates); provided that, notwithstanding the foregoing, to the extent any proceeds are received by a Securitization Entity as a result of a Disposition that is an Asset Sale or a Recovery Event by such Securitization Entity, no such proceeds shall count as Net Proceeds hereunder unless received by the Company or a Guarantor from such Securitization Entity. In the case of any non-Wholly Owned Subsidiary or Joint Venture, “Net Proceeds” shall be reduced by the pro rata portion thereof attributable to such minority interests or interests of Joint Venture partners. When applying Net Proceeds to the prepayment of the loans, such Net Proceeds shall be determined net of amounts necessary to pay accrued interest and any premium applicable thereto.

“New Brand Related IP” means Brand Related IP that is not owned or licensed by the Company or any of its Subsidiaries or any Securitization Entity as of the date of an Investment or other transaction, as applicable.

“Nonpayment Default” shall have the meaning as defined under Section 6.02(b).

“Non-Financed Capital Expenditures” means, as to the Company and its Subsidiaries (other than the Securitization Entities), without duplication, the sum of all Capital Expenditures of such Person, less (a) Capital Expenditures financed with purchase money Indebtedness to the extent permitted hereunder, (b) Capital Expenditures financed with proceeds of issuances of Disqualified Stock, and (c) Capital Expenditures funded with any casualty insurance proceeds or asset sale proceeds.

“Non-Securitized Assets” means assets of the Company, any Restricted Subsidiary, and any of their respective subsidiaries (other than the Securitization Entities), including (a) the Management Fee, only upon the receipt thereof by the Company or any Restricted Subsidiary, (b) any Excluded Amounts, only upon the receipt thereof by the Company or any Restricted Subsidiary, and (c) brands, intellectual property and other revenue generating assets, which are not encumbered or subject to the Securitization Facility or owned directly or indirectly by a Securitization Entity (provided, that, for the avoidance of doubt, any assets that are jointly owned by a Securitization Entity and the Company, any Restricted Subsidiary or any Subsidiary that is not a Securitization Entity (such entity, a “Non-Securitization Entity”) shall continue to count as Non-Securitized Assets to the extent of such Non-Securitization Entity’s right, title and interest in such jointly owned asset), including without limitation, the revenue generating assets of (i) the Subsidiaries that own the Badgley Mischka trademark, the Ecko Unltd trademark, the Mark Ecko trademark, the Umbro trademark and the Lee Cooper trademark, (ii) the Subsidiaries that are Guarantors that own the Company’s other brands outside of the United States and Canada or (iii) the joint ventures in which Company and certain of its Subsidiaries have Investments and which own the Artful Dodger trademark, the Modern Amusement trademark and the Buffalo trademark.

“Note” or “Notes” shall have the meaning as defined in the preamble to this Indenture.

“Note Documents” means, collectively, this Indenture, the Notes, the Note Guarantees, the Note Security Documents, the Intercreditor Agreement and all other documents and instruments executed and delivered in connection herewith, in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Note Guarantees” means the guarantees by each Guarantor of the Company’s Obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Obligations under the Notes.

“Note Obligations” means the Obligations of the Company and the other obligors (including the Guarantors) under this Indenture and the other Note Documents to pay principal, premium, if any, and interest (including all interest accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding, whether or not a claim for such post-petition interest is allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Note Documents and the performance of all other Obligations of the Company and the Guarantors under the Note Documents, according to the respective terms thereof.

“Note Security Documents” means the Security Agreement, the Copyright Security Agreement, the Trademark Security Agreements and each other security agreement, pledge agreement, intellectual property security agreement, or other instrument, agreement or document executed and delivered by the Company and/or certain of its Affiliates to the Collateral Agent pursuant to this Indenture or any other Note Document granting a Lien to secure any of the Note Obligations.

“Notes Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor thereto.

“Notice of Conversion” shall have the meaning as defined under Section 4.05(a).

“Notice of Default” shall have the meaning as defined under Section 9.01(b).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Observation Period” means with respect to any Note surrendered by a Holder for conversion pursuant to Section 4.01: (i) if the relevant Conversion Date occurs prior to the forty-seventh (47th) Scheduled Trading Day immediately preceding the Maturity Date, the ten (10) consecutive Trading Day period ending on, and including, the 2nd Trading Day immediately preceding such Conversion Date; and (ii) if the relevant Conversion Date occurs on or after the forty-seventh (47th) Scheduled Trading Day immediately preceding the Maturity Date, the forty-five (45) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Maturity Date.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Secretary, any Assistant Controller or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers and delivered to the Trustee; provided, however, that for purposes of Section 5.03(i) and Section 7.03, “Officers’ Certificate” means a certificate signed by (a) the principal executive officer, principal financial officer or principal accounting officer of the Company and (b) one other Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to Trustee and delivered to the Trustee that meets the requirements of Section 15.03 hereof. Unless otherwise provided herein, the counsel may be an employee of or counsel to the Company.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Ownership Limitation” means the Beneficial Ownership by a Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) of an amount of Common

Stock in excess of 9.985% of the total number of shares of Common Stock then issued and outstanding; provided, however, that the Ownership Limitation shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act; and provided, further, that no changes shall be made to the Ownership Limitation without the prior written consent of the Company.

“Payment Blockage Notice” shall have the meaning as defined under Section 6.02(b).

“Payment Default” shall have the meaning as defined under Section 6.02(a).

“Paying Agent” shall have the meaning as defined under Section 2.03(a).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Additional Pari Passu Obligations” means Obligations permitted to be incurred in accordance with Section 7.13 and secured by Liens pari passu with the Notes on the Collateral in compliance with clause (v) under the definition of “Permitted Liens”; provided that (i) the representative of such Permitted Additional Pari Passu Obligations executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and by the Intercreditor Agreement (or enters into equivalent documents in the forms approved by the Collateral Agent and the Trustee) and (ii) the Company has designated such debt as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Business” means any business conducted by the Company or any of its Restricted Subsidiaries on the Issue Date and any business that, in the good faith judgment of the Board of Directors, is similar or reasonably related, ancillary, supplemental or complementary thereto or a reasonable extension, development or expansion thereof.

“Permitted Capital Raising Transaction” means one or more capital raising transactions not prohibited by the terms hereof, including (i) asset sales, (ii) private or public exchange transactions, (iii) private or public offerings and issuances of non-disqualified preferred or common or other Equity Interests of the Company and/or (iv) private or public issuances of Permitted Debt.

“Permitted Debt” shall have the meaning as defined under Section 7.13(b).

“Permitted Investments” means each of the following:

(a) Investments in (i) Cash or (ii) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that, in the case of Investments of the type described in clause (ii), the full faith and credit of the United States of America is pledged in support thereof;

(b) Investments in commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) Investments in time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender (as defined in the Senior Credit Agreement or any Permitted Refinancing thereof) or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Investments in fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Company or any Guarantor, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments (i) existing on the Issue Date but not any additional Investments in respect thereof unless otherwise permitted hereunder, (ii) made pursuant to binding commitments or in Joint Ventures in existence on the Issue Date or as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture agreements and similar binding arrangements in effect on the Issue Date and (iii) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (i) or (ii), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Issue Date or as otherwise permitted under this definition or Section 7.12;

(g) (i) Investments by the Company and its Restricted Subsidiaries in their respective Subsidiaries; provided, that such Investments are outstanding on the Issue Date, (ii) additional Investments by the Company and the Guarantors and their Subsidiaries in the Company and the Guarantors, (iii) Investments by the Company and the Guarantors and their Subsidiaries in Restricted Subsidiaries that are not Guarantors constituting (x) Investments (for the avoidance of doubt, such Investments may result in Acquisitions) not to exceed $25,000,000 in the aggregate for the term of this Indenture, (y) non-monetary Investments consisting of the acquisition or formation and ownership of the Equity Interests thereof to the extent permitted pursuant to clause

(m) hereof and (z) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, additional Investments made in the ordinary course of business by Company and the Guarantors in an aggregate amount not to exceed $10,000,000 made at any time, and (iv) additional Investments by Subsidiaries of the Company and the Guarantors that are Restricted Subsidiaries that are not Guarantors to the extent solely utilizing cash generated or maintained by such Subsidiaries of the Company that are Restricted Subsidiaries that are not Guarantors;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Guarantees constituting Permitted Debt;

(j) so long as no Default or Event of Default has occurred and is continuing or would be caused by such Investment, Investments by the Company or any Guarantor in hedging agreements permitted hereunder;

(k) Investments received in connection with the bankruptcy, insolvency, reorganization or similar proceeding of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) loans and advances to officers, directors and employees of the Company or any Guarantor, in each case in the ordinary course of business; in an amount not to exceed $500,000 to any individual at any time or in an aggregate amount not to exceed $2,000,000 at any time;

(m) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment: (x) such Person, to the extent required by Section 7.18, becomes a Guarantor; or (y) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Guarantor;

(n) the Company or any Guarantor may own the Equity Interests of their respective Subsidiaries or the Securitization Entities created or acquired in accordance with this Indenture (so long as all amounts invested in such Subsidiaries or Securitization Entities are independently justified under another clause of this definition);

(o) (i) deposits made in the ordinary course of business to secure the performance of leases or other obligations pursuant to Section 7.13 and (ii) Investments consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(p) Investments consisting of (w) transactions permitted under Article 8, (x) Restricted Payments permitted under Section 7.12, (y) repayments (including by way of defeasance or irrevocable deposit) or other acquisitions of Indebtedness of any Restricted Subsidiary not prohibited hereunder and prepayments, redemptions, discharges, extinguishments or other satisfaction of the 2018 Convertible Notes and the Notes and (z) repayments (including by way of defeasance or irrevocable deposit) or other acquisitions of Indebtedness of any Subsidiary which is not a Restricted Subsidiary by any Subsidiary which is not a Restricted Subsidiary permitted hereunder;

(q) Investments in the form of promissory notes and other non-cash consideration received in connection with any asset sale permitted hereunder;

(r) advances in the form of a prepayment of expense to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business;

(s) Investments by the Company or a Guarantor in Joint Ventures owned by a Company or any Guarantor in an aggregate amount not to exceed $50,000,000 so long as the Equity Interests of such Joint Venture are pledged by the Company or a Guarantor to the Collateral Agent pursuant to the terms of the Note Security Documents;

(t) additional Investments in Restricted Subsidiaries which are Domestic Subsidiaries or in assets to be held by Restricted Subsidiaries which are Domestic Subsidiaries not otherwise permitted in this definition by the Company or any of its Restricted Subsidiaries; provided, however, that (i) such Investments shall exclude Investments in Joint Ventures or any of their Subsidiaries or Joint Ventures except for Investments in Joint Ventures solely in respect of New Brand Related IP and (ii) if any Indebtedness is incurred in connection with such Acquisition, (x) such Indebtedness shall be non-recourse to the Company and the Restricted Subsidiaries and (y) such Indebtedness shall not exceed an amount equal to 50% of the cash purchase price paid by the Company or any of its Subsidiaries for such Acquisition;

(u) Investments in securities or other assets received in connection with an Asset Sale made pursuant to Section 7.16 or any other Disposition of assets not constituting an Asset Sale;

(v) purchases of Brand Related IP or other similar assets (or any series of related Dispositions thereof) in respect of a particular brand owned by or licensed to a Joint Venture in connection with a Disposition of all or substantially all of the Brand Related IP related to such brand;

(w) [reserved];

(x) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons made in the ordinary course of business;

(y) intercompany current liabilities owed to Unrestricted Subsidiaries or Joint Ventures incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries;

(z) Investments resulting from the acquisition of a Person, otherwise permitted by this Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(aa) Investments in such form as described under clauses (a) and (c) of the definition of “Investments” to be owned by the Company or any of its Restricted Subsidiaries in the operation of a Permitted Business provided, however, immediately after giving effect to such transaction, the aggregate amount of total consideration paid in connection with all Investments made pursuant to this clause (aa) which is allocated to all such target entities (or their assets) that do not become a Guarantor (or assets that do not become Collateral), (x) shall not exceed $270,000,000 in the aggregate during the term of this Indenture, or individually, for each such transaction (or series of related transactions), $100,000,000 or (y) shall be permitted to be paid with cash generated or maintained by a Restricted Subsidiary that is not a Guarantor;

(bb) Investments in any Person to the extent the consideration for such Investments consist solely of Equity Interests of the Company, any Joint Venture or any Unrestricted Subsidiary;

(cc) any Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 7.16 or any other disposition of property not constituting an Asset Sale;

(dd) Investment in or repurchases of the Notes; and

(ee) Investments by the Company and of its Restricted Subsidiaries in the Securitization Entities in an amount not to exceed $10,000,000; provided that (i) such Investments shall be permitted under the Senior Credit Agreement and (ii) such funds are used for Investments that are applicable and, in the reasonable opinion of the Company, strategically accretive to the business of the Company and its Subsidiaries when taken as a whole.

provided, however, that notwithstanding the foregoing, in the case of (y) Investments by any Foreign Subsidiary or (z) Investments made or held in a jurisdiction outside the United States, Permitted Investments shall also include (A) Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies (and which Investments may be denominated in Dollars, Euros, or the local currency), (B) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in the ordinary course of business in Investments analogous to the foregoing Investments in clauses (a) through (e) and in this definition and (C) cash and cash equivalents that are required under applicable foreign Law (including to comply with (or is advisable to facilitate compliance with) any applicable foreign takeover statutes) to be held in a foreign bank account; and provided, further, that with respect to any Investment, the Company may, in its sole discretion, at any time allocate all or any portion of such Investment to one or more of the above clauses (a) through (ee) so that all or a portion of such Investment would be a Permitted Investment. The amount of any Investment shall be measured on the date of each such Investment made and without giving effect to subsequent changes in value other than as a result of repayments of loans or advances, redemptions, returns of capital, sales or other dispositions thereof or similar events

“Permitted Liens” means:

(a) Liens imposed by Law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been set aside in the applicable financial statements in accordance with GAAP;

(b) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been set aside in the applicable financial statements in accordance with GAAP;

(c) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, other than any Lien imposed by ERISA;

(d) Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(f) Easements, covenants, conditions, restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or a Guarantor and such other minor title defects or survey matters that, taken as a whole, do not materially interfere with the current use of the real property;

(g) Liens existing as of the Issue Date listed on Schedule III (Existing Liens) and Liens to secure any Permitted Refinancing of the Indebtedness with respect thereto; provided, that such new Lien shall have the same Lien priority as the original Lien and be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof);

(h) Liens on fixed or capital assets of the Company or any Guarantor which secure Indebtedness permitted under clause (iv) of the definition of Permitted Debt so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Company and any Guarantor;

(i) Liens in favor of the Trustee and the Collateral Agent to secure the Note Obligations;

(j) Landlords’ and lessors’ statutory Liens in respect of rent not in default;

(k) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or Disposition of Investments owned as of the Issue Date and other Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or Disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Note Documents, the consignment of goods to the Company or any Guarantor;

(n) Liens on property, assets or Equity Interests in a Person in existence at the time such property, assets or Equity Interests are acquired, or on such property, assets or Equity Interests are of a Subsidiary of the Company in existence at the time such Subsidiary is acquired; provided, that (i) such Liens are not incurred in connection with or in anticipation of acquisition and do not attach to any other property, assets or Equity Interests are of the Company or a Restricted Subsidiary or any of its Subsidiaries and (ii) if any such Liens exist on Intellectual Property of an entity that is or will be a Guarantor, such Liens do not secure any Indebtedness;

(o) Liens on assets of any Securitization Entity (or of any Person to that extent the assets of such Person were purportedly transferred to a Securitization Entity and such Lien is a “backup” security interest limited solely to the assets of such Person purportedly so transferred) securing Indebtedness and other obligations in respect of the Securitization Facility; provided that such Indebtedness secured by such Liens is permitted to be incurred pursuant to clause (v) of the definition of “Permitted Debt” and such other obligations described in this clause (o) are expressly required by the Securitization Documents in effect as of the Issue Date;

(p) Liens on earnest money deposits made in connection with an agreement to purchase assets or Equity Interests of a Person, or in connection with an agreement to dispose of any property in an Asset Sale not prohibited hereby;

(q) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

(r) (i) licenses or sublicenses granted by the Company and/or its Restricted Subsidiaries permitted (or not expressly restricted) in accordance with the terms of this indenture, (ii) leases or subleases granted by the Company or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company or any Guarantor, (iii) any interest or title of a lessor, sublessor or licensor under any Lease, (iv) restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject, (v) subordination of the interest of the lessee or sub-lessee under such Lease to any restriction or encumbrance referred to in the preceding clause (iv) and (vi) royalty, revenue, profit sharing or buy/sell arrangements arising out of Joint Ventures, purchase and sale contracts, development contracts or other arrangements expressly permitted hereunder;

(s) Liens in connection with any zoning, building, land use or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(t) Liens on assets of the Company or any Guarantor securing Indebtedness permitted to be incurred pursuant to clauses Section 7.13b (xx) or Section 7.13b (xxvi) of the definition of “Permitted Debt”;

(u) Liens securing Indebtedness permitted pursuant to clause (xxvii)(c) of “Permitted Debt” on all or a portion of the Equity Interests of the Joint Venture so acquired;

(v) Liens securing any Permitted Additional Pari Passu Obligations in an amount such that at the time of incurrence and after giving pro forma effect thereto, the Total Leverage Ratio would be no greater than 5.50 to 1.00; provided that Liens under this clause (v) are subject to the provisions of the Intercreditor Agreement or a similar intercreditor agreement entered into at the time such Liens are incurred;

(w) solely with respect to the Securitization Entities, Liens permitted under the Securitization Facility;

(x) Liens on the Equity Interests of Unrestricted Subsidiaries;

(y) Liens securing any senior Indebtedness permitted to be incurred pursuant to Section 7.13(a) in an amount such that at the time of incurrence and after giving pro forma effect thereto, the Total Leverage Ratio would be no greater than 5.50 to 1.00, which Liens shall rank equal or lower in priority than the Liens securing the Notes and the Note Guarantees, and, if lower in priority, such Liens shall be subject to intercreditor arrangements that subordinate such Liens to the Liens securing the Notes and the Note Guarantees;

(z) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(aa) Liens securing the Secured Senior Indebtedness in effect on the Issue Date;

(bb) Liens securing Indebtedness (including Additional Notes) incurred to refinance the 2018 Convertible Notes provided that such refinancing is a Permitted Refinancing (without regard to clause (4) of the definition thereof) and that such Liens (other than those Liens with respect to the Senior Credit Agreement and the Senior Lien Obligations or a Permitted Refinancing thereof which shall be senior to the Notes Lien) rank pari passu or junior to the Lien securing the Notes and the Note Guarantees and such Liens to the extent junior to the Lien securing the Notes and the Note Guarantees shall be subject to intercreditor arrangements on customary terms and market conditions; and

(cc) Liens securing any senior Indebtedness permitted to be incurred pursuant to Section 7.13(b)(i).

For purposes of determining compliance with this definition, (a) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (b) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (c) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (v) or clause (y) above (giving effect to the incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (v) or clause (y) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Refinancing” and “Permitted Refinancing Indebtedness” means, with respect to any Person, any Indebtedness promptly issued in exchange for, or the net proceeds of which are promptly used to extend, refinance, renew, replace, defease or refund (or, in the case of the 2018 Convertible Notes, satisfy and discharge) (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions and expenses, including reasonable and customary premiums, underwriting discounts defeasance costs, original issue discount, incurred in connection therewith); (2) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; (3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Indebtedness, such Permitted Refinancing Indebtedness is subordinated in right of payment on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (provided that payments necessary to avoid such Subordinated Indebtedness being classified as applicable high yield discount obligation for purposes of Code Section 163(i) shall be required even if the Indebtedness being so refinanced did not expressly provide for such payments); (4) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is unsecured Indebtedness, such Permitted Refinancing Indebtedness is unsecured Indebtedness; and (5) such Permitted Refinancing Indebtedness is not incurred by a Person other than the Company and any of the Guarantors to renew refund, refinance, replace, defease or discharge any Indebtedness of the Company or a Guarantor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or, solely in regard to the definition of “Change of Control”, “Person” includes any syndicate or group that would be deemed to be a “Person” under Section 13(d)(3) of the Exchange Act.

“Physical Settlement” shall have the meaning as defined under Section 4.02(a)(1).

“Primary Registrar” shall have the meaning as defined under Section 2.03(a).

“Preferred Stock” means, with respect to any Person, any Equity Interests with preferential rights to any other Equity Interests of such Person with respect to payment of dividends or preferential rights upon liquidation, dissolution, or winding up.

“Principal” or “principal” of a debt security, including the Notes, means the principal of the debt security plus, when appropriate, the premium, if any, on the debt security.

“QIB” shall have the meaning as defined under Section 2.01(a).

“Receiver” shall have the meaning as defined under Section 9.01(a).

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any property or assets of the Company or any of its Subsidiaries.

“Redemption” shall have meaning specified in Section 5.02(a).

“Redemption Conversion Period” means the period beginning on, and including, the date on which the Company delivers a Redemption Notice and ending at the Close of Business on the Business Day immediately preceding the relevant Redemption Date.

“Redemption Date” shall have the meaning specified in Section 5.02(c).

“Redemption Notice” shall have the meaning specified in Section 5.03.

“Redemption Notice Date” shall have the meaning specified in Section 5.03.

“Redemption Price” shall have meaning specified in Section 5.02(b).

“Reference Property” shall have the meaning as defined under Section 4.10(a).

“Refinance” shall have the meaning as defined in the definition of “Permitted Refinancing.”

“Registrar” shall have the meaning as defined under Section 2.03(a).

“Regular Record Date” means, with respect to each Interest Payment Date, February 1 or August 1, as the case may be, next preceding such Interest Payment Date (whether or not a Business Day).

“Related Business Assets” means assets (other than cash or cash equivalents) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Restricted Subsidiary.

“Reorganization Event” shall have the meaning as defined under Section 4.10(a).

“Reorganization Successor Company” means the resulting, surviving or transferee Person (if other than the Company) of a Reorganization Event.

“Reporting Default Additional Interest” means all amounts, if any, payable pursuant to Section 9.02(b).

“Responsible Officer” means, (i) when used with respect to the Trustee, any officer assigned to the Corporate Trust Division—Corporate Finance Unit (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 10.01(c)(2) and the second sentence of Section 10.05 shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) when used with respect to the Company or a Guarantor, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Company or a Guarantor or any of the other individuals designated in writing by an existing Responsible Officer of the Company or a Guarantor as an authorized signatory of any certificate or other document to be delivered hereunder.

“Restricted Debt Payment” shall have the meaning as defined under Section 7.17.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Joint Venture” means (i) any Joint Venture of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by an Iconix JV Partner or (ii) any Joint Venture in which an Iconix JV Partner has alone, or together with its affiliates, consent rights over (or the ability to block) (a) the incurrence of Indebtedness or Liens at such Joint Venture or (b) any amendments, modifications, terminations or waivers of the Organization Documents of such Person that would permit, or relax, loosen or eliminate any limitations on, the incurrence of Indebtedness or Liens at such Joint Venture which would be prohibited hereunder.

“Restricted Note” means a Note required to bear the Restricted Notes Legend.

“Restricted Notes Legend” shall have the meaning as defined under Section 2.12(a).

“Restricted Payment” shall have the meaning as defined under Section 7.12.

“Restricted Stock Legend” means a legend in the form set forth in Exhibit C hereto or any other similar legend indicating the restricted status of the Common Stock under Rule 144.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Where such term is used without a referent Person, such term shall be deemed to mean a Subsidiary of the Company that is not an Unrestricted Subsidiary, unless the context otherwise requires.

“Retained Collections” has the meaning given such term in the Securitization Facility.

“Reverse Stock Split” means a reverse stock split of the Common Stock so that, following such reverse stock split, the Company will have sufficient authorized but unissued shares of Common Stock to settle (i) the conversion of all then-outstanding Notes (assuming Physical Settlement) at the Conversion Rate then applicable (as adjusted pursuant to Section 4.08), after giving effect to the maximum number of Shares that may be issued by the Company in satisfaction of its Make-Whole Obligation for all such Notes, in each case without giving effect to any Ownership Limitation, assuming for purposes of the calculations required by this definition that the Conversion Make-Whole Share Price is equal to one-half (1/2) the lesser of (x) the Conversion Price and (y) the simple average of the ten (10) Daily VWAPs for the ten (10) Trading Day period ending on, and including, the Trading Day immediately preceding the date that the applicable definitive proxy statement relating to such reverse stock split is filed with the SEC and (ii) the Company’s obligations as of such date to issue shares of Common Stock pursuant to the terms of any then outstanding convertible or exchangeable securities or contractual obligations (other than the Notes).

“Reverse Stock Split Effective Date” means the date (i) the Company has adopted and duly filed with the Secretary of State of the State of Delaware an amendment to the Company’s Amended and Restated Articles of Incorporation effecting the Reverse Stock Split (which shall be following receipt by the Company of the requisite stockholder approvals for such Reverse Stock Split) and (ii) the Company has reserved, solely for future issuance pursuant to this Indenture and the Notes pursuant to effect the Reverse Stock Split.

“Rule 144” means Rule 144 under the Securities Act or any successor to such Rule.

“Rule 144A” means Rule 144A under the Securities Act or any successor to such Rule.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary United States national securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“SEC” means the United States Securities and Exchange Commission.

“Secured Senior Indebtedness” means the principal, premium, if any, interest (including all interest accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding, whether or not a claim for such post-petition interest is allowed or allowable in such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, the Company’s Securitization Facility, Senior Credit Agreement or any other Senior Lien Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Securitization Base Indenture” has the meaning given such term in the definition of “Securitization Indenture”.

“Securitization Documents” means any and all documents executed in connection with the Securitization Facility, including the Securitization Indenture.

“Securitization Entity” means any of (i) Icon Brand Holdings LLC, a Delaware limited liability company, (ii) Icon NY Holdings LLC, a Delaware limited liability company, (iii) Icon DE Intermediate Holdings LLC, a Delaware limited liability company, (iv) Icon DE Holdings LLC, a Delaware limited liability company, and (v) each of their respective direct and indirect Subsidiaries (without giving effect to the proviso in such defined term).

“Securitization Facility” means the commitments to lend to the Securitization Entities and the Indebtedness issued pursuant to the Securitization Base Indenture and any supplements and/or modifications thereto, in each case to the extent permitted by the terms hereof.

“Securitization Indenture” means that certain Base Indenture dated as of November 29, 2012 by and among the applicable Securitization Entities and Citibank, N.A. (such agreement in effect as of the Issue Date, the “Securitization Base Indenture”), as supplemented by that certain Series 2012-1 Supplement dated as of November 29, 2012 to Base Indenture dated as of November 29, 2012 and as further supplemented by that certain Series 2013-1 Supplement dated as of June 21, 2013 to Base Indenture dated as of November 29, 2012 as amended, restated, amended and restated, modified and/or supplemented, extended, restructured, repaid, refunded, refinanced or otherwise modified from time to time from time to time in accordance with the terms hereof and thereof.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time in accordance with this Indenture and the terms thereunder.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of August 2, 2017, by and among IBG Borrower LLC, as borrower, the Company and certain other guarantors named therein, the financial institutions named therein and Cortland Capital Market Services LLC, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, and (if designated by the Company) and any Permitted Refinancing thereof, each as replaced (whether or not upon termination, and whether with the original lenders or otherwise), extended, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Company) any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 7.13).

“Senior Facility Documents” means the agreements and other instruments governing the Senior Credit Agreement, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto, to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“Senior Lien Obligations” means the “Obligations” (as defined in the Senior Credit Agreement) or any analogous definition under a Permitted Refinancing thereof of the borrowers and other obligors (including the Company and the Guarantors) under the Senior Credit Agreement or any of the other Senior Facility Documents, to pay principal, premium, if any, and interest (including all interest accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding, whether or not a claim for such post-petition interest is allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Senior Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the Senior Facility Documents, according to the respective terms thereof.

“Settlement Method” means Cash Settlement, Physical Settlement or Combination Settlement.

“Settlement Method Deadline” shall have the meaning as defined under Section 4.02(a)(1)(iii).

“Share Make-Whole Premium Number” means, with respect to any Conversion Date, a number of shares of Common Stock equal to (a) (i) the Make-Whole Premium minus (ii) the applicable Make-Whole Specified Dollar Amount divided by (b) the applicable Conversion Make-Whole Share Price; provided that, if the Make-Whole Premium is less than or equal to the Make-Whole Specified Dollar Amount, the Share Make-Whole Premium Number shall be zero.

“Significant Subsidiary” means, in respect of any Person, as of any date of determination, a Subsidiary of such Person that would constitute a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X under the Securities Act.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of such Note, excluding cash in lieu of fractional shares, deliverable upon such conversion as specified in the Company’s Specified Dollar Amount Election Notice.

“Specified Dollar Amount Election Notice” shall have the meaning as defined under Section 4.02(a)(1)(iii).

“Stock Price” shall have the meaning as defined under Section 3.02.

“Subordinated Indebtedness” means, with respect to the Company, any Indebtedness of the Company or any Guarantor which (i) is unsecured, (ii) by its terms expressly subordinated in right of payment or contractually subordinated to the Notes or any Note Guarantee (including the Note Obligations) or (iii) is secured by a Lien that is lower in priority than the Liens securing the Notes and the Note Guarantees (including the Note Obligations) (excluding any intercompany Indebtedness between or among the Company or any of its Restricted Subsidiaries).

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency within the control of such Person to satisfy) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person; provided, however, that in no even shall any Securitization Entity be deemed a Subsidiary hereunder unless otherwise specified herein.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Bankruptcy Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Notes” shall have the meaning as defined under Section 2.09.

“Termination of Trading” shall be deemed to have occurred if the Common Stock or other common stock or American Depositary Shares or similar instruments into which the Notes are convertible is not listed for trading on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) or ceases to be traded in contemplation of a delisting or withdrawal of approval.

“Test Period” means, at any date of determination, the period of the most recent four consecutive fiscal quarters of the Company then last ended for which financial statements have been delivered pursuant to Section 7.02(a).

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of this Indenture, except to the extent that the Trust Indenture Act or any amendment thereto expressly provides for application of the Trust Indenture Act as in effect on another date.

“Total Leverage Ratio” means, for any date of determination, the ratio of (a) (i) the aggregate outstanding principal amount of all Indebtedness for borrowed money of the Company and its Restricted Subsidiaries (other than the Securitization Facility) on such date of determination (after giving effect to any incurrence, repayment, repurchase, redemption, defeasance, retirement or discharge of such Indebtedness made or to be made on such date) minus (ii) cash and cash equivalents held by the Company, any of its Restricted Subsidiaries and their Subsidiaries (excluding, for the avoidance of doubt, any cash or cash equivalents held by the Securitization Entities and any cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet of the Company and its Restricted Subsidiaries other than restrictions in favor of the secured parties under the Note Documents and the Senior Facility Documents) in

Deposit Accounts subject to an Account Control Agreement in favor of the Agent (as defined under the Senior Facility Documents) and the Collateral Agent, as of such date of determination to (b) Consolidated EBITDA of the Company and its Restricted Subsidiaries (other than the Securitization Entities) for the most recent Test Period.

“Trademark Security Agreements” shall mean those certain Trademark Security Agreements dated as of the Issue Date, among the Company, the Guarantors and the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time in accordance with this Indenture, the Intercreditor Agreement and the terms thereunder.

“Trading Day” means any day on which:

(1) there is no Market Disruption Event; and

(2) trading in the Common Stock generally occurs on the NASDAQ Global Market or, if the Common Stock is not listed for trading on the NASDAQ Global Market, the principal other U.S. national or regional securities exchange on which the Common Stock is listed, is open for trading or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded.

If the Common Stock is not so listed, admitted for trading or quoted, “Trading Day” means a Business Day.

“Trading Price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $5.0 million principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers the Company selects; provided that if three such bids cannot reasonably be obtained by the Bid Solicitation Agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, that one bid shall be used. If the Bid Solicitation Agent cannot reasonably obtain at least one bid for $5.0 million principal amount of Notes from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate. If the Company does not so instruct the Bid Solicitation Agent to obtain bids when required, or if the Bid Solicitation Agent (if other than the Company) does not obtain bids when so instructed, the Trading Price per $1,000 principal amount of the Notes shall be deemed to be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the Conversion Rate on each day the Company or the Bid Solicitation Agent, as the case may be, fails to do so.

“Transfer” means, with respect to any Restricted Note or share of Common Stock that bears, or is required to bear, the Restricted Stock Legend, any sale, pledge, transfer, loan, hypothecation or other disposition of such Restricted Note or share of Common Stock, as the case may be.

“Transfer Agent” means, initially, Continental Stock Transfer & Trust Company, in its capacity as the transfer agent for the Common Stock, and any successor entity acting in such capacity.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, overnight draft, credit cards, debit cards, p-cards (including purchasing cards, employee credit card programs and commercial cards), funds transfer, automated clearinghouse, direct debit, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, netting services, cash pooling arrangements, credit and debit card acceptance or merchant services and other treasury or cash management services.

“Trigger Event” shall have the meaning as defined under Section 4.08(c).

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unrestricted Subsidiary” means:

(a) any Securitization Entity; and

(b) any other Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in accordance with Section 1.06 and any Subsidiary of an Unrestricted Subsidiary.

“Valuation Period” shall have the meaning as defined under Section 4.08(c).

“Vice President” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of a Person means all shares of all classes of Capital Stock of such Person then outstanding and entitled to vote in elections of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares and Disqualified Stock) are at the time owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any specified Person means, (a) any corporation one hundred percent of whose Equity Interests (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable legal requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a one hundred percent Equity Interest (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable legal requirements) at such time.

Section 1.02. Trust Indenture Act Provisions. Whether or not this Indenture is qualified under the TIA, whenever this Indenture refers to a provision of the TIA, that provision is incorporated by reference in and made a part of this Indenture as if this Indenture were qualified under the TIA. The following TIA terms used in this Indenture have the following meanings:

(a) “indenture notes” means the Notes;

(b) “indenture note holder” means a Holder of a Note;

(c) “indenture trustee” or “institutional trustee” means the Trustee; and

(d) “obligor” on the indenture securities means the Company or any other obligor on the Notes.

All other terms used in this Indenture that are defined in the TIA, defined by TIA reference to another statute or defined by any SEC rule and not otherwise defined herein have the meanings assigned to them therein.

Section 1.03. Rules of Construction.

(a) Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) words in the singular include the plural, and words in the plural include the singular;

(4) provisions apply to successive events and transactions;

(5) the term “merger” includes a statutory share exchange and the term “merged” has a correlative meaning;

(6) all references to “interest” shall include Legend Removal Default Additional Interest payable pursuant to Section 7.08, if any, and Reporting Default Additional Interest payable pursuant to Section 9.02(b), if any;

(7) the masculine gender includes the feminine and the neuter;

(8) references to agreements and other instruments include subsequent amendments thereto;

(9) all “Article”, “Exhibit” and “Section” references are to Articles, Exhibits and Sections, respectively, of or to this Indenture unless otherwise specified herein, and the terms “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(10) “or” is not exclusive;

(11) “will” shall be interpreted to express a command; and

(12) “including” means “including, without limitation”.

Section 1.04. Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action will become effective when such instrument or instruments are delivered to the Trustee and to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent will be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.04.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit will also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note will bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Company, the Collateral Agent or any Agent in reliance thereon, whether or not notation of such action is made upon such Note.

If the Company will solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a resolution of the Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company will have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the Close of Business on such record date will be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and, for that purpose, the outstanding Notes will be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date will be deemed effective unless it will become effective pursuant to the provisions of this Indenture not later than six months after the record date.

Section 1.05. Designation of Restricted and Unrestricted Subsidiaries.

As of the Issue Date, all of the Subsidiaries of the Company are listed on Schedule IV (Existing Subsidiaries) hereto. The Company may at any time after the Issue Date (a) designate any Restricted Subsidiary that is not the Company, a Guarantor, a Securitization Entity or a “Loan Party” under the Senior Credit Agreement to be an Unrestricted Subsidiary and (b) redesignate any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that, in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (i) such entity is designated by the Board of Directors, (ii) such entity and its Subsidiaries do not hold any Indebtedness that is recourse to the Company or any Restricted Subsidiary, (iii) such entity and its Subsidiaries do not own any Capital Stock, are not an obligor under any Indebtedness of, and do not own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and (iv) no Default or Event of Default has occurred and is continuing or would be caused after giving effect to such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such Restricted Subsidiary designated as an Unrestricted Subsidiary and its Subsidiaries will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 7.12 or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted under the Indenture at that time of such designation and if such Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 7.12. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness and Liens of such Unrestricted Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness and Liens are not permitted to be incurred as of such date under Section 7.13 and Section 7.15, respectively, the Company will be in default of such covenants. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, in the case of a re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (i) such re-designation will be deemed to be an incurrence of Indebtedness and Liens by a Restricted Subsidiary of any outstanding Indebtedness and Liens of such Unrestricted Subsidiary, and such re-designation will only be permitted if such Indebtedness is permitted under Section 7.13 and Section 7.15, calculated on a pro forma basis as if such re-designation had occurred at the beginning of the four-quarter period referred to in such Section and (ii) no Default or Event of Default has occurred and is continuing or would be caused thereby after giving effect to such re-designation.

ARTICLE 2

THE SECURITIES

Section 2.01. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the respective forms set forth in Exhibit A, which Exhibit is incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by Law, stock exchange or automated quotation system rule or regulation or usage. The Company shall provide any such notations, legends or endorsements to the Trustee in writing. Each Note shall be dated the date of its authentication.

(a) Global Notes. All of the Notes are initially being offered and sold to (i) qualified institutional buyers as defined in Rule 144A (collectively, “QIBs” or individually, each a “QIB”) or (ii) an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB (collectively, “IAIs” or individually, each an “IAI”) in reliance upon a private placement exemption from registration under the Securities Act and shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the securities represented thereby with the Trustee, at its Corporate Trust Office, as custodian for the depositary, The Depository Trust Company, and such depositary, or any successor thereto, being hereinafter referred to as the “Depositary,” and registered in the name of its nominee, Cede & Co. (or any successor thereto), for the accounts of participants in the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

(b) Global Notes in General. Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect replacements, exchanges, purchases or conversions of such Notes. Any adjustment of the aggregate principal amount of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.13 and shall be made on the records of the Trustee and the Depositary.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or under the Global Note, and the Depositary (including, for this purpose, its nominee) may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (1) prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (2) impair, as between the Depositary and its Agent Members or owners of beneficial interests in a Global Note, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(c) Book Entry Provisions. The Company shall execute and the Trustee shall, in accordance with this Section 2.01(c), authenticate and deliver initially one or more Global Notes that (1) shall be registered in the name of the Depositary or its nominee, (2) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions and (3) shall bear legends substantially to the following effect:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS

EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.”

Section 2.02. Execution and Authentication.

(a) The aggregate principal amount of Initial Notes that may be authenticated and delivered under this Indenture on the Issue Date is $125,000,000, and the aggregate amount of Additional Notes that may be authenticated and delivered under this Indenture is unlimited (so long as not otherwise prohibited by the terms of this Indenture, including Section 7.13 hereof). The Company may issue Additional Notes from time to time, which Additional Notes shall be authenticated and delivered under this Indenture shall be determined in accordance with Section 2.10.

(b) Two Officers shall sign the Notes for the Company by manual or facsimile signature. Typographic and other minor errors or defects in any such facsimile signature shall not affect the validity or enforceability of any Note that has been authenticated and delivered by the Trustee.

(c) If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(d) A Note shall not be valid until an authorized signatory of the Trustee by manual signature signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(e) The Trustee shall authenticate and make available on the Issue Date for delivery Initial Notes for original issue in the aggregate principal amount of $125,000,000 upon receipt of a written order or orders of the Company signed by an Officer of the Company (a “Company Order”). The Company Order shall specify the amount of Initial Notes to be authenticated, shall provide that all such Notes will be represented by a Global Note and the date on which each the Initial Notes are to be authenticated. In addition, at any time, from time to time, the Trustee shall upon receipt of a Company Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Company Order for such Additional Notes issued hereunder.

(f) The Trustee shall act as the initial authenticating agent. Thereafter, the Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent to deal with the Company or an Affiliate of the Company.

(g) The Notes shall be initially issuable only in book-entry registered form without coupons and only in denominations of $1,000 principal amount and any integral multiple thereof.

Section 2.03. Registrar, Paying Agent and Conversion Agent.

(a) The Company shall maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”), one or more offices or agencies where Notes may be presented for payment (each, a “Paying Agent”), one or more offices or agencies where Notes may be presented for conversion (each, a “Conversion Agent”) and one or more offices or agencies where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will at all times maintain a Paying Agent, Conversion Agent, Registrar and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served in the Borough of Manhattan, The City of New York. One of the Registrars (the “Primary Registrar”) shall keep a register of the Notes and of their transfer and exchange.

(b) The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, provided that the Agent may be an Affiliate of the Trustee. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Company fails to maintain a Registrar, Paying Agent, Conversion Agent, or agent for service of notices and demands in any place required by this Indenture, or fails to give the foregoing notice, the Trustee shall act as such. The Company or any Wholly Owned Subsidiary of the Company may act as Paying Agent (except for the purposes of Section 7.01 and Article 11).

(c) The Company hereby initially designates the Trustee as Paying Agent, Registrar, Notes Custodian and Conversion Agent, and initially designates the Corporate Trust Office of the Trustee as an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture shall be served.

(d) None of the Trustee, the Paying Agent, the Registrar or the Conversion Agent shall have any responsibility or obligation to any beneficial owner in a Global Note, an Agent Member or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Agent Member, with respect to any ownership interest in the Notes or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than the Depositary, or other registered holder, as the case may be) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the applicable procedures. The Trustee, the Paying Agent, the Registrar and the Conversion Agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Trustee, the Paying Agent, the Registrar and the Conversion Agent shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Trustee, the Paying Agent, the Registrar or the Conversion Agent shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Agent Member or between or among the Depositary, any such Agent Member and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

Section 2.04. Paying Agent to Hold Money in Trust. Prior to 12:00 p.m. (noon), New York City time, on each due date of the payment of principal of, interest on, or any cash portion of the Company’s Conversion Obligation in accordance with Article 4 due upon conversion of any Notes, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal or interest so becoming due. Subject to Section 11.02, a Paying Agent shall hold in trust for the benefit of Holders of Notes or the Trustee all money held by the Paying Agent for the payment of principal of, interest on, or any cash portion of the Company’s Conversion Obligation in accordance with Article 4 due upon conversion of the Notes, and shall notify the Trustee of any failure by the Company (or any other obligor on the Notes) to make any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, it shall, before 12:00 p.m. (noon), New York City time, on each due date of the principal of, interest on, or any cash portion of the Company’s Conversion Obligation in accordance with Article 4 due upon conversion of any Notes, segregate the money and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Default, upon written request to a Paying Agent, require such Paying Agent to pay forthwith to the Trustee all sums so held in trust by such Paying Agent. Upon doing so, the Paying Agent (other than the Company) shall have no further liability for the money.

Section 2.05. Lists of Holders of Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of Notes. If the Trustee is not the Primary Registrar, the Company shall furnish to the Trustee on or before each Interest Payment Date and at such other times as the Trustee may request in writing, a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders of Notes.

Section 2.06. Transfer and Exchange.

(a) Provisions Applicable to All Transfers and Exchanges.

(1) Subject to the restrictions set forth in this Section 2.06, Definitive Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time as desired, and each such transfer or exchange will be noted by the Registrar in the Register.

(2) All Notes issued upon any registration of transfer or exchange in accordance with this Indenture will be the valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(3) No service charge will be imposed on any Holder of a Definitive Note or any owner of a beneficial interest in a Global Note for any exchange or registration of transfer, but each of the Company, the Trustee or the Registrar may require such Holder or owner of a beneficial interest to pay a sum sufficient to cover any transfer tax, assessment or other governmental charge imposed in connection with such registration of transfer or exchange.

(4) Unless the Company specifies otherwise, none of the Company, the Trustee, the Registrar or any co-registrar will be required to exchange or register a transfer of any Note (i) surrendered for conversion, except to the extent that any portion of such Note has not been surrendered for conversion, (ii) subject to a Fundamental Change Repurchase Notice validly delivered pursuant to this Indenture, except to the extent any portion of such Note is not subject to a Fundamental Change Repurchase Notice or the Company fails to pay the applicable Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, when due or (iii) after the Company has delivered a Redemption Notice pursuant to Section 5.02 hereof, except to the extent the Company fails to pay the applicable Redemption Price when due.

(b) In General; Transfer and Exchange of Beneficial Interests in Global Notes. So long as the Notes are eligible for book-entry settlement with the Depositary (unless otherwise required by Law and except to the extent required by Section 2.06(c) hereof):

(1) all Notes will be represented by one or more Global Notes;

(2) every transfer and exchange of a beneficial interest in a Global Note will be effected through the Depositary in accordance with the Applicable Procedures and the provisions of this Indenture (including the restrictions on Transfer set forth in Section 2.12 hereof); and

(3) each Global Note may be transferred only as a whole and only (A) by the Depositary to a nominee of the Depositary, (B) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or (C) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Transfer and Exchange of Global Notes.

(1) Notwithstanding any other provision of this Indenture, each Global Note will be exchanged for Definitive Notes if the Depositary delivers notice to the Company that:

(i) the Depositary is unwilling or unable to continue to act as Depositary; or

(ii) the Depositary is no longer registered as a clearing agency under the Exchange Act.

and, in each case, the Company promptly delivers a copy of such notice to the Trustee and the Company fails to appoint a successor Depositary within 90 days after receiving notice from the Depositary.

In each such case, (1) each Global Note will be deemed surrendered to the Trustee for cancellation, (2) the Trustee will promptly cancel each such Global Note in accordance with the Applicable Procedures, (3) the Company, (x) in accordance with Section 2.02 hereof, will promptly execute, for each beneficial interest in each Global Note so cancelled, an aggregate principal amount of Definitive Notes equal to the aggregate principal amount of such beneficial interest, registered in such name and authorized denominations as the Depositary specifies, and bearing such legends as such Definitive Notes are required to bear under Section 2.12 hereof, and, (y) will promptly deliver to the Trustee such Definitive Notes and a Company Order including the information specified in Section 2.02 hereof with respect to such Definitive Notes, and (4) the Trustee, upon receipt of such Definitive Notes and such Company Order, in accordance with Section 2.02 hereof, will promptly authenticate, and deliver to the Holder specified in such Company Order, such Definitive Notes.

(2) In addition:

(i) if an Event of Default has occurred and is continuing, any owner of a beneficial interest in a Global Note may exchange such beneficial interest for Definitive Notes by delivering a written request to the Company, the Registrar and the Trustee; or

(ii) at any time, the Company may, in its sole discretion, at the request of the owner of a beneficial interest in a Global Note, permit the exchange of such owner’s beneficial interest, by delivering a written request to the Registrar, the Trustee and the owner of such beneficial interest.

In each case, (1) upon receipt of such request, the Registrar will promptly deliver written notice of such request to the Company and the Trustee, which notice must identify the owner of the beneficial interest to be exchanged, the aggregate principal amount of such beneficial interest and the CUSIP number of the relevant Global Note; (2) the Trustee, upon receipt of such notice, will promptly cause the aggregate principal amount of such Global Note to be reduced by the aggregate principal amount of the beneficial interest to be so exchanged in accordance with the Applicable Procedures, (3) the Company, (x) in accordance with Section 2.02 hereof, will promptly execute, for such beneficial interest, a Definitive Note having aggregate principal amount equal to the aggregate principal amount of such beneficial interest, registered in the name of the owner specified in the notice delivered by the Registrar, and bearing such legends as such Definitive Note is required to bear under Section 2.12 hereof, and, (y) as provided in Section 2.02 hereof, will promptly deliver to the Trustee such Definitive Note and a Company Order including the information specified in Section 2.02 hereof with respect to such Definitive Note, and (4) the Trustee, upon receipt of such Definitive Note and such Company Order, in accordance with Section 2.02 hereof, will promptly authenticate and deliver to the Holder specified in such Company Order, such Definitive Note. If, after such exchange, all of the beneficial interests in a Global Note have been exchanged for Definitive Notes, such Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Note to be cancelled in accordance with the Applicable Procedures.

(d) Transfer and Exchange of Definitive Notes. If Definitive Notes are issued, a Holder may:

(1) transfer a Definitive Note by: (A) surrendering such Definitive Note for registration of transfer to the Registrar, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar; (B) if such Definitive Note is a Restricted Note, delivering any documentation that the Company may reasonably require to ensure that such transfer complies with Section 2.12 hereof and any applicable securities laws; and (C) satisfying any other requirements for such transfer set forth in this Section 2.06 and Section 2.12 hereof. Upon the satisfaction of conditions (A), (B) and (C), (i) the Company, (x) in accordance with Section 2.02 hereof, will promptly execute a new Definitive Note, in the name of the designated transferee, having an aggregate principal amount equal to that of the transferred Definitive Note and bearing such legends as such Definitive Note is required to bear under Section 2.12 hereof, and (y) as provided in Section 2.02 hereof, will promptly deliver to the Trustee such Definitive Note and a Company Order including the information specified in Section 2.02 with respect to such Definitive Note, and (ii) the Trustee, upon receipt of such Definitive Note and such Company Order, will promptly, in accordance with Section 2.02 hereof, authenticate, and deliver to the Holder specified in such Company Order, such Definitive Note;

(2) exchange one or more Definitive Notes for one or more other Definitive Notes of any authorized denominations, and in aggregate principal amount equal to the aggregate principal amount of the one or more Definitive Notes to be exchanged, by surrendering such one or more Definitive Notes, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 2.03 hereof. Whenever a Holder so surrenders one or more Definitive Notes for exchange, (1) the Company, (x) in accordance with Section 2.02 hereof, will promptly execute one or more new Definitive Notes, each in the name of such Holder, in the authorized denomination or denominations that such Holder requested (which authorized denomination or authorized denominations, as the case may be, must, in aggregate, equal the aggregate principal amount of the one or more Definitive Notes to be exchanged), and bearing a unique registration number not contemporaneously outstanding and such legends as such Definitive Note is required to bear under Section 2.12 hereof, and (y) as provided in Section 2.02 hereof, will promptly deliver to the Trustee each such Definitive Note and a Company Order including the information specified in Section 2.02 with respect to each such Definitive Note, and (2) the Trustee, upon receipt of each such Definitive Note and such Company Order, will promptly, in accordance with Section 2.02 hereof, authenticate, and deliver to the Holder specified in such Company Order, each such Definitive Note; or

(3) transfer or exchange a Definitive Note for a beneficial interest in a Global Note by (A) surrendering such Definitive Note for registration of transfer or exchange, together with any endorsements or instruments of transfer reasonably required by any of the Company, the Trustee and the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 2.03 hereof; (B) if such Definitive Note is a Restricted Note, delivering any documentation that any of the Company, the Trustee and the Registrar require to ensure that such transfer complies with Section 2.12 hereof and any applicable securities laws; (C) satisfying any other requirements for such transfer set forth in this in this Section 2.06 and Section 2.12 hereof; and (D) providing written instructions to the Trustee to make an adjustment in its books and records with respect to the applicable Global Note to reflect an increase in the aggregate principal amount of the Notes represented by such Global Note, which instructions will contain information regarding the Depositary account to be credited with such increase. Upon the satisfaction of conditions (A), (B), (C) and (D), the Trustee (1) will promptly cancel such Definitive Note and, (2) will promptly cause the aggregate principal amount of Notes represented by such Global Note to be increased by the aggregate principal amount of such Definitive Note, and credit, or cause to be credited, the account of the Person specified in the instructions provided by the exchanging Holder in an amount equal to the aggregate principal amount of such Definitive Note, in each case, in accordance with the Applicable Procedures. If at the time of such exchange, no Global Notes are then outstanding, the Company, (x) in accordance with Section 2.02 hereof, will promptly execute and deliver to the Trustee, a new Global Note registered in the name of the Depositary or a nominee of the Depositary, as the case may be, having the appropriate aggregate principal amount, and bearing such legends as such Global Note is required to bear under Section 2.12 hereof, and (y) as provided in Section 2.02 hereof, will promptly deliver to the Trustee such Global Note and a Company Order including the information specified in Section 2.02 with respect to such Global Note, and (2) the Trustee, upon receipt of such Global Note and such Company Order, will promptly, in accordance with Section 2.02 hereof, authenticate, and deliver to the depositary, its nominee, or a custodian of the depositary or its nominee, as the case may be, such Global Note.

(e) None of the Company, any Registrar or the Trustee shall be required to exchange or register a transfer of any Notes or portions thereof in respect of which a Fundamental Change Repurchase Notice has been delivered and not withdrawn by the Holder thereof (except, in the case of the purchase of a Note in part, the portion thereof not to be purchased).

(f) All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

(g) Any Registrar appointed pursuant to Section 2.03 shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(h) None of the Trustee, the Paying Agent, the Registrar or the Conversion Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07. Replacement Notes.

(a) If any mutilated Note is surrendered to the Company, a Registrar or the Trustee, or the Company, a Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Company, the applicable Registrar and the Trustee such security or indemnity as is reasonably requested by them to save each of them harmless, then, in the absence of notice to the Company through such Registrar or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute, and upon its written request the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

(b) If any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be purchased by the Company pursuant to Article 3, or converted pursuant to Article 4, the Company in its discretion may, instead of issuing a new Note, pay, purchase or convert such Note, as the case may be.

(c) Upon the issuance of any new Notes under this Section 2.07, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto as a result of any Notes, at the request of any Holder, being issued to a Person other than such Holder and any other reasonable expenses (including the reasonable fees and expenses of the Trustee or the Registrar) in connection therewith.

(d) Every new Note issued pursuant to this Section 2.07 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

(e) The provisions of this Section 2.07 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08. Outstanding Notes.

(a) Notes outstanding at any time are all Notes authenticated by the Trustee, except for those cancelled by it, those purchased pursuant to Article 3, those converted pursuant to Article 4, those delivered to the Trustee for cancellation or surrendered for transfer or exchange and those described in this Section 2.08 as not outstanding.

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If a Paying Agent (other than the Company or a Wholly Owned Subsidiary of the Company) holds in respect of the outstanding Notes on a Fundamental Change Repurchase Date or the Maturity Date money sufficient to pay the principal of and accrued interest, if any, on Notes (or portions thereof) payable on that date, then on and after such Fundamental Change Repurchase Date or Maturity Date, as the case may be, such Notes (or portions thereof, as the case may be) shall cease to be outstanding and cash interest, if any, on them shall cease to accrue.

(d) Subject to the restrictions contained in Section 2.08, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

Section 2.09. Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and execute, and, upon receipt of a Company Order, the Trustee shall authenticate and deliver, temporary Notes (“Temporary Notes”). Temporary Notes shall be substantially in the form of definitive securities but may have variations that the Company with the consent of the Trustee considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate and deliver Definitive Notes in exchange for Temporary Notes. After the preparation of Definitive Notes, the Temporary Notes shall be exchangeable for Definitive Notes upon surrender of the Temporary Notes at the office or agency of the Company in a place of payment, without charge to the Holder. Upon surrender for cancellation of any one or more Temporary Notes, the Company shall execute and, upon receipt of a Company Order, the Trustee shall authenticate and deliver in exchange therefor a like principal amount of Definitive Notes of authorized denominations. Until so exchanged, the Temporary Notes shall in all respects be entitled to the same benefits under this Indenture as Definitive Notes of the same series and tenor.

Section 2.10. Additional Notes. So long as not otherwise prohibited by the terms of this Indenture (including Section 7.13 hereof), the Company may, without the consent of the Holders of the Notes, issue additional Notes (the “Additional Notes”) under this Indenture in the future on the same terms and conditions as the Initial Notes, except for any differences in the issue price and interest accrued prior to the Additional Notes Issue Date; provided that if such Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number. Prior to the issuance of any such Additional Notes, the Company shall deliver to the Trustee a Company Order, an Officers’ Certificate and an Opinion of Counsel, such Officers’ Certificate and Opinion of Counsel to cover such matters, in addition to those required by Section 15.03, as the Trustee shall reasonably request. The Initial Notes and any Additional Notes shall rank equally and ratably and shall be treated as a single series for all purposes under this Indenture. No Additional Notes may be issued if any Event of Default has occurred and is continuing with respect to the Notes.

Section 2.11. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Conversion Agent shall forward to the Trustee or its agent any Notes surrendered to them for transfer, exchange, purchase, payment or conversion. The Trustee and no one else shall cancel, in accordance with its standard procedures, all Notes surrendered for transfer, exchange, purchase, payment, conversion or cancellation and shall dispose of the cancelled Notes in accordance with its customary procedures or deliver the cancelled Notes to the Company upon its request therefor.

Section 2.12. Transfer Restrictions.

(a) Restricted Notes.

(1) General. Each Note (and every security issued in exchange therefor or substitution thereof except any shares of Common Stock issued upon conversion thereof, which may be required under this Section 2.12(a) to bear the Restricted Stock Legend), that bears, or that is required under this Section 2.12(a) to bear, the legend(s) set forth on the form of Notes attached as Exhibit A (collectively, the “Restricted Notes Legend”) will be deemed a Restricted Note, and will be subject to the restrictions on Transfer set forth in this Indenture unless such restrictions on Transfer are eliminated or otherwise waived by written consent of the Company and notified to the Trustee in writing, and each Holder of a Restricted Note, by such Holder’s acceptance of such Restricted Note, will be deemed to be bound by the restrictions on Transfer applicable to such Note.

(2) When Restrictions Apply. Except as provided elsewhere in this Indenture (including clause (3) of this Section 2.12(a)), until the Free Trade Date of a Note, every certificate evidencing such Note (and every security issued in exchange therefor or substitution thereof, except any shares of Common Stock issued upon the conversion thereof, which may be required to bear the Restricted Stock Legend) will bear the Restricted Notes Legend unless:

(i) such Note is being Transferred to a Person (other than (x) the Company or (y) an “affiliate” (as defined in Rule 144) of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such Transfer; or

(ii) such Note is being Transferred to a Person (other than (x) the Company or (y) an “affiliate” (as defined in Rule 144) of the Company) pursuant to an available exemption from the registration requirements of the Securities Act (including Rule 144) and, after such Transfer, such Note will no longer constitute “a restricted security” (within the meaning of Rule 144);

and, in the case of Section 2.12(a)(2)(ii), the Holder effecting such Transfer delivers to the Trustee, the Company and the Registrar any documents or evidence reasonably required pursuant to this Indenture (including clause (3) of this Section 2.12(a)). In connection with the foregoing, the Company shall deliver any Company Order or legal opinion reasonably requested by the Trustee and/or the Registrar to the Trustee and/or the Registrar to effectuate the removal of any Restrictive Notes Legend. For the avoidance of doubt, the Initial Notes are not Restricted Notes and shall not be required to bear the Restricted Notes Legend when issued on the Issue Date or at any time thereafter unless such Initial Note is subsequently held by the Company or an “affiliate” (as defined in Rule 144) of the Company and subject to re-legending in accordance with Section 2.12(c). As of the Issue Date, the Initial Notes shall be Freely Tradable subject to compliance with Section 2.06, shall be issued without a Restricted Notes Legend, shall not subject to the restrictions set forth in this Section 2.12, and shall be assigned an unrestricted CUSIP number.

(3) Termination of Transfer Restrictions; Removal of Restricted Notes Legend.

(i) Except as otherwise provided in this Indenture (including clause (ii) of this Section 2.12(a)(3)), if a Holder requests that the Company remove the Restricted Notes Legend from a Note that is a Restricted Note, the Restricted Notes Legend will not be removed from such Restricted Note unless such Holder delivers, (1) to each of the Company and the Registrar a transfer certificate in the form attached as Exhibit B hereto and, (2) to each of the Company, the Registrar and the Trustee, any evidence that the Company may reasonably require that (x) neither the Restricted Notes Legend nor the Transfer restrictions set forth therein are required to ensure that Transfers of such Restricted Note will comply with applicable law and (y) after such Transfer, such Restricted Note will not be a “restricted security” (within the meaning of Rule 144); provided, however, that, upon provision of such required transfer certificate and evidence, the Company, the Trustee and the Registrar will permit such Restricted Note to be exchanged or Transferred in accordance with Section 2.12(a)(2)(i) or Section 2.12(a)(2)(ii) for one or more new Definitive Notes or beneficial interests in a Global Note, of like tenor and aggregate principal amount, that do/does not bear the Restricted Notes Legend in accordance with Section 2.06. In connection with the foregoing, the Company shall deliver any Company Order or legal opinion reasonably requested by the Trustee and/or the Registrar to the Trustee and/or the Registrar to effectuate the removal of any Restrictive Notes Legend. In addition, upon receipt by the Trustee and the Registrar of a Company Order specifying that a Note need not bear the Restricted Notes Legend to comply with applicable law, each of the Trustee and the Registrar will permit such Note to be exchanged for one or more new Notes, of like tenor and aggregate principal amount, that do not bear the Restricted Notes Legend.

(ii) At any time on or after the Free Trade Date with respect to a Note, the Company shall use its commercially reasonable efforts to effectuate the removal of such Restricted Notes Legend contained on any such Note, by:

(A) providing written notice to the Trustee and the Registrar that the Free Trade Date has occurred and instructing the Trustee to remove the Restricted Notes Legend from such Notes, together with any Company Order or legal opinion reasonably requested by the Trustee or Registrar;

(B) providing written notice (through the Trustee and the Registrar) to each Holder of any of such Notes, which notice will state that the Restricted Notes Legend has been removed from the applicable Note and include the unrestricted CUSIP that will thereafter apply to such applicable Note;

(C) providing written notice to the Trustee and the Depositary (in the case of a Global Note) that the CUSIP number for each such Note will be changed to an unrestricted CUSIP number, which unrestricted CUSIP number will be listed in such notice; and

(D) in the case of a Global Note, complying with any Applicable Procedures for de-legending;

in each case, as may be reasonably necessary to effectuate the removal of the Restricted Notes Legend.

(b) Restricted Stock.

(1) General. If any shares of Common Stock are issued upon conversion of any Restricted Notes or otherwise in respect of any Restricted Notes, and such shares of Common Stock are issued prior to the relevant Free Trade Date, then any certificate representing such shares of Common Stock will, upon such issuance, bear the Restricted Stock Legend, unless such requirement is eliminated under applicable Law or otherwise waived by written consent of the Company.

(2) When Restrictions Apply. Except as provided elsewhere in this Indenture (including clause (3) of this Section 2.12(b)), until the relevant Free Trade Date, every certificate evidencing any shares of Common Stock issued upon conversion of any Restricted Notes or otherwise in respect of any Restricted Notes will bear the Restricted Stock Legend unless:

(i) such shares are being issued to a Person (other than (x) the Company or (y) an “affiliate” (as defined in Rule 144) of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such issuance; or

(ii) such shares are being issued to a Person (other than (x) the Company or (y) an “affiliate” (as defined in Rule 144) of the Company) pursuant to an available exemption from the registration requirements of the Securities Act (including Rule 144) and, after such issuance, such shares will no longer constitute “restricted securities” (within the meaning of Rule 144).

(3) Termination of Transfer Restrictions.

(i) Except as otherwise provided in this Indenture (including clause (ii) of this Section 2.12(b)(3)), if a holder of any shares of Common Stock that contain the Restricted Stock Legend requests that the Company remove the Restricted Stock Legend from such shares, the Restricted Stock Legend will not be removed from such shares unless such holder delivers to each of the Company and the Transfer Agent any evidence that the Company or the Transfer Agent may reasonably require that (x) neither the Restricted Stock Legend nor the Transfer restrictions set forth therein are required to ensure that Transfers of such shares will comply with applicable Law and (y) after such Transfer, such shares will not be “restricted securities” (within the meaning of Rule 144); provided, however, that, upon provision of such evidence, the Company shall cause the Restricted Stock Legend to be removed from such shares, including by delivering any legal opinion reasonably requested by the Transfer Agent to the Transfer Agent to effectuate the removal of such Restrictive Stock Legend; provided, further, that such evidence shall not be required in connection with any Transfer of such shares to a Person (other than the Company or an “affiliate” (as defined in Rule 144) of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such Transfer and, upon such Transfer, the Company shall cause the Restricted Stock Legend to be removed from such shares, including by delivering any legal opinion reasonably requested by the Transfer Agent to the Transfer Agent to effectuate the removal of such Restricted Stock Legend.

(ii) On the Free Trade Date with respect to any shares of Common Stock that bear a Restricted Stock Legend, subject to compliance with applicable securities laws, the Company shall cause the Restricted Stock Legend to be removed from such shares including by delivering any legal opinion reasonably requested by the Transfer Agent to the Transfer Agent to effectuate the removal of such Restricted Stock Legend.

(c) Reinsertion of Legend.

(1) Notwithstanding anything contained in this Section 2.12 or elsewhere in this Indenture, if, the relevant Restricted Note Legend or Restricted Stock Legend is removed (including following the applicable Free Trade Date) and such Note or share of Common Stock as the case may be is subsequently held by the Company or an “affiliate” (as defined in Rule 144) of the Company, then the applicable Restricted Note Legend or Restricted Stock Legend shall be reinstated.

(2) With respect to any Notes or shares of Common Stock for which a legend has been reinstated pursuant to Section 2.12(c)(1), the new Free Trade Date with respect to such Note or share of Common Stock shall be one (1) year following such date that such Note or share of Common Stock is then subsequently held by a Person who is not an “affiliate” (as defined in Rule 144) of the Company.

Section 2.13. CUSIP Numbers. The Company in issuing the Notes may use one or more “CUSIP”, “ISIN” or other similar numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP”, “ISIN” or other similar numbers in notices of purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such purchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP”, “ISIN” or other similar numbers.

Section 2.14. Purchase of Notes in Open Market. The Company may, to the extent permitted by applicable Law (directly or indirectly, regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market, by tender offer or exchange offer, by private agreement through counterparties or otherwise, whether by the Company or its Subsidiaries, including by cash-settled swaps or other derivatives and, in each case, at any price. Any Note repurchased or owned by the Company will be surrendered to the Trustee for cancellation, and may not be reissued or resold by the Company. Any Note surrendered to the Trustee for cancellation may not be reissued or resold and shall be promptly cancelled.

Section 2.15. Payment and Computation of Interest.

(a) The Notes will bear interest at a rate of 5.75% per year until the Maturity Date, unless earlier purchased, converted or redeemed in accordance with the provisions herein. Interest on the Notes will accrue from the most recent date on which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, February 22, 2018. Interest will be paid to the Person in whose name a Note is registered at the Close of Business on the Regular Record Date immediately preceding the relevant Interest Payment Date semi-annually in arrears on each Interest Payment Date; provided that, if any Interest Payment Date, Maturity Date, Redemption Date or Fundamental Change Repurchase Date of a Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day, and no interest on such payment will accrue in respect of the delay. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months; provided, however, that, for any period in which a particular interest rate is applicable for less or more than a full semi-annual period, interest on the Notes will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed over a 30-day month.

(b) The Company may elect to pay interest on the Notes (including any Legend Removal Default Additional Interest and any Reporting Default Additional Interest) in cash or in shares of Common Stock. Interest on Definitive Notes, if paid in cash, will be payable (i) to Holders having an aggregate principal amount of $1,000,000 or less of Notes, by check mailed to such Holders at the address set forth in the Register and (ii) to Holders having an aggregate principal amount of more than $1,000,000 of Notes, either by check mailed to such Holders or, upon application by a Holder to the Registrar not later than the relevant Regular Record Date for such interest payment, by wire transfer in immediately available funds to such Holder’s account within the United States, which application shall remain in effect until the Holder notifies the Registrar to the contrary in writing. The Paying Agent will pay principal of, and cash interest on, Global Notes in immediately available funds to the registered holder of such Global Note, initially The Depository Trust Company or its nominee, as the case may be, on each Interest Payment Date, Fundamental Change Repurchase Date or other payment date, as the case may be. Interest on Definitive Notes and Global Notes, if paid in shares of Common Stock, will be paid based upon a price equal to the simple average of the ten (10) individual Daily VWAPs per share of Common Stock for the ten (10) Trading Days ending on and including the Trading Day immediately preceding the relevant Interest Payment Date (the “Averaging Period”), as calculated and determined by the Company. Prior to either the Reverse Stock Split Effective Date or the Authorized Share Amendment Effective Date, the Company shall not be permitted elect to issue shares of Common Stock as payment of interest on the Notes to the extent such issuance of Common Stock would exceed, in the aggregate, the Aggregate Share Cap; and, in the event such restriction applies and results in a “cut-back” of the number of shares of Common Stock issuable for payment of interest on an Interest Payment Date, the amount of shares of Common Stock to be given to each Holder in respect of any interest payable on such Interest Payment Date shall be allocated by the Company on a pro rata basis among Holders based on the principal amount of Notes then held by such Holder relative to the aggregate principal amount of all then outstanding Notes submitted for conversion on such Conversion Date. In addition, the Company may only elect to make payment of interest in Common Stock if such Common Stock is not subject to restrictions on transfer under the Securities Act by Persons other than Affiliates of the Company, whether based on an effective registration statement covering such shares or on an applicable exemption from such registration requirement for resale thereof.

(c) Fifteen (15) Trading Days before the start of the applicable Averaging Period, the Company shall notify the Holders, the Trustee and the Transfer Agent of whether it will make such interest payment in cash or in shares of Common Stock; provided that, if no such notice is given, the Company shall be deemed to have notified the Holder that, subject to the Aggregate Share Cap, the Ownership Limitation and Section 4.15(c), the Company has elected Physical Settlement. If the Company chooses to make such payment in shares of Common Stock, three Trading Days following the applicable Interest Payment Date, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company’s Fast Automated Securities Transfer Program, credit the number of shares of Common Stock payable as an interest payment to such Holder’s or its designee’s balance account with the Depositary through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the Depositary Trust Company’s Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to each Holder, a certificate, registered in the Company’s share register in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder is entitled in connection with such payment.

ARTICLE 3

REPURCHASE UPON FUNDAMENTAL CHANGE

Section 3.01. Repurchase at Holders’ Option upon a Fundamental Change.

(a) If a Fundamental Change occurs prior to the Maturity Date, each Holder of a Note shall have the right, at the option of the Holder, to require the Company to repurchase for cash all of the Notes of such Holder, or any portion of the principal amount thereof that is equal to $1,000 principal amount (or an integral multiple thereof), at the Fundamental Change Repurchase Price plus the Fundamental Change Make-Whole Amount, if any, paid pursuant to Section 3.02, on the date (the “Fundamental Change Repurchase Date”) specified by the Company pursuant to Section 3.01(b) that is not less than 30 days nor more than 45 days after the Fundamental Change Effective Date.

(b) At least 15 days prior to the anticipated Fundamental Change Effective Date or, if at such time the Company does not have knowledge of such Fundamental Change or the anticipated Fundamental Change Effective Date of such Fundamental Change, within three Business Days after the date upon which the Company receives notice or otherwise becomes aware of such Fundamental Change and the anticipated Fundamental Change Effective Date of such Fundamental Change, but in no event later than the actual Fundamental Change Effective Date of such Fundamental Change, the Company shall mail a written notice of the Fundamental Change and of the resulting repurchase right to the Trustee, Paying Agent and (through the Trustee) to each Holder (and to beneficial owners as required by applicable Law) (the “Fundamental Change Company Notice”). The Fundamental Change Company Notice shall include the form of a Fundamental Change Repurchase Notice to be completed by the Holder and shall state:

(1) the events giving rise to such Fundamental Change;

(2) the Fundamental Change Effective Date (or the anticipated Fundamental Change Effective Date) of such Fundamental Change;

(3) the last date by which the Fundamental Change Repurchase Notice must be delivered to elect the repurchase option pursuant to this Section 3.01;

(4) the Fundamental Change Repurchase Date;

(5) the Fundamental Change Repurchase Price;

(6) the Fundamental Change Make-Whole Amount, if any, and the Settlement Method with respect thereto;

(7) the Holder’s right to require the Company to purchase the Notes;

(8) the name and address of each Paying Agent and Conversion Agent;

(9) the then effective Conversion Rate and any adjustments to the Conversion Rate resulting from such Fundamental Change;

(10) the procedures that the Holder must follow to exercise rights under Article 4 and that Notes as to which a Fundamental Change Repurchase Notice has been given may be converted into Common Stock pursuant to Article 4 of this Indenture only to the extent that the Fundamental Change Repurchase Notice has been withdrawn in accordance with the terms of this Indenture;

(11) the procedures that the Holder must follow to exercise rights under this Section 3.01;

(12) the procedures for withdrawing a Fundamental Change Repurchase Notice;

(13) that, unless the Company fails to pay such Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, Notes covered by any Fundamental Change Repurchase Notice will cease to be outstanding and interest, if any, will cease to accrue on and after the Fundamental Change Repurchase Date; and

(14) the “CUSIP”, “ISIN” or other similar number of the Notes.

At the Company’s request, the Trustee shall give such Fundamental Change Company Notice in the Company’s name and at the Company’s expense; provided that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company. If any of the Notes is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the Applicable Procedures relating to the purchase of Global Notes.

Simultaneously with, and not lieu of, providing the Fundamental Change Company Notice, the Company shall issue a press release and publish the information through a public medium customary for such press release.

(c) A Holder may exercise its rights specified in Section 3.01(a) upon delivery of a written notice (which shall be in substantially the form set forth in the form of Note attached as Exhibit A under the heading “Fundamental Change Repurchase Notice” and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s Applicable Procedures, or, if the Notes are Definitive Notes, delivery of the Notes to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent) of the exercise of such rights (a “Fundamental Change Repurchase Notice”) to the Paying Agent at any time prior to 5:00 p.m., New York City time, on the Trading Day immediately preceding the Fundamental Change Repurchase Date, subject to extension to comply with applicable Law.

(1) The Fundamental Change Repurchase Notice shall state: (A) the certificate number (if such Note is a Definitive Note) of the Note which the Holder will deliver to be purchased (or, if the Note is a Global Note, any other items required to comply with the Applicable Procedures), (B) the portion of the principal amount of the Note which the Holder will deliver to be purchased, which portion must be $1,000 or an integral multiple of $1,000 in excess thereof and (C) that such Note shall be purchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions specified in the Notes and in this Indenture.

(2) The delivery of a Note for which a Fundamental Change Repurchase Notice has been timely delivered to any Paying Agent and not validly withdrawn (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, therefor.

(3) The Company shall only be obliged to purchase, pursuant to this Section 3.01, a portion of a Note if the principal amount of such portion is $1,000 or an integral multiple of $1,000 in excess thereof (provisions of this Indenture that apply to the purchase of all of a Note also apply to the purchase of such portion of such Note).

(4) Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Fundamental Change Repurchase Notice contemplated by this Section 3.01(c) shall have the right to withdraw such Fundamental Change Repurchase Notice in whole or in a portion thereof that is a principal amount of $1,000 or in an integral multiple thereof at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.03(b).

(5) A Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written withdrawal thereof.

(6) Anything herein to the contrary notwithstanding, in the case of Global Notes, any Fundamental Change Repurchase Notice may be delivered or withdrawn and such Notes may be surrendered or delivered for purchase in accordance with the Applicable Procedures as in effect from time to time.

Section 3.02. Fundamental Change Make-Whole Amount.

(a) If, during the six (6) months following the Issue Date, (i) the Company executes a binding definitive agreement (other than a letter of intent or any other preliminary written agreement or term sheet) that upon consummation would result in a Fundamental Change and (ii) a Holder, in lieu of converting all or some of the Notes held by such Holders in accordance with Article 4, elects to require the Company to repurchase for cash all or any portion of the Notes of such Holder in accordance with Section 3.01, then, in addition to the Fundamental Change Repurchase Price, such Holder shall be entitled to a payment from the Company on the Fundamental Change Repurchase Date determined as follows (the “Fundamental Change Make-Whole Amount”):

(1) if the definitive agreement (after giving effect to any amendments thereto) relating to the Fundamental Change to which such Fundamental Change Repurchase Date relates provides for a Stock Price (as defined below) less than 105% of the Conversion Price for the Notes in effect as determined at the Close of Business on the date immediately preceding the date that a definitive agreement is first executed in connection with such Fundamental Change (and such Fundamental Change is consummated in accordance with the terms of such definitive agreement), then the Fundamental Change Make-Whole Amount shall be equal to the relevant Make-Whole Premium then in effect and payable pursuant to Section 4.03 as if such Holder had converted the Notes being repurchased by the Company immediately prior to the Fundamental Change Repurchase Date; and

(1) if the definitive agreement (after giving effect to any amendments thereto) to which such Fundamental Change Repurchase Date relates provides for a Stock Price equal to or greater than 105% of the Conversion Price for the Notes in effect as determined at the Close of Business on the date immediately preceding the date that a definitive agreement is first executed in connection with such Fundamental Change (and such Fundamental Change is consummated at the same (or higher) Stock Price), then the Fundamental Change Make-Whole Amount shall be equal to 50% of the relevant Make-Whole Premium then in effect and payable pursuant to Section 4.03 as if such Holder had converted the Notes being repurchased by the Company immediately prior to the Fundamental Change Repurchase Date.

For purposes of the foregoing, “Stock Price” means in (A) an all cash acquisition transaction, the cash price per share for Common Stock as set forth in the definitive agreement relating to such all cash acquisition transaction; (B) in the case of a stock for stock acquisition transaction, the average closing price of the acquiror’s common stock (assuming such stock is publicly traded) during the five (5) Trading Days following the public announcement of the transaction, multiplied by the applicable exchange ratio provided for in or determined from the definitive agreement relating to such stock for stock acquisition; or (C) in the case of a transaction involving consideration all or part of which is other than cash or publicly traded common stock of the acquiror, the Fair Market Value of such other consideration to be paid in the transaction for each share of Common Stock, plus the amount of cash, if any, and the value of the publicly traded common stock of the acquiror, if any, to be paid for each share of Common Stock in such transaction.

For the avoidance of doubt, if the Company amends the definitive agreement to which such Fundamental Change Repurchase Date relates or, during any applicable “go-shop” or other similar periods, terminates the original definitive agreement and promptly enters into a new definitive agreement that upon consummation would result in substantially the same Fundamental Change as the original definitive agreement had contemplated, then the applicable Conversion Price to be used when referencing the relevant ratio of the Stock Price to the Conversion Price shall be the Conversion Price for the Notes in effect as determined at the Close of Business on the date immediately preceding the date that the original definitive agreement was first executed.

(b) Subject to the Ownership Limitation and the Aggregate Share Cap, the Company may pay the Fundamental Change Make-Whole Amount using any of the Make-Whole Settlement Methods set forth in Section 4.03 and shall follow all procedures for the payment of the Fundamental Change Make-Whole Amount as if it were fulfilling a Make-Whole Obligation upon a conversion of Notes pursuant to Section 4.01 as set forth in Section 4.03 assuming for such purpose that the Fundamental Change Repurchase Date is the Conversion Date (and, if applicable, shall be paid in Reference Property); provided that if the Company elects Physical Settlement or Combination Settlement with respect to the settlement of the Fundamental Change Make-Whole Amount and, due to either the Aggregate Share Cap or the Ownership Limitation, the Company is unable to settle all of its obligations using shares of Common Stock (or Reference Property, as applicable), then any remaining amounts owed pursuant to Section 3.02(a) shall be settled by the Company in cash.

Section 3.03. Effect of Fundamental Change Repurchase Notice.

(a) Upon receipt by any Paying Agent of a properly completed Fundamental Change Repurchase Notice from a Holder pursuant to Section 3.01(c) hereof, the Holder of the Note in respect of which such Fundamental Change Repurchase Notice was given shall (unless such Fundamental Change Repurchase Notice is withdrawn as specified in Section 3.03(b)) thereafter be entitled to receive the Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, with respect to such Note. Such Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, shall be paid to such Holder promptly following the later of:

(1) the Fundamental Change Repurchase Date; and

(2) the time of delivery of such Note to a Paying Agent by the Holder thereof in the manner required by Section 3.01(c).

Notes in respect of which a Fundamental Change Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article 4 on or after the date of the delivery of such Fundamental Change Repurchase Notice unless such Fundamental Change Repurchase Notice has first been validly withdrawn in accordance with Section 3.03(b) with respect to the Notes to be converted.

(b) A Fundamental Change Repurchase Notice may be withdrawn by means of a written notice (which may be delivered by mail, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Applicable Procedures) of withdrawal delivered by the Holder to a Paying Agent at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(1) if Definitive Notes have been issued, the certificate number of the Note being withdrawn in whole or in part (or if the Notes are not certificated, such written notice must comply with the Applicable Procedures),

(2) the principal amount of the Note or portion thereof (which must be a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof) with respect to which such notice of withdrawal is being submitted, and

(3) the portion of the principal amount of the Note, if any, that will remain subject to the Fundamental Change Repurchase Notice, which portion must be a principal amount of $1,000 or an integral multiple thereof.

Section 3.04. Deposit of Fundamental Change Repurchase Price.

(a) On or before 12:00 p.m. (noon), New York City time, on the applicable Fundamental Change Repurchase Date, the Company shall deposit with the Trustee or with a Paying Agent (or if the Company or a Wholly Owned Subsidiary of the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 2.04) an amount of cash (in immediately available funds) sufficient to pay the aggregate Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, of all the Notes or portions thereof that are to be purchased as of such Fundamental Change Repurchase Date.

(b) If a Paying Agent or the Trustee holds, in accordance with the terms hereof, on the Fundamental Change Repurchase Date money sufficient to pay the Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, of any Note for which a Fundamental Change Repurchase Notice has been tendered and not withdrawn in accordance with this Indenture then, on the Fundamental Change Repurchase Date, such Note will cease to be outstanding, whether or not the Note is delivered to the Paying Agent or the Trustee, and interest, if any, shall cease to accrue, and the rights of the Holder in respect of the Note shall terminate (other than the right to receive the Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, as aforesaid). The Company shall publicly announce the principal amount of Notes repurchased on or as soon as practicable after the Fundamental Change Repurchase Date.

(c) The Paying Agent will promptly return to the respective Holders thereof any Notes with respect to which a Fundamental Change Repurchase Notice has been withdrawn in compliance with this Indenture.

(d) To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.04 exceeds the aggregate Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, of the Notes or portions thereof that the Company is obligated to purchase, then within five (5) Business Days after the Fundamental Change Repurchase Date the Trustee or a Paying Agent, as the case may be, shall return any such excess cash to the Company.

(e) Any Note that is to be purchased only in part shall be surrendered at the office of a Paying Agent, and promptly after the Fundamental Change Repurchase Date, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of such authorized denomination or denominations as may be requested by such Holder (which must be equal to $1,000 principal amount or any integral thereof), in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

(f) In connection with any offer to purchase of Notes under Section 3.01, the Company shall:

(1) comply with Rule 13e-4 and Rule 14e-1 (or any successor to either such Rule), and any other tender offer rules, if applicable, under the Exchange Act;

(2) file the related Schedule TO (or any successor or similar schedule, form or report) if required under the Exchange Act; and

(3) otherwise comply with all federal and state securities Laws in connection with such offer to purchase or purchase of Notes, all so as to permit the rights of the Holders and obligations of the Company under Section 3.01 through Section 3.05 to be exercised in the time and in the manner specified therein. To the extent that compliance with any such Laws, rules and regulations would result in a conflict with any of the terms hereof, this Indenture is hereby modified to the extent required for the Company to comply with such Laws, rules and regulations.

Section 3.05. Cancellation. The Company shall surrender any Note purchased by the Company pursuant to this Article 3 to the Trustee for cancellation.

ARTICLE 4

CONVERSION

Section 4.01. Conversion Privilege. Subject to and upon compliance with the provisions of this Article 4, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date (or, for any Notes called for redemption by the

Company upon exercise of its redemption right as set forth in Article 5, the Close of Business on the Business Day immediately preceding the applicable Redemption Date) based on the Conversion Rate (subject to, and in accordance with, the settlement provisions of this Article 4, including the requirement to pay any Make-Whole Obligation, the “Conversion Obligation”). Upon conversion of a Note, the Company will pay or deliver to the converting Holder, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, in its sole discretion (subject to Section 4.05 and Section 4.15) pursuant to Section 4.02.

Section 4.02. Settlement Upon Conversion.

(a) Conversion Obligation.

(1) Settlement Method. Subject to Section 4.08, and subject to the Aggregate Share Cap, the Ownership Limitation and Section 4.15(b), upon the conversion of any Note, the Company shall settle such conversion by paying or delivering, as applicable and as provided in this Article 4, either (A) solely cash (a “Cash Settlement”); (B) shares of Common Stock, together, if applicable, with cash in lieu of fractional shares as provided in Section 4.02(b)(1) (a “Physical Settlement”); or (C) a combination of cash and shares of Common Stock, together, if applicable, with cash in lieu of fractional shares as provided in Section 4.02(b)(3) (a “Combination Settlement”). The Company shall have the right in its sole discretion to elect the Settlement Method applicable to any conversion of a Note; provided, however, that:

(i) (x) all conversions of Notes whose Conversion Date occurs on or after the 47th Scheduled Trading Day immediately preceding the Maturity Date will be settled using the same Settlement Method, and the Company shall send written notice of such Settlement Method to the Holders, through the Trustee, in the Company’s name and at the Company’s expense, no later than the Close of Business on the Business Day immediately preceding such date and (y) all conversions for which the Conversion Date occurs during the Redemption Conversion Period will be settled using the same Settlement Method and the Company shall send written notice of such Settlement Method to Holders, through the Trustee, in the Company’s name and at the Company’s expense, concurrently with delivery of the Redemption Notice;

(ii) the Company shall use the same Settlement Method for all conversions of Notes whose Conversion Dates occur on the same day (and, for the avoidance of doubt, the Company shall not be obligated to use the same Settlement Method with respect to conversions of Notes whose Conversion Dates occur on different days, except as provided in Section 4.02(a)(1)(i) above);

(iii) if the Company elects a Settlement Method with respect to the conversion of any Note whose Conversion Date occurs before the 47th Scheduled Trading Day immediately preceding the Maturity Date and not during a Redemption Conversion Period, the Company shall send written notice of such Settlement Method to the Holder of such Note through the Trustee, in the Company’s name and at the Company’s expense, which, if the Company elects Combination Settlement, will include the Specified Dollar Amount (the “Specified Dollar Amount Election Notice”), no later than the first Business Day following the Conversion Date for such converted Note (the “Settlement Method Deadline”);

(iv) if the Company does not elect a Settlement Method on or before the Settlement Method Deadline, then, subject to the Aggregate Share Cap, the Ownership Limitation and Section 4.15(c), the Company will be deemed to have elected Physical Settlement;

(v) if the Company elects Combination Settlement with respect to the conversion of a Note but does not notify the Holder of such Note of the Specified Dollar Amount on or before the Settlement Method Deadline, then the Specified Dollar Amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of such Note; and

(vi) until the Reverse Stock Split Effective Date or the Authorized Share Amendment Effective Date, the Company must select a Specified Dollar Amount per $1,000 principal amount of Notes such that the aggregate number of shares of Common Stock the Company would be required to deliver pursuant to its then outstanding Conversion Obligation will not exceed the Aggregate Share Cap.

Except as set forth in this Section 4.02, Section 4.03 and Section 4.15, the Company shall not be restricted from electing Physical Settlement or Combination Settlement with respect to any conversion.

(b) Conversion Consideration. Subject to Section 4.05, the type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted shall be as follows (subject to, in the case of Physical Settlement or Combination Settlement, the Aggregate Share Cap and the Ownership Limitation):

(1) if Physical Settlement applies to such conversion, (I) a whole number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion (which, if not a whole number, shall be rounded down to the nearest whole number); and (II) if such Conversion Rate is not a whole number, cash in lieu of the related fractional share in an amount equal to the product of (x) the Daily VWAP on such Conversion Date (or if such Conversion Date is not a Trading Day, the immediately preceding Trading Day) and (y) the fractional portion of such Conversion Rate;

(2) if Cash Settlement applies to such conversion, cash in an amount equal to the sum of the Daily Conversion Values for each of the ten (10) or forty-five (45), as applicable, consecutive Trading Days in the relevant Observation Period for such Note; or

(3) if Combination Settlement applies to such conversion, a settlement amount equal to (I) the sum of the Daily Settlement Amounts for each of the ten (10) or forty-five (45), as applicable, consecutive Trading Days in the Observation Period for such conversion (which, for the avoidance of doubt, shall consist of a number of whole shares of Common Stock equal to the sum of the Daily Share Amounts for each of the Trading Days in such Observation Period (which, if such sum is not a whole number, shall be rounded down to the nearest whole number) and cash in an amount equal to the sum of the Daily Cash Amounts for each of the Trading Days in such Observation Period); and (II) if the sum of the Daily Share Amounts for each of the Trading Days in such Observation Period is not a whole number, cash in lieu of the related fractional share in an amount equal to the product of (x) the Daily VWAP on the last Trading Day of such Observation Period and (y) the fractional portion of such sum.

With respect to any conversion of Notes to which Cash Settlement or Combination Settlement applies under Section 4.01, the Company shall determine the Conversion Consideration due thereupon within one Business Day following the last day of the applicable Observation Period and, immediately upon such determination, shall notify the Trustee and the Conversion Agent (if other than the Trustee) in writing of the same and the calculation thereof in reasonable detail. Neither the Trustee nor the Conversion Agent (if other than the Trustee) shall have any responsibility for any such determination.

Section 4.03. Make-Whole Premium Upon Conversion.

(a) In connection with any conversion of Notes (including in connection with a Mandatory Conversion), in addition to conversion obligations as set forth above under Section 4.02 or below under Section 4.12, the Company shall also pay or deliver to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, a Make-Whole Premium (subject to, and in accordance with, this Section 4.03, the “Make-Whole Obligation”).

(1) If the Company does not elect a Make-Whole Settlement Method on or before the Settlement Method Deadline, then, subject to the Aggregate Share Cap, the Ownership Limitation and Section 4.15(c), the Company will be deemed to have elected Physical Settlement as the Make-Whole Settlement Method.

(2) Subject to the Aggregate Share Cap, the Ownership Limitation and Section 4.15(c), the Company may elect any Make-Whole Settlement Method by delivering a written notice containing such election to the Holder of such Note through the Trustee, in the Company’s name and at the Company’s expense, no later than the Settlement Method Deadline. If the Company elects Combination Settlement as the Make-Whole Settlement Method, the Company shall also specify in such notice the Make-Whole Specified Dollar Amount per $1,000 principal amount of Notes up to which the Company shall settle the Make-Whole Obligation in cash, excluding cash in lieu of fractional shares (the “Make-Whole Specified Dollar Amount Election Notice”). If the Company fails to so specify the Make-Whole Specified Dollar Amount in any such notice, then the Make-Whole Specified Dollar Amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of such Note.

(3) The Company shall use the same Make-Whole Settlement Method for all conversions of Notes whose Conversion Date occurs on or after the forty-seventh (47th) Scheduled Trading Day immediately preceding the Maturity Date, and the Company shall send written notice of such Make-Whole Settlement Method to Holders, through the Trustee, in the Company’s name and at the Company’s expense, no later than the Close of Business on the Business Day immediately preceding such date.

(4) The Company shall use the same Make-Whole Settlement Method for all conversions of Notes whose Conversion Dates occur on the same day (and, for the avoidance of doubt, the Company shall not be obligated to use the same Make-Whole Settlement Method with respect to conversions of Notes whose Conversion Dates occur on different days, except as provided in Section 4.03(a)(3) above).

(5) Except as set forth in this Section 4.03, Section 4.10(a) or Section 4.15(b), the Company shall settle in accordance with Section 4.04 its Make-Whole Obligation in connection with any conversion of Notes in accordance with one of the following “Make-Whole Settlement Methods” (subject to, in the case of Physical Settlement or Combination Settlement, the Aggregate Share Cap and the Ownership Limitation):

(i) If “Cash Settlement” applies with respect to the Make-Whole Premium due upon any conversion, then, for each $1,000 principal amount of Notes converted, the Company shall pay to the converting Holder, an amount of cash equal to the Make-Whole Premium;

(ii) If “Physical Settlement” applies with respect to the Make-Whole Premium due upon any conversion, then, for each $1,000 principal amount of Notes converted, the Company shall deliver to the converting Holder, (1) a number of shares of Common Stock equal to the Make-Whole Premium divided by the Conversion Make-Whole Share Price and (2) cash in lieu of fractional shares, if any;

(iii) If “Combination Settlement” applies with respect to the Make-Whole Premium due upon any conversion, then, for each $1,000 principal amount of Notes converted, the Company shall pay and deliver to the converting Holder, (1) cash equal to the lesser of the Make-Whole Premium and the Make-Whole Specified Dollar Amount, (2) a number of shares of Common Stock, if any, equal to the Share Make-Whole Premium Number and (3) cash in lieu of fractional shares, if any.

(6) No later than the Settlement Method Deadline, the Company shall notify the Trustee and the Conversion Agent of the Conversion Make-Whole Share Price (if applicable), the Share Make-Whole Premium Number (if applicable) and the amount of cash payable in lieu of delivering fractional shares of Common Stock (if applicable). The Trustee and the Conversion Agent shall have no responsibility for any such determination.

(7) For the avoidance of doubt, the Company may elect to settle its Conversion Obligation (other than the Make-Whole Obligation) by a Settlement Method that is different from the Make-Whole Settlement Method by which it settles its Make-Whole Obligation.

(b) The Person in whose name any shares of Common Stock shall be issuable upon settlement of the Make-Whole Obligation shall be treated as a stockholder of record as of the Close of Business on the last Trading Day of the relevant Observation Period.

(c) The Company shall not issue any fractional share of Common Stock upon settlement of the Make-Whole Obligation and shall instead pay cash in lieu of delivering any fractional share of Common Stock based on the Daily VWAP for the last VWAP Trading Day of the relevant Observation Period.

(d) Notwithstanding anything contained in this Section 4.03, if, during the first six (6) months following the Issue Date, (i) the Company executes a binding definitive agreement (other than a letter of intent or any other preliminary written agreement or term sheet) that if consummated would result in a Fundamental Change and (ii) such definitive agreement (after giving effect to any amendments thereto) relating to the Fundamental Change to which such Fundamental Change Repurchase Date relates provides for a Stock Price equal to or greater than 105% of the Conversion Price for the Notes in effect as determined at the Close of Business on the date immediately preceding the date that a definitive agreement is first executed in connection with such Fundamental Change and such Fundamental Change is consummated in accordance with the terms of such definitive agreement at the same (or higher) Stock Price, then the Company’s Make-Whole Obligation in connection with any conversions of the Notes following the execution of such definitive agreement shall be reduced by fifty percent (50%) until the earlier of (1) the consummation of such Fundamental Change or (2) the termination of the definitive agreement related to such Fundamental Change.

For the avoidance of doubt, if the Company amends the definitive agreement relating to the Fundamental Change to which such Fundamental Change Repurchase Date relates or, during any applicable “go-shop” or other similar periods, terminates the original definitive agreement and promptly enters into a new definitive agreement that upon consummation would result in substantially the same Fundamental Change as the original definitive agreement had contemplated, then the applicable Conversion Price to be used when referencing the relevant ratio of the Stock Price to the Conversion Price shall be the Conversion Price for the Notes in effect as determined at the Close of Business on the date immediately preceding the date that the original definitive agreement was first executed.

Section 4.04. Delivery of Conversion Consideration. Except as set forth in Section 4.06 and Section 4.07 hereof, the Company shall pay or deliver, as the case may be, the Conversion Consideration and any Make-Whole Obligation due upon the conversion of any Note (the “Conversion Settlement Amount”) to the Holder thereof on the first Business Day immediately following the Settlement Method Deadline (each such date being a “Conversion Settlement Date”), provided that if clause (ii) of the definition of “Observation Period” applies to such conversion, the Conversion Settlement Date shall be the Maturity Date.

Section 4.05. Conversion Procedure.

(a) Before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay all taxes or duties, if any, as set forth in Section 4.06 and (ii) in the case of a Definitive Note (1) complete, manually sign and deliver an irrevocable written notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, pay all transfer or similar taxes, and (4) if required, furnish appropriate endorsements and transfer documents. The Conversion Agent shall notify the Company in writing of any conversion of a Note by a Holder pursuant to this Article 4 as soon as practicable but in no event later than one (1) Business Day following receipt by the Conversion Agent of a Notice of Conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 3.03(b). If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(b) The date on which a Note shall be deemed converted pursuant to a Notice of Conversion (the “Conversion Date”) shall be the later to occur of (i) the date that is one (1) Business Day following the date that the Trustee (or, if different, the Conversion Agent) has received from a Holder a Notice of Conversion, and (ii) the date that the Holder has complied with the requirements set forth in subsection (a) above.

(c) In case any Definitive Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer tax or similar governmental charge required by Law or otherwise permitted hereunder.

(d) Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(e) On the Conversion Settlement Date with respect to any conversion of Notes, the Company shall pay to the Holders of such converted Notes all accrued and unpaid interest on such Notes to, but not including, such Conversion Settlement Date in accordance with Section 2.15; provided that, if the Conversion Date for any Note occurs after the Regular Record Date with respect to an Interest Payment Date and prior to such Interest Payment Date, the Company shall, in lieu of making such payment on the Conversion Settlement Date, pay, on or before such Interest Payment Date, the interest payable on such Note on such Interest Payment Date to the Holder of such Note as of the Close of Business on such Regular Record Date in accordance with Section 2.15.

Section 4.06. Taxes Due Upon Conversion. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion, unless the tax is due because the Holder requests that any shares be issued in a name other than the Holder’s name, in which case the Holder will pay that tax. The Conversion Agent may refuse to deliver the certificate representing the Common Stock being issued or delivered in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because the shares are to be issued or delivered in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by Law or regulation.

Section 4.07. Common Stock Issued Upon Conversion.

(a) On or prior to the Issue Date, the Company will reserve out of its authorized but unissued shares of Common Stock, for delivery upon conversion of Notes under this Indenture, a number of shares of Common Stock equal to the Aggregate Share Cap. If the Company obtains stockholder approval of the Reverse Stock Split or the Authorized Share Amendment, then promptly following the Reverse Stock Split Effective Date or the Authorized Share Amendment Effective Date, the Company will reserve out of its authorized but unissued shares of Common Stock, for delivery upon conversion of Notes under this Indenture, the maximum number of shares of Common Stock issuable upon conversion of all then-outstanding Notes (assuming Physical Settlement) at the Conversion Rate then applicable, after giving effect to the maximum number of Shares that may be issued by the Company in satisfaction of its Make-Whole Obligation for all such Notes, in each case without giving effect to any Ownership Limitation, plus such additional number of shares of Common Stock that the Company reasonably anticipates issuing in connection with interest payments on the Notes, assuming for purposes of the calculations required by this Section 4.07(a) that the Conversion Make-Whole Share Price is equal to one-half (1/2) the simple average of the ten (10) Daily VWAPs for the ten (10) Trading Day period ending on, and including, the Trading Day immediately preceding the date that the applicable definitive proxy statement relating to the Reverse Stock Split or Authorized Share Amendment is filed with the SEC.

(b) Any shares of Common Stock delivered upon the conversion of the Notes or as satisfaction of the Make-Whole Obligation or any interest payment will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive or similar rights of any securityholder of the Company and free of any lien or adverse claim as the result of any action by the Company. In addition, the Company will endeavor to comply promptly with all federal and state securities Laws regulating the offer and delivery of any shares of Common Stock issuable upon conversion of the Notes or as satisfaction of the Make-Whole Obligation or any interest payment; provided that the Company will not be obligated to register the offer and sale of such Common Stock under the Securities Act or any other applicable securities Laws and shall use its commercially reasonable efforts to cause any shares of Common Stock issuable upon conversion of a Note or as satisfaction of the Make-Whole Obligation or any interest payment to be listed on each national securities exchange or automated quotation system on which the shares of Common Stock are listed on the applicable Conversion Date.

Section 4.08. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of a share split or share combination or a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 4.08, without having to convert their Notes, as if they held a number of shares of the Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder, divided by $1,000.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or effective date of such share split or share combination, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or effective date of such share split or share combination, as applicable, prior to giving effect to such dividend, distribution, share split or share combination; and

OS’	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 4.08(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 4.08(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company issues to all or substantially all holders of Common Stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding such Ex-Dividend Date.

Any increase made under this Section 4.08(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 4.08(b) and for the purpose of Section 4.01, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Last Reported Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the Fair Market Value of such consideration, if other than cash.

(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other of its assets or property or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 4.08(a) or Section 4.08(b), (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 4.08(d), and (iii) Spin-Offs as to which the provisions set forth below in this Section 4.08(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the Fair Market Value of the Distributed Property with respect to each outstanding share of Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 4.08(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive without having to convert its Notes, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 4.08(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 4.08(c) where there has been a payment of a dividend or other distribution on Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR’	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar Equity Interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph shall occur on the last Trading Day of the Valuation Period; provided that (i) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant conversion date occurs during the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date for such Spin-Off and such Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for with Cash Settlement or Combination Settlement is applicable, for any Trading day that falls within the relevant Observation Period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date for such Spin-Off and such Trading Day in determining the Conversion Rate as of such Trading Day and (ii) if the Ex-Dividend Date for the Spin-Off is less than 10 Trading Days prior to, and including, the end of the Observation Period in respect of any conversion, references in this Section 4.08(c) with respect to 10 Trading Days shall be deemed to be replaced solely in respect of that conversion with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Observation Period.

For purposes of this Section 4.08(c), rights, options or warrants distributed by the Company pursuant to a stockholders rights or other plan to all or substantially all holders of Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.08(c) (and no adjustment to the Conversion Rate under this Section 4.08(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.08(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.08(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 4.08(a), Section 4.08(b) and this Section 4.08(c), any dividend or distribution to which this Section 4.08(c) is applicable that also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 4.08(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 4.08(b) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4.08(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 4.08(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 4.08(a) and Section 4.08(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or effective date of such share split or share combination, as applicable” within the meaning of Section 4.08(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 4.08(b).

(d) If the Company makes any cash dividend or distribution is made to all or substantially all holders of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to all or substantially all holders of Common Stock.

Any increase pursuant to this Section 4.08(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share exceeds the Last Reported Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, as the case may be, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR’	=	the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender offer or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender offer or exchange offer);

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender offer or exchange offer); and

SP’	=	the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender offer or exchange offer expires.

The adjustment to the Conversion Rate under this Section 4.08(e) shall occur at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that (i) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the 10 Trading days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading days as have elapsed between the expiration date of such tender or exchange offer and such Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading day that falls within the relevant Observation Period for such conversion and within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in this Section 4.08(e) shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and such Trading Day in determining the Conversion Rate as of such Trading Day and (ii) if the Trading Day next succeeding the expiration date of any tender or exchange offer is less than 10 Trading Days prior to, and including, the end of the Observation Period in respect of any conversion, references in this Section 4.08(e) with respect to 10 Trading Days shall be deemed replaced solely in respect of that conversion with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the expiration date to, and including, the last Trading Day of such Observation Period.

(f) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities.

(g) Notwithstanding anything to the contrary herein or in the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date pursuant to this Section 4.08, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related record date would be treated, on such record date, as the record holder of the shares of Common Stock, if any, issuable upon such conversion based on an adjusted Conversion Rate for such Ex-Dividend Date, then the Conversion Rate adjustment relating to such Ex-Dividend Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were, as of such record date, the record owner of such shares of Common Stock on an unadjusted basis and will participate in the related dividend, distribution or other event giving rise to such adjustment.

(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 4.08, and to the extent permitted by applicable Law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable Law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall mail to the Holder of each Note at its last address appearing on the note register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) If the Company has a rights plan in effect when a Holder converts a Note, the Company will deliver to such Holder, in addition to any shares of Common Stock otherwise issuable to such Holder upon conversion of such Note, any rights that, under the rights plan, would be applicable to a share of Common Stock, unless prior to the Conversion Date for such Note, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 4.08(c) as if, at the time of such separation, the Company had distributed to all holders of the Common Stock shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(j) Notwithstanding anything to the contrary in this Article 4, the Conversion Rate shall not be adjusted:

(1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(2) for ordinary course of business stock repurchases that are not tender offers referred to in clause (e) of the adjustments above, including structured or derivative transactions, pursuant to a stock repurchase program approved by the Board of Directors;

(3) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(4) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (b) of this subsection and outstanding as of the date the Notes were first issued;

(5) solely for a change in the par value of Common Stock; or

(6) for accrued and unpaid interest on the Notes, if any.

(k) All calculations and other determinations in respect of the Conversion Rate shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. The Company may defer any adjustment to the Conversion Rate unless such adjustment would increase or decrease the Conversion Rate by at least 1% of the Conversion Rate in effect at the time the Company would otherwise be required to make such adjustment; provided, however, that if the Company will carry forward any adjustment that is less than 1% of the Conversion Rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually on the anniversary of the first date of issue of the Notes and (ii) otherwise (1) upon conversion of any Notes or (2) prior to any Fundamental Change Repurchase Date, unless such adjustment has already been made. The Company will not take any action that would result in adjustment of the Conversion Rate, pursuant to clauses (a) through (e) of this Section 4.08, in such a manner as to result in the reduction of the Conversion Price to less than the par value per share of Common Stock.

(l) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall disseminate a press release detailing the new Conversion Rate and other relevant information. Failure to disseminate such press release shall not affect the legality or validity of any such adjustment.

(m) For purposes of this Section 4.08, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(n) A Holder may, in some circumstances, including a distribution of cash dividends to holders of shares of Common Stock, be deemed to have received income subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate. To the extent the applicable withholding agent pays withholding taxes or backup withholding on behalf of a holder or beneficial owner (for U.S. federal income tax purposes) of a Note as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate, the applicable withholding agent may, at its option, set off such payments against payments of interest on the Note or the proceeds from the sale, conversion or other Disposition of the Note.

Section 4.09. Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, Daily VWAPs, Make-Whole Specified Dollar Amounts or Daily Settlement Amounts (or any function thereof) over a span of multiple days (including an Observation Period, the period for determining the Conversion Make-Whole Share Price and the period for determining whether the Company may exercise its redemption right), the Board of Directors shall make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period when the Last Reported Sale Prices, Daily VWAPs, Make-Whole Specified Dollar Amounts or Daily Settlement Amounts are to be calculated.

Section 4.10. Effect of Recapitalizations, Reclassifications and Changes of Common Stock.

(a) In the case of:

(1) any recapitalization, reclassification or change of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination);

(2) any consolidation, merger or combination involving the Company;

(3) any sale, lease, transfer, conveyance or other disposition to a third party, in one or a series of related transactions, of all or substantially all of the property and assets of the Company; or

(4) any statutory share exchange,

in each case, as a result of which Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Reorganization Event”), then the Company shall make appropriate provisions (pursuant to a supplemental indenture as described below) to ensure that the Holders of any Notes outstanding immediately prior to the effective time of such Reorganization Event will thereafter have the right to acquire and receive in lieu of the shares of Common Stock otherwise acquirable or receivable upon the conversion of such Notes (without regard to the Ownership Limitation or any other restriction or limitation on exercise), at and after the effective time of such Reorganization Event, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof), as would have been issued or payable in such Reorganization Event with respect to, or in exchange for, the number of shares of Common Stock which would have been acquirable or receivable upon the conversion of the Notes outstanding immediately prior to the effective time of such Reorganization Event (without regard to the Ownership Limitation or any other restriction or limitation on exercise) upon the occurrence of such Reorganization Event (such shares of stock, other securities or other property or assets (including cash or any combination thereof) the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive). Prior to or at the effective time of such Reorganization Event, the Company or the Reorganization Successor Company, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 12.01(iv) providing for such provisions as set forth above; provided, however, that at and after the effective time of the Reorganization Event (A) the Company shall continue to have the right to elect Cash Settlement, Combination Settlement or Physical Settlement for the Settlement Method applicable to the conversion of Notes in accordance with Section 4.02, (B) (i) any amount payable in cash upon conversion of the Notes in accordance with Section 4.02 shall continue to be payable in cash, (ii) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 4.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Reorganization Event and (iii) the Daily VWAP shall be calculated based on the value of a unit of Reference Property, (C) the Make-Whole Obligation shall be satisfied by Cash Settlement and (D) the Ownership Limitation shall continue to apply to the extent any Reference Property constitutes an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act.

For purposes of the foregoing, if the Reorganization Event causes Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in whole or in part upon any form of stockholder election), then the Reference Property shall be deemed to be (1) if the holders of a majority of Common Stock make an affirmative election, the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (2) if the holders of a majority of Common Stock do not make an affirmative election, the weighted average of the types and amounts of consideration received by all holders of Common Stock. The Company shall notify the Holders, the Trustee and the Paying Agent of the weighted average as soon as practicable after the determination is made. If the holders of Common Stock receive only cash in such Reorganization Event, then for all conversions that occur after the effective date of such Reorganization Event (x) the consideration due upon conversion of each $1,000 principal amount of Notes shall solely be cash in an amount equal to the Conversion Rate (as may be increased pursuant to this Article 4) in effect on the Conversion Date, multiplied by the price paid per share of Common Stock in such Reorganization Event and (y) the Company will satisfy the Conversion Obligation by paying cash to converting Holders on the first Trading Day immediately following the Conversion Date.

Such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 4. If, in the case of any Reorganization Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the Reorganization Successor Company, as the case may be, in such Reorganization Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including, to the extent reasonably considered necessary by the Board of Directors, the provisions providing for the purchase rights set forth in Article 3.

(b) If the Company executes a supplemental indenture pursuant to subsection (a) of this Section 4.09, the Company shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Reorganization Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at its address appearing on the note register provided for in this Indenture, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Company shall not become a party to any Reorganization Event unless its terms are consistent with this Section 4.09. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash as set forth in Section 4.01 and Section 4.02, or to exercise its rights under Article 3 in respect of a purchase of the Notes, in each case, prior to the effective date of such Reorganization Event.

(d) The provisions of this Section shall similarly apply to successive Reorganization Events.

Section 4.11. Exchange in Lieu of Conversion.

(a) When a Holder surrenders a Note for conversion, and the relevant Conversion Date occurs prior to the forty-seventh (47th) Scheduled Trading Day immediately preceding the Maturity Date, the Company may, in its sole discretion, direct the Conversion Agent to surrender, on or prior to the Business Day following the Conversion Date, such Notes to a financial institution designated by the Company for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated institution must agree to pay or deliver, as applicable, in exchange for such Notes, the Conversion Consideration that the Company would be obligated to pay or deliver, as applicable, upon conversion of such Notes at the time the Company would otherwise be required to pay or deliver such cash and/or shares of

Common Stock, as applicable, all in accordance with Section 4.02. By the Close of Business on the Business Day following the Conversion Date, the Company shall notify the Holder surrendering Notes for conversion, the Trustee and the Conversion Agent that the Company has directed the designated institution to make an exchange in lieu of conversion and that the designated financial institution has agreed to make such exchange in lieu of conversion.

(b) If the designated financial institution accepts any such Notes, it will deliver the Conversion Consideration due upon conversion of such Notes directly to the Holder of such Notes on the date the Company would have otherwise been required to deliver such Conversion Consideration. Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange in lieu of conversion but does not timely deliver the applicable Conversion Consideration, or if such designated institution does not accept the Notes for exchange, the Company will deliver the Conversion Consideration due to the Holder on the applicable Conversion Settlement Date thereof in accordance with Section 4.02 as if the Company had not made an exchange in lieu of conversion election. The Company’s designation of a financial institution to which the Notes may be submitted for exchange does not require the financial institution to accept any Notes. The Company may, but will not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

Section 4.12. Mandatory Conversion.

(a) Subject to Section 4.12(b) and Section 4.12(i), the Company may elect at its option to cause all or a portion of the Notes to be mandatorily converted (the “Mandatory Conversion”) at any time following the Issue Date and prior to the Close of Business on the Business Day immediately preceding the Maturity Date in accordance with the Settlement Methods and Make-Whole Settlement Methods set forth in Section 4.02, Section 4.03 and Section 4.04 and the related definitions (as applied mutatis mutandis to a Mandatory Conversion, as if references to “Conversion Date” were instead to “Mandatory Conversion Date”, provided that the Settlement Method shall be identified in the Mandatory Conversion Notice), if the Last Reported Sale Price of Common Stock for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period, ending on the Trading Day prior to the Mandatory Conversion Notice Date equals or exceeds the Mandatory Conversion Trigger Percentage (any such period, a “Mandatory Conversion Trigger Period”).

(b) Notwithstanding the foregoing, a Mandatory Conversion shall not occur unless, as evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent (if other than the Trustee) on the Mandatory Conversion Date, all of the conditions listed below (the “Equity Conditions”) are satisfied on each day during the period (x) commencing on, and including, the date of the Mandatory Conversion Notice relating to such Mandatory Conversion and (y) ending on, and including, the Mandatory Conversion Date relating to such Mandatory Conversion (the “Equity Conditions Measuring Period”):

(1) Common Stock deliverable upon conversion (except in respect of any Restricted Notes) shall be Freely Tradable without any Restricted Stock Legend and eligible for sale without the need for registration under any applicable federal or state securities laws and shall be listed or traded on an Eligible Market and shall not then be suspended from trading on such Eligible Market (nor shall delisting or suspension by such Eligible Market been threatened or pending in writing by such exchange or market, unless such exchange or market has subsequently confirmed in writing that delisting or suspension is no longer threatened or pending);

(2) on or prior to such Mandatory Conversion Date, for any Notes validly surrendered by the Holders for conversion prior to the Mandatory Conversion Date in accordance with the terms of this Indenture, the Company shall have delivered and paid the number of shares of Common Stock and the amount of cash due upon conversion of those Notes to the applicable Holders in accordance with Section 4.01;

(3) any shares of Common Stock to be issued upon conversion may be issued without violating the Company’s governing documents and the rules or regulations of The NASDAQ Global Market (including in excess of the Aggregate Share Cap) or any other applicable Eligible Market on which Common Stock delivered upon conversion is or are then listed or trading;

(4) the applicable shares of Common Stock to be issued upon conversion shall be duly authorized and will be validly issued, fully paid and non-assessable upon issuance in accordance with the terms of this Indenture; and

(5) no Event of Default shall have occurred and be continuing, including after giving effect to such Mandatory Conversion.

(c) In order to exercise a Mandatory Conversion pursuant to Section 4.12(a), the Company or, at the written request and expense of the Company, the Trustee on behalf of the Company, shall deliver to each Holder a notice (a “Mandatory Conversion Notice”) of exercise of such Mandatory Conversion within five Business Days after the end of any Mandatory Conversion Trigger Period (the date any such Mandatory Conversion Notice is sent to the Holders in the manner herein provided, the “Mandatory Conversion Notice Date”). The Company will select the date on which the Notes will be converted pursuant to such Mandatory Conversion, which shall be not less than 10 Trading Days and not more than 20 Trading Days after the Mandatory Conversion Notice Date (such date, the “Mandatory Conversion Date”); provided that no Mandatory Conversion Notice may be sent to the Holders from and after the eleventh (11th) Scheduled Trading Day immediately preceding the Maturity Date. The Company shall also deliver a copy of such Mandatory Conversion Notice to the Trustee concurrently with the delivery thereof to the Holders to the extent that the Trustee does not deliver such Mandatory Conversion Notice on behalf of the Company. If such Mandatory Conversion Notice is to be given by the Trustee, the Company shall prepare and provide the form and content of such Mandatory Conversion Notice to the Trustee. With respect to Definitive Notes, such delivery shall be by first class mail, and with respect to Global Notes, such delivery shall be pursuant to the Applicable Procedures of the Depository. The Mandatory Conversion Notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not any Holder receives such Mandatory Conversion Notice.

(d) The Mandatory Conversion Notice shall state:

(1) the Mandatory Conversion Trigger Period;

(2) the aggregate principal amount of Notes to be mandatorily converted;

(3) the Settlement Method and Make-Whole Settlement Method;

(4) the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being converted;

(5) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes;

(6) the Mandatory Conversion Date;

(7) the Conversion Rate and Conversion Price then in effect;

(8) that on and after the Mandatory Conversion Date interest on the Notes to be converted will cease to accrue; and

(9) the name and address of each Paying Agent and Conversion Agent and the place or places where such Notes are to be surrendered for conversion.

(e) If any Mandatory Conversion involves fewer than all of the then outstanding Notes, the Trustee shall select the Notes to be mandatorily converted (such that the principal amount of a Holder’s Note not to be converted equals $1,000 or an integral multiple of $1,000 in excess thereof) as follows: (1) in the case of Global Notes, in accordance with Applicable Procedures; and (2) in the case of Definitive Notes, pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate. To the extent any Note or portion thereof selected for Mandatory Conversion is thereafter submitted for voluntary conversion pursuant to Section 4.01, the portion of such Note submitted for voluntary conversion shall be deemed (so far as may be possible) to be from the portion selected for the Mandatory Conversion (with any remaining portion being voluntarily converted pursuant to Section 4.01 hereof). Notwithstanding the foregoing, to the extent that, prior to a Mandatory Conversion Date, the Holder has the right to deliver a Fundamental Change Repurchase Notice and, prior to the Close of Business on the third (3rd) Business Day immediately preceding the Mandatory Conversion Date, the Holder validly delivers a Fundamental Change Repurchase Notice in respect of any of its Notes, any such Notes subject to such Fundamental Change Repurchase Notice shall not be subject to Mandatory Conversion pursuant to such Mandatory Conversion Notice, regardless of whether such Notes have been previously selected by the Trustee for Mandatory Conversion. In such event, the Trustee shall be entitled to select replacement Notes to be mandatorily converted in accordance with the same procedures set forth above.

(f) Each Holder of a Note, by such Holder’s acceptance thereof, agrees to take or cause to be taken the following actions prior to the Mandatory Conversion Date in respect of its Notes subject to a Mandatory Conversion: (i) if a Definitive Note, surrender the mandatorily converted Note to the Conversion Agent (or in respect of a Global Note, take any actions required for the surrender of a beneficial interest in such Note pursuant to the Applicable

Procedures), (ii) furnish such endorsements and transfer documents reasonably required by the Registrar, the Conversion Agent or the Applicable Procedures, (iii) pay any transfer or other tax, if required by Section 4.06, (iv) if the Note is a Global Note, complete and deliver to the Depository any required instructions pursuant to the Applicable Procedures and (v) such other actions necessary to effectuate the Mandatory Conversion as may be reasonably requested by the Company. In the event that a Holder does not take any of the actions set forth in the immediately preceding sentence prior to the Mandatory Conversion Date, each Holder of a Note, by such Holder’s acceptance thereof, authorizes and directs the Company to take any action on such Holder’s behalf to effectuate the Mandatory Conversion and appoints the Company such Holder’s attorney-in-fact for any and all such purposes.

(g) With respect to any Notes subject to Mandatory Conversion on the Mandatory Conversion Date, the Company will deliver to the Holders of such Notes the applicable Mandatory Conversion consideration in accordance with Section 4.04, as applied mutatis mutandis to such Mandatory Conversion.

(h) Upon the Mandatory Conversion Date, unless the Company defaults in delivering or paying the amounts due pursuant to such Mandatory Conversion, interest on the Notes or portion of Notes so called for the Mandatory Conversion shall cease to accrue and the Holders thereof shall have no right in respect of such Notes except the right to receive the shares of Common Stock and cash, if any, to which they are entitled pursuant to this Section 4.12. Upon a conversion pursuant to this Section 4.12, the Person in whose name such shares of Common Stock will be registered will become the Holder of record of such shares of Common Stock at the Close of Business on the Mandatory Conversion Date for such Note.

(i) Notwithstanding anything to the contrary in this Section 4.12, the maximum aggregate principal amount that the Company shall be permitted to call for Mandatory Conversion during any 30-day period shall not exceed the Maximum Mandatory Conversion Amount.

(j) For so long as the conversion of any Notes that would have been subject to Mandatory Conversion but for the limitations set forth in Section 4.14 are unable to be so converted, the Company shall be entitled, by delivery of an updated Mandatory Conversion Notice (prepared and calculated as of such date) within five (5) Business Days after receipt of a Beneficial Ownership Certificate (as defined below) from the applicable Holder, to cause all or a portion of such Notes (to the extent still held by such Holder or its Affiliates) to be converted pursuant to this Section 4.12; provided that the requirement the Last Reported Sale Price of Common Stock during a Mandatory Conversion Trigger Period equals or exceeds the Mandatory Conversion Trigger Percentage, shall be disregarded; and provided that, for the avoidance of doubt, any such Mandatory Conversion shall count towards and comply with the limitation set forth in Section 4.12(i).

(k) For so long as a Holder whose conversion of Notes pursuant to a Mandatory Conversion was limited by the Ownership Limitation continues to hold Notes thereafter, such Holder shall, within three Business Days following the end of each fiscal quarter, commencing with the fiscal quarter in which a Mandatory Conversion of Notes held by such Holder was first limited by the Ownership Limitation, certify in writing to the Company and the Trustee its beneficial ownership of shares of Common Stock (the “Beneficial Ownership Certificate”).

(l) If any of the provisions of this Section 4.12 are inconsistent with applicable Law at the time of such Mandatory Conversion, such Law shall govern.

Section 4.13. Responsibility of Trustee. The Trustee and any Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same and shall be protected in relying upon an Officers’ Certificate with respect to the same. The Trustee and any other Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any cash that may at any time be paid upon the conversion of any Note; and the Trustee and any other Agent make no representations with respect thereto. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any Officers’ Certificate which the Company is obligated to file with the Trustee pursuant to Article 4 or any supplemental indenture entered into pursuant to Section 4.09 relating either to the kind or amount of shares of stock or securities or property (including cash) upon which the Conversion Obligation of a Holder’s Notes may be based after any event referred to in such Section 4.09 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 10.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor any Agent shall be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock or share certificates or other securities or property upon the surrender of any Note for the purpose of conversion of any Note; and neither the Trustee nor any Agent shall be responsible or liable for any failure of the Company to comply with any of the covenants of the Company contained in this Article 4. Neither the Trustee nor any Agent shall at any time be under any duty or responsibility to any Holder of Notes to either calculate the Conversion Price or make any other calculation pursuant to this Article 4.

Section 4.14. Ownership Limitation.

(a) Notwithstanding anything to the contrary in this Indenture, no Holder will be entitled to receive shares of Common Stock upon conversion of Notes (including pursuant to any Mandatory Conversion pursuant to Section 4.12) and no conversion of Notes shall take place to the extent (but only to the extent) that such receipt (or conversion) would cause such Holder to exceed the Ownership Limitation. Any purported delivery of shares of Common Stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder violating the Ownership Limitation.

(b) Any Notes surrendered for conversion (including pursuant to any Mandatory Conversion pursuant to Section 4.12) for which shares of Common Stock are not delivered due to the Ownership Limitation shall be returned to the Holders and shall remain outstanding.

Section 4.15. Aggregate Share Cap.

(a) Notwithstanding anything to the contrary in this Indenture, until the earlier of (i) April 15, 2019, (ii) the Reverse Stock Split Effective Date, (iii) the Authorized Share Amendment Effective Date and (iv) the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Company (such earliest date, the “Full Conversion Date”), the number of shares of Common Stock deliverable upon conversion of all Notes in the aggregate and satisfaction of the Make-Whole Obligation and any interest payments hereunder will be subject to, and shall not exceed, the Aggregate Share Cap.

(b)

(1) If, prior to the Full Conversion Date:

(i) the Company receives a Conversion Notice from more than one Holder of Notes for the same Conversion Date and, due to the Aggregate Share Cap, the Company does not have sufficient shares of Common Stock available to satisfy the Physical Settlement and related Make-Whole Obligation, if any, of all of such Notes submitted for conversion on such date, then the Company shall convert from each Holder of Notes electing to have Notes converted on such Conversion Date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such Holder relative to the aggregate principal amount of all Notes submitted for conversion on such Conversion Date;

(ii) the Company shall be entitled to settle such conversions using Physical Settlement up to the Aggregate Share Cap and shall not be required to pay any cash in respect of the shares of Common Stock not delivered (both for shares not delivered pursuant to the relevant conversion and any applicable Make-Whole Obligation related to such conversions); and

(iii) such Notes surrendered for conversion for which shares of Common Stock are not delivered due to the Aggregate Share Cap shall be returned to the Holders and shall remain outstanding.

(2) If, on or following the Full Conversion Date:

(i) the Company receives a Conversion Notice from one or more Holders of Notes for the same Conversion Date and, due to the Aggregate Share Cap, the Company can convert some, but not all, of such portions of the Notes submitted for conversion into Common Stock and the related Make-Whole Obligation, if any, then the Company shall be required to settle such conversions using either Cash Settlement or Combination Settlement, at the Company’s election;

(ii) if the Company elects Combination Settlement then the amount of shares of Common Stock to be given to each Holder upon settlement of such conversion (including with respect to shares delivered in satisfaction of the Make-Whole Obligation) shall be allocated by the Company on a pro rata basis among Holders surrendering their Notes for conversion on such Conversion Date based on the principal amount of Notes submitted for conversion on such date by such Holder relative to the aggregate principal amount of all Notes submitted for conversion on such Conversion Date; and

(iii) the Company shall be required to pay cash on any portion of the Notes surrendered for conversion and for which shares of Common Stock are unable to be delivered pursuant to Physical Settlement or Combination Settlement (both for the relevant conversion and any applicable Make-Whole Obligation) in accordance with the procedures set forth in Section 4.02(b)(3) and Section 4.03(a)(5)(iii), as applicable.

(c) Prior to the Authorized Share Amendment Effective Date or Reverse Stock Split Effective Date, whenever the Aggregate Share Cap is adjusted as herein provided, the Company shall promptly file with the Trustee and the Conversion Agent an Officers’ Certificate setting forth the Aggregate Share Cap after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until an authorized officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Aggregate Share Cap and may assume without inquiry that the last Aggregate Share Cap of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Aggregate Share Cap setting forth the adjusted Aggregate Share Cap and the date on which each adjustment becomes effective and shall send such notice of such adjustment of the Aggregate Share Cap to each Holder at its last address appearing on the Register of this Indenture. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

ARTICLE 5

REDEMPTION AT THE OPTION OF THE COMPANY

Section 5.01. No Sinking Fund. No sinking fund is provided for the Notes.

Section 5.02. Right to Redeem the Notes.

(a) Prior to the one year anniversary of the Issue Date, the Company may not redeem the Notes. On or after the one year anniversary of the Issue Date, and prior to the Maturity Date, the Company may redeem (a “Redemption”) all or a part of the Notes, from time to time, on the Redemption Date for an amount of cash equal to the Redemption Price for such Redemption Date.

(b) The “Redemption Price” means, for any Notes to be redeemed on a Redemption Date, a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such Redemption Date; provided, however, that if a Redemption Date occurs after a Regular Record Date, but on or prior to the

Interest Payment Date corresponding to such Regular Record Date, the Redemption Price for any Notes to be redeemed will equal 100% of the principal amount of such Notes, and any accrued and unpaid interest on such Notes to, but excluding, such Interest Payment Date will be payable, on such Interest Payment Date, to the Holder of such Notes at the Close of Business on such Regular Record Date.

(c) The “Redemption Date” means, for any redemption, the date specified as such on the Redemption Notice for such redemption, which date must be a Business Day and must be not less than 30 days, nor more than 45 days, immediately following the date on which the Company delivers such Redemption Notice.

Section 5.03. Redemption Notice. The Company will send or, upon prior written request, the Trustee will send on behalf of the Company and at the Company’s sole expense, to each Holder (and to any beneficial owner of a Global Note, as required by applicable Law and pursuant to Applicable Procedures) a written notice of Redemption (the “Redemption Notice,” and the date of such sending, the “Redemption Notice Date”) and, substantially contemporaneously therewith, the Company will issue a press release announcing such Redemption or announce such Redemption on its website or through such other public medium as the Company may use at such time.

For any redemption, the Redemption Notice corresponding to such Redemption will specify:

(a) briefly, a description of the Company’s redemption right under this Indenture;

(b) the Redemption Price for such Redemption Date (for each $1,000 principal amount of Notes);

(c) the Redemption Date for such Redemption;

(d) the name and address of the Paying Agent and of the Conversion Agent;

(e) that Notes called for Redemption may be converted at any time before the Close of Business on the Business Day immediately preceding the Redemption Date;

(f) the procedures a converting Holder must follow to convert its Notes, the Settlement Method, Make-Whole Settlement Method and, if applicable, the Specified Dollar Amount and Make-Whole Specified Dollar Amount;

(g) the Conversion Rate in effect on the Redemption Notice Date for such redemption;

(h) that Notes must be surrendered to the Paying Agent on or before the Redemption Date to collect the Redemption Price;

(i) that, unless the Company defaults in paying the Redemption Price on the Redemption Date, interest, if any, on a Note will cease to accrue on and after the Redemption Date; and

(j) the CUSIP and ISIN number(s) of the Notes.

On any Redemption Notice Date, the Company will also furnish to the Trustee an Officers’ Certificate, which Officers’ Certificate will set forth the aggregate principal amount of Notes then outstanding and include a copy of the Redemption Notice delivered by the Company on such Redemption Notice Date.

If less than all Notes then outstanding are called for Redemption, then (i) the Notes to be redeemed will be selected by the Trustee as follows: (1) in the case of Global Notes, in accordance with Applicable Procedures; and (2) in the case of Definitive Notes, pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate; and (ii) if only a portion of a Note is subject to Redemption and such Note is converted in part, then the converted portion of such Note will be deemed to be from the portion of the Note that was subject to Redemption.

Section 5.04. Effect of Redemption Notice. After the Company has delivered a Redemption Notice, each Holder will have the right to receive payment of the Redemption Price for its Notes on the later of (i) the Redemption Date and (ii)(a) if the Notes are Definitive Notes, delivery of its Notes to the Paying Agent or (b) if the Notes are Global Notes, compliance with the Applicable Procedures relating to the redemption and delivery of the beneficial interests to be redeemed to the Paying Agent; provided, however, that, until the Close of Business on the second Business Day immediately preceding such Redemption Date, Holders may convert any of their Notes, regardless of whether they have been delivered to the Paying Agent for redemption, by complying with the requirements for conversion set forth in Article 4, in which case any such converted Notes shall not be subject to redemption pursuant to such Redemption Notice. Once a Redemption Notice is delivered in accordance with Section 5.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the Redemption Price; provided, however, that a Redemption Notice may be conditional except as otherwise set forth in this Article 5. If such Redemption Notice is subject to satisfaction of one or more conditions precedent, such Redemption Notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such Redemption Notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed.

Section 5.05. Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on the Redemption Date, the Company will deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, will segregate and hold in trust as provided in Temporary Notes hereof) an amount of immediately available funds sufficient to pay the Redemption Price of all of the then outstanding Notes.

Section 5.06. Effect of Deposit. If, as of 11:00 a.m., New York City time, on any Redemption Date, the Company, in accordance with Section 5.05 hereof, has deposited with the Paying Agent money sufficient to pay the Redemption Price for every Note validly delivered in accordance with Section 5.04 hereof (and not converted before such Redemption Date), then, at the Close of Business on such Redemption Date. Every Note outstanding immediately prior to the Close of Business on such Redemption Date will cease to be outstanding and interest, if any, on such Notes will cease to accrue (regardless of whether such Notes were delivered to the

Paying Agent or book-entry transfer has been made, as applicable), except to the extent provided in the proviso to Section 5.02(b); and all other rights of the Holders of such Notes with respect to such Notes (other than the right to receive payment of the Redemption Price or, in the case of Notes surrendered for conversion in accordance with Article 4 hereof, the right to receive the Conversion Consideration due upon conversion of such Notes, and other than as provided in the proviso to Section 5.02(b)) will terminate.

Section 5.07. Covenant Not to Redeem the Notes During a Continuing Acceleration With Respect to the Notes.

(a) Notwithstanding anything to the contrary in Article 5, the Company will not redeem any Notes under this Article 5 if the principal amount of the Notes has been accelerated pursuant to Section 9.02 hereof and such acceleration has not been waived or rescinded on, or prior to, the Redemption Date (except in the case of an acceleration resulting from a Default or Event of Default by the Company that would be cured by the Company’s payment of the Redemption Price for such Notes).

(b) If a Holder delivers a Note for redemption pursuant to Section 5.03 and, on the Redemption Date, pursuant to this Section 5.07, the Company is not permitted to redeem such Note, the Paying Agent will (i) if such Note is a Definitive Note, return such Note to such Holder, and (ii) if such Note is held in book-entry form, in compliance with the Applicable Procedures, deem to be cancelled any instructions for book-entry transfer of such Note.

Section 5.08. Repayment to the Company. Subject to any applicable property Laws, if, six months after the Redemption Date, any cash held by the Paying Agent remains unclaimed, the Paying Agent will promptly return such cash to the Company; provided, however, that, to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 5.05 exceeds the aggregate Redemption Price of every Note outstanding, then as soon as practicable following the Redemption Date, the Trustee will return such excess to the Company.

ARTICLE 6

SUBORDINATION

Section 6.01. Agreement of Subordination.

(a) The Company covenants and agrees, and each Holder of Notes issued hereunder by its acceptance thereof likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article 6; and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

(b) The payment (other than (x) by payment in the form of Common Stock, (y) by conversion into Common Stock or (z) in-kind through an increase in principal amount of the Notes) of (i) the principal of, (ii) interest, premium or fees on, and (iii) any and all other amounts with respect to the Notes, including without limitation any cash portion of the Company’s conversion obligation in accordance with Article 4 due upon conversion of, all Notes (including the Fundamental Change Repurchase Amount with respect to the Notes subject to purchase in accordance with Article 3 and any other payment in connection with the conversion of the Notes) issued hereunder, in each case, shall, to the extent and in the manner hereinafter set forth in this Article 6, be subordinated and subject in right of payment to the prior payment in full in cash of all Secured Senior Indebtedness, whether outstanding at the date of this Indenture or thereafter incurred.

No provision of this Article 6 shall prevent the occurrence of any Default or Event of Default hereunder.

Section 6.02. Payments to Holders. The Company shall not make any payment (other than (x) by payment in the form of Common Stock, (y) by conversion into Common Stock or (z) in-kind through an increase in principal amount of the Notes) of (i) the principal of, (ii) interest, premium or fees on, and (iii) any and all other amounts with respect to the Notes, including without limitation any cash portion of the Company’s conversion obligation in accordance with Article 4 due upon conversion of, the Notes (including the Fundamental Change Repurchase Amount with respect to the Notes subject to purchase in accordance with Article 3 and any other payment in connection with the conversion of the Notes) (other than cash payments for fractional shares not to exceed $1,000,000 in the aggregate), except, in each case, payments and distributions (x) made by the Trustee and the Paying Agent as permitted by Section 6.05 or (y) to pay, reasonable and documented fees and expenses of the Trustee and the Agents and counsel to the Trustee and the Agents, if:

(a) a default in the payment of principal, premium, interest or other obligations due on any Secured Senior Indebtedness occurs and is continuing and, for the avoidance of doubt, including any principal which is accelerated or deemed accelerated upon any bankruptcy event with respect to the Company or any of its Subsidiaries. (or, in the case of Secured Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument or lease evidencing such Secured Senior Indebtedness) (a “Payment Default”); or

(b) an event of default, other than a Payment Default, on the Secured Senior Indebtedness occurs and is continuing (a “Nonpayment Default”) that then permits holders of such Secured Senior Indebtedness to accelerate its maturity and the Trustee has received a payment blockage notice in writing (a “Payment Blockage Notice”) from the Administrative Agent under the Secured Senior Indebtedness.

The Company may and shall resume such restricted payments on and distributions in respect of the Notes upon:

(1) in the case of a Payment Default, upon the date on which such Payment Default is cured or waived or otherwise ceases to exist; and

(2) in the case of a Nonpayment Default referred to in clause (b) above, the earlier of (i) 179 days after the date on which a Payment Blockage Notice is received by the Trustee, and (ii) the date on which the Nonpayment Default is cured or waived or otherwise ceases to exist, unless this Article 6 otherwise prohibits the payment or distribution at the time of such payment or distribution.

No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee, or be made, the basis for a subsequent Payment Blockage Notice (unless such default was waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred). Any payment that is not permitted by this Article 6 to be paid shall continue to accrue and shall not be waived. Notwithstanding any blockage period required hereunder, nothing contained in this Article 6 or elsewhere in this Indenture or in any of the Notes shall prevent the cashless conversion by a holder of any Notes into shares of Common Stock in accordance with the provisions for conversion of such Notes set forth herein.

Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company (whether voluntary or involuntary) or in bankruptcy, insolvency, receivership or similar proceedings, all amounts due or to become due upon all Secured Senior Indebtedness shall first be paid in full in cash (except payments made pursuant to Article 11 from monies deposited with the Paying Agent pursuant thereto prior to commencement of proceedings for such dissolution, winding-up, liquidation or reorganization); and upon any such dissolution or winding-up or liquidation or reorganization of the Company or bankruptcy, insolvency, receivership or other similar proceeding, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes, the Trustee or any Agents would be entitled, except for the provision of this Article 6, shall (except as aforesaid) be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Notes or by the Trustee or any Agents under this Indenture if received by them or it, directly to the holders of Secured Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Secured Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Secured Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Secured Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Secured Senior Indebtedness, before any payment or distribution is made to the Holders of the Notes or to the Trustee or any Agent.

In the event of the acceleration of the Notes because of an Event of Default, no payment or distribution (other than (x) by payment in the form of Common Stock, (y) by conversion into Common Stock or (z) in-kind through an increase in principal amount of the Notes) shall be made to the Trustee, any Agent or any Holder of Notes in respect of (i) the principal of, (ii) interest, premium or fees on or (iii) any and all other amounts with respect to the Notes, including without limitation any cash portion of the Company’s conversion obligation in accordance with Article 5 due upon conversion of, the Notes (including the Fundamental Change Repurchase Amount with respect to the Notes subject to repurchase in accordance with Article 3 and any other payment in connection with the conversion of the Notes) (other than cash payments for fractional shares not to exceed $1,000,000 in the aggregate), except payments and distributions (i) made by the Trustee and the Paying Agent as permitted by Section 6.05 (ii) to pay, reasonable and documented fees and expenses of the Trustee and the Agents and counsel to the Trustee and the Agents, until all Designated Secured Senior Indebtedness has been paid in full in cash or such acceleration is rescinded in accordance with the terms of this Indenture. If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Secured Senior Indebtedness of such acceleration.

In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the foregoing, shall be received by the Trustee, any Agent or the Holders of the Notes before all Secured Senior Indebtedness is paid in full, in cash, or provision is made for such payment thereof in accordance with its terms in cash, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Secured Senior Indebtedness or their representative or representatives, or to the agent, agents, trustee or trustees under any indenture pursuant to which any instruments evidencing any Secured Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Secured Senior Indebtedness remaining unpaid to the extent necessary to pay all Secured Senior Indebtedness in full, in cash, after giving effect to any concurrent payment or distribution to or for the holders of such Secured Senior Indebtedness.

Nothing in this Section 6.02 shall apply to claims of, or payments to, the Trustee or any Agent under or pursuant to Section 10.07. This Section 6.02 shall be subject to the further provisions of Section 6.05.

Section 6.03. Subrogation of Notes.

(a) Subject to the payment in full in cash of all Secured Senior Indebtedness, the rights of the Holders of the Notes shall be subrogated, to the extent of the payments or distributions made to the holders of such Secured Senior Indebtedness pursuant to the provisions of this Article 6 (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to other indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation), to the rights of the holders of Secured Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Secured Senior Indebtedness until the principal and interest on the Notes shall be paid in full in cash. For the purposes of such subrogation, no payments or distributions to the holders of the Secured Senior Indebtedness of any cash, property or securities to which the Holders of the Notes, the Trustee or any Agent would be entitled except for the provisions of this Article 6, and no payment pursuant to the provisions of this Article 6, to or for the benefit of the holders of Secured Senior Indebtedness by Holders of the Notes or the Trustee, shall, as between the Company, its creditors other than holders of Secured Senior Indebtedness, and the Holders of the Notes, be deemed to be a payment by the Company to or on account of the Secured Senior Indebtedness. No payments or distributions of cash, property or securities to or for the benefit of the Holders of the Notes, pursuant to the subrogation provisions of this Article 6, which would otherwise have been paid to the holders of Secured Senior Indebtedness shall be deemed to be a payment by the Company to or for the account of the Notes.

(b) It is understood that the provisions of this Article 6 are and are intended solely for the purposes of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Secured Senior Indebtedness, on the other hand. Nothing contained in this Article 6 or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Secured Senior Indebtedness, and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Company other than the holders of the Secured Senior Indebtedness, nor shall anything herein or therein prevent the Trustee, any Agent or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the Intercreditor Agreement and the rights, if any, under this Article 6 of the holders of Secured Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

(c) Upon any payment or distribution of assets of the Company referred to in this Article 6, the Trustee and the Agents, subject to the provisions of Section 10.01, and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the Trustee, any Agent or to the Holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Secured Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon and all other facts pertinent thereto or to this Article 6.

Section 6.04. Authorization to Effect Subordination. Each Holder of a Notes by the Holder’s acceptance thereof authorizes and directs the Trustee or any Agent on the Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 6 and appoints the Trustee to act as the Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.03 hereof at least 30 days before the expiration of the time to file such claim, the holders of any Secured Senior Indebtedness or their representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 6.05. Notice to Trustee.

(a) The Company shall give prompt written notice in the form of an Officers’ Certificate to a Responsible Officer of the Trustee and to any Paying Agent of (a) all Secured Senior Indebtedness incurred by the Company, including the names of representatives of such holders (if actually known by the Company) of Secured Senior Indebtedness and (b) any fact known to the Company which would prohibit the making of any payment of monies to or by the Trustee or any Paying Agent in respect of the Notes pursuant to the provisions of this Article 6. Notwithstanding the provisions of this Article 6 or any other provision of this Indenture, the Trustee and the Agents shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee and the Agents in respect of the Notes pursuant to the provisions of this Article 6, unless and until a Responsible Officer of the Trustee and the Agents shall have received written notice thereof at the Corporate Trust Office or at the address for notice set forth in Section 15.01 hereof, respectively, from the Company (in the form of an Officers’ Certificate); and before the receipt of any such written notice, the Trustee and the Agents, subject to the provisions of Section 10.01, shall be entitled in all respects to assume that no such facts exist; provided that if on a date not fewer than one Business Day prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including the payment of the principal of, or interest on any Note) the Trustee and the Agents shall not have received, with respect to such monies, the notice provided for in this Section 6.05 or a Payment Blockage Notice provided for in Section 6.01, then, anything herein contained to the contrary notwithstanding, the Trustee and the Agents shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date. Notwithstanding anything in this Article 6 to the contrary, nothing shall prevent any payment by the Trustee and the Agents to the Holders of monies deposited with it pursuant to Article 11, and any such payment shall not be subject to the provisions of Article 6.

(b) In the event that the Trustee or any Agent determines in good faith that further evidence is required with respect to the right of any Person as a holder of Secured Senior Indebtedness to participate in any payment or distribution pursuant to this Article 6, the Trustee or any Agent may request such Person to furnish evidence to the reasonable satisfaction of the Trustee or such Agent as to the amount of Secured Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 6, and if such evidence is not furnished the Trustee or any Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 6.06. Trustee’s Relation to Secured Senior Indebtedness.

(a) The Trustee and the Agents, respectively, in their individual capacities shall be entitled to all the rights set forth in this Article 6 in respect of any Secured Senior Indebtedness at any time held by it, to the same extent as any other holder of Secured Senior Indebtedness, and nothing in Section 10.11 or elsewhere in this Indenture shall deprive the Trustee or any such Agents of any of its rights as such holder.

(b) With respect to the holders of Secured Senior Indebtedness, the Trustee and the Agents undertake to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 6, and no implied covenants or obligations with respect to the holders of Secured Senior Indebtedness shall be read into this Indenture against the Trustee or the Agents. Neither the Trustee nor any Agent shall be deemed to owe any fiduciary duty to the holders of Secured Senior Indebtedness and neither the Trustee nor any Agent shall be liable to any holder of Secured Senior Indebtedness if it shall pay over or deliver to Holders of Notes, the Company or any other Person money or assets to which any holder of Secured Senior Indebtedness shall be entitled by virtue of this Article 6 or otherwise.

Section 6.07. No Impairment of Subordination. No right of any present or future holder of any Secured Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Section 6.08. Limitation on Subordinated Indebtedness. The Company shall not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Secured Senior Indebtedness and senior in any ranking with respect to the Notes.

Section 6.09. Article Applicable to Paying Agents. If at any time any Paying Agent (solely in its capacity as such) other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article shall (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article in addition to or in place of the Trustee; provided, however, that Section 6.05(a) shall not apply to the Company or any wholly owned Subsidiary of the Company if it or such Affiliate acts as Paying Agent.

Section 6.10. Senior Indebtedness Entitled to Rely. The holders of Secured Senior Indebtedness (including Designated Secured Senior Indebtedness) shall have the right to rely upon this Article 6, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

ARTICLE 7

COVENANTS

Section 7.01. Payment of Notes.

(a) The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided for in the Notes and this Indenture. A payment of principal or interest, if any, shall be considered paid on the date it is due if the Paying Agent (other than the Company or any Wholly Owned Subsidiary of the Company) holds by 12:00 p.m. (noon), New York City time, on that date, money, deposited by or on behalf of the Company sufficient to make the payment. Subject to Section 4.02 and Section 4.05, accrued and unpaid interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note is registered at 5:00 p.m., New York City time, on the Regular Record Date for such interest at the office or agency of the Company maintained for such purpose. Principal, interest and Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, in each case if payable, shall be considered paid on the applicable date due if on such date the Trustee or the Paying Agent (other than the Company or a Wholly Owned Subsidiary of the Company) holds, in accordance with this Indenture, money sufficient to pay all such amounts then due. The Company shall, to the fullest extent permitted by Law, pay interest in immediately available funds on overdue principal amount and interest at the annual rate borne by the Notes compounded semi-annually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand. Cash interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

(b) Payment of the principal of and interest, if any, on the Notes shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York (which shall initially be at the address set forth in Section 2.03(c)) or at the Corporate Trust Office of the Trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that interest payable on any Global Note shall be paid to the Depositary in immediately available funds; and provided, further, that, at the option of the Company, payment of interest on Definitive Notes may be made by check mailed to the address of the Person entitled thereto as such address appears in the note register; provided, however, that a Holder of Definitive Notes with an aggregate principal amount in $2,000,000 or more will be paid by wire transfer in immediately available funds at the election of such Holder if such Holder has provided wire transfer instructions to the Trustee at least five Business Days prior to the Interest Payment Date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

(c) Notwithstanding anything contained herein to the contrary, if immediately prior to the end of any accrual period (as defined in Code Section 1272(a)(5) of the Code) ending after the fifth (5th) anniversary of the Issue Date, the Company shall make one or more payments on the Notes on or prior to the end of such accrual period(s) in such amounts necessary such that the Obligations will not be classified, as an applicable high yield discount obligation for purposes of Code Section 163(i) of the Code.

Section 7.02. SEC and Other Reports.

(a) The Company shall provide the Trustee with a copy of all reports and other information and documents which it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than 15 days (or, with respect to the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, 60 days) after the time such reports are required to be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act); provided that any such reports, information and documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system, or any successor thereto, shall be deemed to be filed with the Trustee, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such filings have been made.

(b) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 7.03. Compliance Certificates. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2018), an Officers’ Certificate as to the signer’s knowledge of the Company’s compliance with all terms, conditions and covenants on its part contained in this Indenture and stating whether or not the signer knows of any Default or Event of Default. If such signer knows of such a Default or Event of Default, the Officers’ Certificate shall describe the Default or Event of Default and the efforts to remedy the same. For the purposes of this Section 7.03, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

Section 7.04. Further Instruments and Acts. Upon request of the Trustee, and subject to any applicable terms and conditions of the Intercreditor Agreement and the other Note Documents, the Company and each of the Guarantors will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 7.05. Maintenance of Corporate Existence. Subject to Article 8, the Company and each of the Guarantors will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation or limited liability company, respectively.

Section 7.06. Rule 144A Information Requirement. The Company covenants and agrees that it shall, during any period in which it is not subject to Section 13 or 15(d) under the Exchange Act, upon the written request of any Holder or beneficial holder or prospective purchaser of the Notes or any Common Stock issued upon conversion thereof, if any, in connection with any sale thereof, furnish the information required pursuant to Rule 144A(d)(4) under the Securities Act and it shall take such further action as any Holder or beneficial holder of such Notes or such Common Stock may reasonably request, all to the extent required from time to time to enable such Holder or beneficial holder to sell its Notes or Common Stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A, as such Rule may be amended from time to time. Whether a Person is a beneficial holder shall be determined by the Company. The Company will use its commercially reasonable efforts to permit the Notes to be designated Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market(SM) (the “PORTAL Market(SM)”) securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market(SM) and to permit the Notes to be eligible for clearance and settlement through DTC.

Section 7.07. Stay, Extension and Usury Laws. The Company and each of the Guarantors covenant (to the extent that it may lawfully do so) that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or accrued but unpaid interest, if any, on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and the Company and each of the Guarantors (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 7.08. [Reserved].

Section 7.09. Maintenance of Office or Agency. The Company will maintain an office or agency of the Trustee, Registrar and Paying Agent where securities may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or purchase and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Corporate Trust Office shall initially be one such office or agency for all of the aforesaid purposes. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of any such office or agency (other than a change in the location of the office of the Trustee). If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth herein.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency.

Section 7.10. Limitations Relating to the NASDAQ Shareholder Approval Requirements. Prior to the date hereof, the Company has an obtained a valid exemption from the Nasdaq shareholder approval requirements for the issuance of the Notes (including any transactions involving the Notes contemplated hereby, including the payment of the Make-Whole Obligation) from the Nasdaq Stock Market LLC pursuant to Nasdaq Rule 5365(f). To the extent applicable, prior to entering into a transaction or series of transactions, or taking any other voluntary action, with respect to the Notes that would require further shareholder approval under the continued listing standards of The NASDAQ Global Market, the Company shall obtain prior stockholder approval as soon as practicable in accordance with listing standards of The NASDAQ Global Market to the extent required thereunder.

Section 7.11. Par Value Limitation. The Company will not adjust, nor shall there be any requirement of the Company to adjust the Conversion Rate pursuant to Section 4.08, such that the Conversion Price would be less than the par value of one share of Common Stock.

Section 7.12. Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution (x) on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, (including any payment made in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or (y) to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as holders (other than (A) dividends or distributions by the

Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary to the Company or a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem, defease or otherwise acquire or retire for value (including any payment made in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company held by Persons other than the Company or any Restricted Subsidiary; or

(iii) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company would be able to incur $1.00 of additional Indebtedness under Section 7.13(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by Section 7.12(b)), is less than the sum of, without duplication:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently completed fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds since the Issue Date as a contribution to the Company’s common equity capital or from the sale of Equity Interests or Preferred Stock (other than Disqualified Stock) of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock of the Company, in each case that have been converted into, settled with or exchanged for such Equity Interests or Preferred Stock of the Company (other than (x) Disqualified Stock or (y) Equity Interests, Preferred Stock and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(C) to the extent that any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated or repaid, the amount of the cash return of capital with respect to such Restricted Investment (less the cost of Disposition, if any), to the extent that such return was not otherwise included in the Consolidated Net Income of the Company for such period; plus

(D) to the extent that any Unrestricted Subsidiary of the Company designated as such on or after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of Company’s Restricted Investment in such Restricted Subsidiary as of the date of such redesignation to the extent the Restricted Investments reduced the amount available hereunder and was not previously repaid or otherwise reduced; plus

(E) the net cash proceeds received by the Company or any Restricted Subsidiary after the Issue Date as a dividend or other distribution from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Company for such period.

(b) Notwithstanding anything to the contrary contain herein, the provisions of this Section 7.12 will not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or any Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness, which incurrence occurs substantially concurrently with such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value;

(iii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officer, director, employee or consultant of the Company or any Restricted Subsidiary or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $250,000 in any fiscal year;

(iv) cashless repurchases of Equity Interests (x) deemed to occur upon the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent a portion of the exercise, conversion or exchange price thereof or (y) made in lieu of payment of withholding taxes in connection with the vesting of Equity Interests or any exercise or exchange of stock options, warrants, convertible notes or similar rights to acquire such Equity Interests;

(v) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or any Restricted Subsidiary upon a Fundamental Change or Asset Sale to the extent required by this Indenture or other instrument pursuant to which such Disqualified Stock was issued pursuant to a provision no more favorable, including purchase price, to the holders thereof than the provisions set forth under Article 3 and Section 7.16, as applicable, but only if the Company or such Restricted Subsidiary has first complied with its obligation under Article 3 and Section 7.16 hereof, as applicable;

(vi) each Subsidiary of the Company may make Restricted Payments to the Company or any Guarantor or to another Subsidiary of the Company which is the immediate parent of the Subsidiary making such Restricted Payment;

(vii) repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former director, officer, employee, manager or director of the Company or any of its Subsidiaries (or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) solely to the extent necessary to pay for the Taxes payable by such Person upon such grant or award (or upon the vesting thereof);

(viii) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds from the substantially concurrent contribution to the common equity of the Company or from the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of Section 7.12(a)(3)(B) hereof (for the avoidance of doubt, this clause (viii) shall permit the conversion of the 2018 Convertible Notes into shares of common stock in accordance with the 2018 Convertible Notes Indenture);

(ix) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or cash equivalents, and Investments in the Capital Stock of Joint Ventures pursuant to clause (f) or (s) of “Permitted Investment”);

(x) any non-Wholly Owned Subsidiary of the Company may make Restricted Payments (which may be in cash) to its shareholders, members or partners generally, so long as the Company or the Subsidiary which owns the Equity Interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary making such Restricted Payment and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary); and

(xi) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any dividend or split of, or upon exercise or conversion of warrants, options or other securities exercisable or convertible into, Equity Interests of the Company or in connection with the issuance of any dividend otherwise permitted to be made under this Section 7.12.

(c) Notwithstanding anything in the foregoing Section 7.12(b), the Company shall not be permitted to make cash distributions to holders of its Equity Interests (including Common Stock and Preferred Stock) on account of such Equity Interests (including Common Stock and Preferred Stock) (other than as permitted hereunder in connection with a conversion transaction), in each case, so long as the Notes are outstanding.

(d) For purposes of determining compliance with this Section 7.12, if any Investment or Restricted Payment (or portion thereof) would be permitted pursuant to one or more provisions described above and/or is entitled to be incurred under one or more of the categories of “Permitted Investments,” the Company may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 7.13. Incurrence of Indebtedness and Issuance of Preferred Stock or Disqualified Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries and Restricted Joint Ventures, in each case, to, directly or indirectly, create, incur, issue, assume, enter into a guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, if the Fixed Charge Coverage Ratio for the most recent Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such Test Period.

(b) Notwithstanding anything to the contrary therein, Section 7.13(a) will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock or Preferred Stock (collectively, “Permitted Debt”):

(i) the incurrence of and guarantee by the Company or any Restricted Subsidiary, of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Senior Credit Agreements and Senior Lien Obligations in an aggregate principal amount not to exceed $275,000,000;

(ii) the incurrence by the Company and its Restricted Subsidiaries of the existing Indebtedness listed on Schedule I (Existing Indebtedness) hereto;

(iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Initial Notes and the related Note Guarantees (and any exchanges of Notes and Note Guarantees thereof);

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of purchase money Indebtedness to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets (other than Intellectual Property) or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancing thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed, at any one time outstanding, $10,000,000.

(v) the incurrence of Indebtedness evidenced by the Securitization Documents that is either (1) outstanding on the date hereof or (2) issued in accordance with the Securitization Documents and in compliance with Sections 2.2(b)(v)(A), (B), (F) and (G) of the Securitization Base Indenture (as of the date hereof);

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness to Refinance any Indebtedness that was permitted to be incurred under Section 7.13(a) or Sections 7.13(b) (other than clauses (i) and (iv) thereof);

(vii) to the extent permitted under clause (g) of the definition of “Permitted Investments”, the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Restricted Subsidiaries; provided, however, that:

(A) the aggregate principal amount of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Restricted Subsidiaries must be incurred pursuant to an intercompany note (which may take the form of a grid note) that is pledged to the Collateral Agent in accordance with the terms of the Security Agreement; and

(B) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, then such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of the Company and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor;

provided, further, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that: (x) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary; and (y) any sale or other transfer of any such Preferred Stock to a Person that is not the Company, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (viii);

(ix) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(x) hedging obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(xi) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Guarantor permitted to be incurred under Section 7.13(a) or Section 7.13(b), and the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 7.13; provided that if the Indebtedness being guaranteed is subordinated in right of payment to or pari passu with the Notes, then the guarantee must be subordinated or pari passu, as applicable, in right of payment to the same extent as the Indebtedness guaranteed;

(xii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from customary agreements of the Company or any such Restricted Subsidiary providing indemnification, deferred purchase price, non-cash earn-outs, cash earn-outs, purchase price adjustments and other similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other Disposition of any business, assets or Capital Stock of the Company or any of its Restricted Subsidiaries, other than, in the case of any such Disposition by the Company or any of its Restricted Subsidiaries, guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(xiii) the incurrence of contingent liabilities arising out of endorsements of checks, drafts and other similar instruments for deposit or collection in the ordinary course of business;

(xiv) the incurrence of Indebtedness in the ordinary course of business under any agreement between the Company or any of its Restricted Subsidiaries and any commercial bank or other financial institution relating to Treasury Management Arrangements;

(xv) Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Company or any Guarantor, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(xvi) [Reserved];

(xvii) Indebtedness incurred to Refinance the 2018 Convertible Notes, other than the Initial Notes and the Indebtedness incurred pursuant to the Senior Credit Agreement, up to the aggregate principal amount of 2018 Convertible Notes outstanding on the Issue Date, provided that in case of the incurrence of Secured Indebtedness, such Indebtedness shall be incurred in accordance with clause (bb) of “Permitted Liens”;

(xviii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 90 days following the due date thereof;

(xix) Indebtedness of a Joint Venture to the Company or a Restricted Subsidiary and to the other holders of Equity Interests of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness of such Joint Venture owed to such holders of its Equity Interests does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such Joint Venture held by such holders;

(xx) Indebtedness (including Acquired Debt) incurred by a Foreign Subsidiary that is a Restricted Subsidiary at the time of such incurrence in an aggregate amount outstanding not to exceed $5,000,000;

(xxi) Indebtedness representing deferred compensation or similar obligation to employees of the Company or any Guarantor or any of their Subsidiaries or any Securitization Entity incurred in the ordinary course of business;

(xxii) Indebtedness consisting of Indebtedness issued by the Company or any Restricted Subsidiary or any direct or indirect parent company of the Company to future, current or former officers, directors, employees, consultants and independent contractors thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in Section 7.12(b)(iv);

(xxiii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxiv) [Reserved];

(xxv) Indebtedness of the Company and its Subsidiaries, to the extent the net proceeds thereof are promptly used to purchase the Notes in connection with a Change of Control;

(xxvi) the incurrence by the Company or any of the Guarantors of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of $10,000,000 and 10% of the Company’s Consolidated EBITDA for the most recent Test Period; and

(xxvii) (a) Indebtedness in respect of an Acquisition permitted hereunder, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Company or a Guarantor (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Company or a Guarantor); provided that any such Indebtedness incurred in connection with subclause (a) hereof shall not exceed 25% of the cash purchase price paid for such Acquisition; (b) Indebtedness which may be deemed to exist in connection with agreements providing puts, calls or other buy/sell arrangements of Equity Interests in connection with Acquisitions permitted hereunder; and (c) Indebtedness (not to exceed $25,000,000 in the aggregate at any time outstanding) incurred by one or more Iconix JV Partners in consideration for the purchase or acquisition for Fair Market Value of all or a portion of the Equity Interests of an owner or holder of Investments in the Joint Venture in which any such Iconix JV Partner owns Equity Interests.

(c) For purposes of determining compliance with this Section 7.13, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in Section 7.13(b) above, or is entitled to be incurred pursuant to Section 7.13(a), the Company will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this covenant, except that Indebtedness outstanding under the Senior Credit Agreement on the Issue Date will at all times be deemed to have been incurred on such date in reliance on the exception provided by Section 7.13(b)(i). The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the amortization of debt discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the payment of interest in the form of additional shares of preferred Equity Interests or Disqualified Stock, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided, in each such case, that the amount of any such accrual, accretion or payment is included in fixed charges of the Company as accrued.

(d) The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the aggregate principal amount outstanding, in the case of Indebtedness issued with interest payable in kinds;

(iii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iv) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (x) the Fair Market Value of such assets at the date of determination; and (y) the amount of the Indebtedness of the other Person.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 7.13, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 7.13 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(f) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur (as defined herein) any Indebtedness (including Acquired Debt), that is higher in priority in right of payment to the Note Obligations and lower in priority in right of payment to the First Lien Obligations (as such term, or any similarly defined term, is defined in the Intercreditor Agreement), except to the extent that at the time of such incurrence the Company has issued or incurred less than the $275,000,000 of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) permitted pursuant to Section 7.13(b)(i) and provided that such incurrence shall reduce, on a dollar for dollar basis, any amounts that remain available for incurrence under such Section 7.13(b)(i).

Section 7.14. Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1,000,000, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable arms-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(2) the Company delivers to the Trustee, (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $5,000,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 7.14 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10,000,000, a favorable written opinion from a nationally recognized investment banking, appraisal or accounting firm (i) as to the fairness of the transaction to the Company and its Subsidiaries from a financial point of view or (ii) stating that the terms of such transaction are, taken as a whole, no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary.

(b) The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 7.14(a):

(1) any consulting or employment agreement or compensation plan, stock option or stock ownership plan or reasonable and customary officer or director indemnification arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Company or a Restricted Subsidiary and payments and transactions pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person (and no other Affiliate of the Company owns any interest in such Person except through the Company);

(4) payment of reasonable fees and reimbursement of expenses of directors, officer and employees of the Company or any of its Restricted Subsidiaries;

(5) any transaction in which the only consideration paid by the Company or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Company or any contribution of capital to the Company;

(6) Restricted Payments that do not violate the provisions of Section 7.12 of this Indenture and Permitted Investments described in clause (z) of the definition of “Permitted Investments”;

(7) transactions pursuant to agreements or arrangements as in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof (so long as such agreement or arrangement, as so amended, modified or supplemented or replaced, is not materially more disadvantageous, taken as a whole, than such agreement or arrangement as in effect on the Issue Date, as determined in good faith by the Company);

(8) purchases or sales of goods and/or services with customers, suppliers, sales agents or sellers of goods and services in the ordinary course of business on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company;

(9) if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Company or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Company or such Restricted Subsidiary;

(10) transactions in the ordinary course of business between the Company or a Restricted Subsidiary with any Joint Venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such Joint Venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company (other than by virtue of such joint venture arrangement);

(11) any Investment of the Company or any of its Restricted Subsidiaries existing on the Issue Date listed on Schedule II (Existing Investments) hereto, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(12) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Company or any Restricted Subsidiary and not for the purpose of circumventing any provision of this Indenture;

(13) to the extent permitted under this Indenture, including in compliance with Article 8, any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of (a) forming or collapsing a holding company structure or (b) reincorporating the Company in a new jurisdiction;

(14) entering into one or more agreements that provide registration rights to the security holders of the Company or any direct or indirect parent of the Company or amending such agreement with security holders of the Company or any direct or any indirect parent of the Company and the performance of such agreements on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company and that have been approved by the Board of Directors of the Company;

(15) transactions contemplated by, or in connection with, any customary transition services agreement entered into in connection with an Asset Sale which is permitted hereunder;

(16) loans may be made and other transactions may be entered into by the Company and its Subsidiaries and the Securitization Entities to the extent not expressly restricted under this Indenture;

(17) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Company and its Subsidiaries;

(18) Subsidiaries of the Company may pay management fees, licensing fees and similar fees to the Company or to any Guarantor; and

(19) advances to employees of the Company or any Restricted Subsidiary made in the ordinary course of business, in a manner that is consistent with past practice.

Section 7.15. Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries and Restricted Joint Ventures, in each case, to, directly or indirectly, create, incur or assume any Lien of any kind (other than Permitted Liens) on any asset now owned or hereafter acquired by the Company or such Restricted Subsidiary. For purposes of determining compliance with this Section 7.15, (i) in the case of Liens that constitute Permitted Liens securing Subordinated Indebtedness, the Notes and any applicable Guarantee are secured by a Lien on such property or assets of the Company or such Restricted Subsidiary and the proceeds thereof that is senior in priority to such Liens; and (ii) in all other cases that constitute Permitted Liens, the Notes and the applicable Guarantee are equally and ratably secured with or prior to such Obligation with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be.

(b) Any Lien which is granted to secure the Notes or such Guarantee under clause (a) above shall be automatically released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the Notes or such Guarantee under Section 7.15(a).

(c) The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired which Lien secures Indebtedness and is higher in priority to the Liens securing the Notes and lower in priority to the First Lien Obligations (as such term, or any similarly defined term, is defined in the Intercreditor Agreement).

Section 7.16. Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets, property or Equity Interests issued or sold or otherwise disposed of; (y) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Asset Sale or would be caused thereby and (z) in the case of Asset Sales involving non-securitized assets (other than in connection with Investments in Joint Ventures by the Company or its Subsidiaries), at least 75% of the consideration received from such Asset Sale is in the form of Cash or cash equivalents; provided that for purposes of this clause (z), any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in respect of such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z), not in excess of 25% of the consideration received from such Asset Sale at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash.

(b) Within 12 months after the receipt of any Net Proceeds by the Company or any Restricted Subsidiary from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to permanently repay obligations under the Senior Credit Agreement and other outstanding Senior Lien Obligations, provided that, if such Indebtedness is revolving Indebtedness, there is a corresponding permanent reduction in the commitments with respect thereto;

(2) to permanently repay obligations under pari passu Indebtedness of the Company or the Guarantors (provided that if the Company or any Guarantor shall so reduce such obligations under such other pari passu Indebtedness, the Company will equally and ratably reduce obligations under the Notes);

(3) if permitted under the Senior Credit Agreement and other outstanding Senior Lien Obligations, to purchase, redeem or otherwise acquire any Notes or 2018 Convertible Notes;

(4) to make capital expenditures for the benefit of the business of the Company or any Restricted Subsidiary taken as a whole; or

(5) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the business of the Company or any Restricted Subsidiary; provided that such assets shall become Collateral pursuant the terms of the Note Security Documents within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion) from the acquisition thereof.

Notwithstanding the foregoing, the Net Proceeds of any Asset Sale by the Company or any Guarantor may be used to make capital expenditures or purchase assets for the benefit of a Restricted Subsidiary that is not a Guarantor in satisfaction of the foregoing clause (3) or (5) only if the Investment of such Net Proceeds by the Company or such Guarantor in such Restricted Subsidiary would be a Permitted Investment. Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is permitted under this Indenture.

(c) Any Net Proceeds from Asset Sales received by the Company or any Restricted Subsidiary in the form of Cash that are not applied or invested within 12 months as provided in clause (b) of this Section 7.16 will constitute “Excess Proceeds.” At any time after all Senior Lien Obligations have been repaid (or earlier, if permitted by the Intercreditor Agreement), at any time when the aggregate amount of Excess Proceeds not applied or reinvested in accordance with Section 7.16(b) exceeds $10,000,000 (the amount of Excess Proceeds above $10,000,000, the “Subject Excess Proceeds”), within five days thereafter, the Company will make an offer (each, an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to required offers to purchase, prepay or redeem with the proceeds of sales of assets, in accordance with the terms hereof, to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Subject Excess Proceeds after deducting from such Excess Proceeds all accrued and unpaid interest on the Notes and such other pari passu Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection with such purchase, prepayment or redemption (the “Offer Amount”). The offer price in any Asset Sale Offer will be equal to 100% of the aggregate principal amount purchased, prepaid or redeemed, plus accrued and unpaid interest on such principal amount to the date of purchase, subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date as and to the extent provided in Section 3.01 hereof, and will be payable in cash. If any Subject Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in or required to be prepaid or redeemed in connection with such Asset Sale Offer exceeds the Offer Amount, the Notes and other pari passu Indebtedness will be purchased, prepaid or redeemed on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.01 hereof or this Section 7.16, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.01 hereof or this Section 7.16 by virtue of such compliance.

(e) Notwithstanding anything to the contrary, the terms of this Section 7.16 are subject to the terms, conditions and provisions of the Intercreditor Agreement.

Section 7.17. Prepayments of Indebtedness.

The Company and its Restricted Subsidiaries will not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof or make any cash payment, in each case, of any Subordinated Indebtedness, or in violation of any subordination terms of any such Subordinated Indebtedness (any such payment, a “Restricted Debt Payment”), other than:

(a) regularly scheduled interest payments and payments of fees, expenses and indemnification obligations in respect of Subordinated Indebtedness, in each case when due and in amounts not to exceed the amounts required to be paid with respect thereto as of the Issue Date;

(b) refinancings, redemptions, replacements, exchanges or other acquisition of such Subordinated Indebtedness for Permitted Refinancing Indebtedness permitted by Section 7.13;

(c) payments with, or conversions to, Equity Interests (other than Disqualified Stock);

(d) if such Subordinated Indebtedness would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, on each interest payment date ending on or after the fifth anniversary of the issue date of such Indebtedness, the Company and/or its Restricted Subsidiaries shall make Restricted Payments in cash in a minimum amount of interest (including original issue discount) that has been previously accrued and unpaid, as shall be necessary to ensure that such Indebtedness will not be considered an “applicable high yield discount obligation”;

(e) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness; and

(f) mandatory prepayments of any Subordinated Indebtedness made after the Holders have declined to accept prepayments of Notes made with proceeds of Asset Sales that would have otherwise been required by Section 7.16 hereof.

Section 7.18. Note Guarantees. If, after the date of this Indenture,

(a) the Company or any Subsidiary forms or acquires any Subsidiary, other than an Excluded Entity, then the Company will promptly (and in any event within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion)) after the date of formation or acquisition cause such Subsidiary to become a Guarantor hereunder by providing a notation of Note Guarantee in accordance with the procedure described in Section 13.03;

(b) any Subsidiary of the Company that is a Restricted Subsidiary (but not already a Guarantor hereunder) guarantees or provides credit support for (other than by granting Liens on its assets) any obligations under the Senior Credit Agreement, then the Company will promptly (and in any event within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion)) thereafter cause such Subsidiary to become a Guarantor hereunder by providing a notation of Note Guarantee in accordance with the procedure described in Section 13.03; or

(c) any Subsidiary of the Company that is an Excluded Entity ceases to be an Excluded Entity, then the Company will promptly (and in any event within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion)) thereafter cause such Subsidiary to become a Guarantor hereunder by providing a notation of Note Guarantee in accordance with the procedure described in Section 13.03.

ARTICLE 8

CONSOLIDATION AND MERGER

Section 8.01. Company May Consolidate, Etc., Only on Certain Terms. The Company may not consolidate with or merge into any Person or convey, assign, transfer or lease or otherwise Dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person other than to one or more Wholly Owned Restricted Subsidiaries of the Company (provided that a pledge of the assets of the Company and its Subsidiaries pursuant to any agreement governing secured indebtedness shall be deemed not to be a sale, consolidation, merger, conveyance, assignment, transfer, lease or other Disposition), unless at the time and after giving effect thereto:

(a) Either (A) the Company is the continuing entity or (B) if the Company is not the continuing entity, the resulting, surviving or transferee Person (i) shall be a corporation or limited liability company, organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and (ii) such corporation or limited liability company, as the case may be, shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, all of the obligations of the Company under the Notes and this Indenture and the other Notes Documents;

(b) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default has occurred and is continuing or would be caused thereby;

(c) immediately after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (A) the Company or the surviving entity (if other than the Company) would, on the date of such transaction, be permitted to incur at least $1.00 of additional Indebtedness under Section 7.13(a);

(d) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this Section 8.01, will have confirmed in writing that its Note Guarantee will continue to apply to the obligations of the Company or the surviving entity in accordance with the Notes and this Indenture; and

(a) prior to the execution of any supplemental indenture pursuant to this Article 8, the Company delivers to the Trustee, in addition to the documents required by Article 13, an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer, lease or other Disposition and such supplemental indenture comply with this Article 8 and that all conditions precedent provided for herein relating to such transaction and any such assumption have been complied with.

Section 8.02. Successor Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other Disposition of all or substantially all of the assets of the Company or the Company and its Restricted Subsidiaries taken as a whole, in accordance with Section 8.01 hereof, the surviving entity will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance or other Disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the surviving entity and not to the Company), and may exercise every right and power of, the Company under this Indenture with the same effect as if such surviving entity had been named as the Company herein. In any such event (other than any transfer by way of lease), the predecessor Company shall be released and discharged from all liabilities and obligations in respect of the Notes and this Indenture and the predecessor Company may be dissolved, wound up or liquidated at any time thereafter.

ARTICLE 9

DEFAULT AND REMEDIES

Section 9.01. Events of Default.

(a) An “Event of Default” shall occur if:

(1) the Company shall fail to pay when due the Principal, Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, or Redemption Price of any Note, when the same becomes due and payable, whether at the Maturity Date, upon repurchase, acceleration or otherwise, whether or not such payment is prohibited by the provisions of the Intercreditor Agreement; or

(2) the Company shall fail to pay an installment of cash interest on any of the Notes, which failure continues for 30 days after the date when due, whether or not such payment is prohibited by the provisions of the Intercreditor Agreement; or

(3) subject to the Aggregate Share Cap and the Ownership Limitation, the Company shall fail to deliver when due all cash payable and/or shares of Common Stock, if any, deliverable upon any conversion of the Notes (including the failure to pay the Make-Whole Obligation, if any, in connection with such conversion), and such failure continues for 15 calendar days following receipt by the Company of a Notice of Default, whether or not such payment is prohibited by the subordination provisions of the Intercreditor Agreement; or

(4) the Company shall fail to provide a notice of a transaction or event under Section 4.01(d) or a Fundamental Change Company Notice when due; or

(5) the Company shall fail to perform or observe or otherwise comply with any other term, covenant or agreement contained in the Notes or this Indenture and such failure shall continue without a cure or waiver for a period of 60 days after receipt by the Company of a Notice of Default specifying such failure; or

(6) the Company shall default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other Indebtedness of the Company where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25,000,000 (or its foreign currency equivalent) and such acceleration has not been rescinded or annulled or such Indebtedness repaid within a period of 30 days after receipt of a Notice of Default, provided that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred; or

(7) the Company or any of its Subsidiaries shall fail to pay final judgments aggregating in excess of $25,000,000 (or its foreign currency equivalent) (excluding therefrom any amount covered by insurance as to which the insurer has acknowledged in writing its coverage obligation), which judgments are not paid, discharged or stayed for a period of 60 days; or

(8) the Company or any Significant Subsidiary of the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences as a debtor a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it;

(C) consents to the appointment of a Receiver of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) files a petition in bankruptcy or answer or consent seeking reorganization or relief; or

(F) consents to the filing of such a petition or the appointment of or taking possession by a Receiver; or

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) grants relief against the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding or adjudicates the Company or any Significant Subsidiary of the Company insolvent or bankrupt;

(B) appoints a Receiver of the Company or any Significant Subsidiary of the Company or for all or substantially all of the property of the Company or any Significant Subsidiary of the Company; or

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary of the Company; and in each case the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect. The term “Receiver” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

(b) No Event of Default under clauses (3), (5) or (6) of Section 9.01(a) shall occur until the Trustee notifies the Company in writing, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company and the Trustee in writing, of the Default (a “Notice of Default”). A notice given pursuant to this Section 9.01(b) shall be given by registered or certified mail, must specify the Default, demand that it be remedied and state that the notice is a Notice of Default. When any Default under this Section 9.01 is cured, it ceases.

(c) The Company will deliver to the Trustee, within five Business Days after becoming aware of the occurrence of a Default or Event of Default, written notice thereof.

(d) The Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to a Responsible Officer of the Trustee with responsibility for this Indenture at the Corporate Trust Office of the Trustee by the Company, a Paying Agent, any Holder or any agent of any Holder, and such notice references the Notes and this Indenture.

Section 9.02. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clause (8) or (9) of Section 9.01(a) in respect to the Company) occurs and is continuing, the Trustee may, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Company and the Trustee, declare the principal amount and accrued and unpaid interest, if any, through the date of declaration on all the Notes to be immediately due and payable. Upon such a declaration, such principal amount and such accrued and unpaid interest, if any, shall be due and payable immediately. If an Event of Default specified in Section 9.01(a)(8) or (9) occurs in respect of the Company and is continuing, the principal amount and accrued but unpaid interest, if any, through the occurrence of such Event of Default on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Notes. If the Notes are accelerated for any reason upon or following an Event of Default, an amount of premium equal to the Make-Whole Premium (calculated as though the date of acceleration were the Conversion Settlement Date) shall automatically become due and payable. The Company shall promptly notify holders of the Notes if payment of the Notes is accelerated because of an Event of Default. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if:

(i) all existing Events of Default, other than the nonpayment of the principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived;

(ii) to the extent the payment of such interest is lawful, interest (calculated at the rate per annum borne by the Notes) on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iv) all payments due to the Trustee and any predecessor Trustee under Section 10.07 have been made. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including upon the occurrence of a voluntary or involuntary bankruptcy or insolvency event (including the acceleration of claims by operation of law) or pursuant to a plan of reorganization), the Make-Whole Premium will also be due and payable and shall constitute part of the Obligations under the Notes hereunder, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof, the Make-Whole Premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Company agrees that it is reasonable under the circumstances currently existing. The Make-Whole Premium shall also be payable in the event the Notes (and/or the Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Make-Whole Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Make-Whole Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Holders and the Company giving specific consideration in this transaction for such agreement to pay the Make-Whole Premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Make-Whole Premium to Holders as herein described is a material inducement to Holders to purchase the Notes.

(b) Notwithstanding anything to the contrary in this Indenture, if the Company elects, (1) the sole remedy for an Event of Default relating to the Company’s failure to perform or observe the covenant in Section 7.02 will, for the 180 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest (the “Reporting Default Additional Interest”) on the Notes at an annual rate equal to (i) 0.25% of the outstanding principal amount of the Notes from the first date of the occurrence of such Event of Default to, but not including, the 90th day thereafter (or such earlier date on which the Event of Default relating to the Company’s failure to comply with its obligations pursuant to Section 7.02 shall have been cured or waived) and (ii) 0.50% of the outstanding principal amount of the Notes from the 91st date following the occurrence of such Event of Default to the 180th day after the first date of the occurrence of such Event of Default (or such earlier date on which the Event of Default relating to the Company’s failure to comply with its obligations pursuant to Section 7.02 shall have been cured or waived) and (2) the sole remedy for an Event of Default relating to the Company’s failure to, from and after the Free Trade Date of any Notes, observe the covenants under Section 2.12(a)(3)(ii) or Section 2.12(b)(3)(ii) (each a “Legend Removal Default”), and, in either case, the Company has not cured any such Legend Removal Default by the date that is 30 calendar days following the occurrence of such Legend Removal Default, the Company will consist exclusively of the right to receive additional interest (“Legend Removal Default Additional Interest”) for each calendar day (an “Eligible Day”) that the Legend Removal Default continues, at a rate equal (i) 0.25% per annum of the principal amount of Notes outstanding for the first 90 Eligible Days and (ii) at a rate equal to 0.50% per annum of the principal amount of Notes outstanding after the first 90 Eligible Days.

In the event the Company does not elect to pay the Reporting Default Additional Interest following an Event of Default in accordance with this Section 9.02(b), the Notes will be subject to acceleration as provided in Section 9.02(a). In the event the Company does not elect to pay the Legend Removal Default Additional Interest following an Event of Default in accordance with this Section 9.02(b), the Notes for which the Legend Removal Default pertains will be subject to acceleration as provided in Section 9.02(a) If the Company so elects, such Reporting Default Additional Interest and/or the Legend Removal Default Additional Interest will be payable in the same manner and on the same Interest Payment Dates as the stated interest payable on the Notes. On the 181st day after such Event of Default (if the Event of Default relating to a failure by the Company to comply with its obligations pursuant to Section 7.02 is not cured or waived prior to such 181st day), Reporting Default Additional Interest will cease to accrue and the Notes will be subject to acceleration in accordance with Section 9.02(a). For the avoidance of doubt, both Reporting Default Additional Interest and Legend Removal Default can be paid on the Notes pursuant to this Section 9.02(b). In order to elect to pay the Reporting Default Additional Interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the Company’s obligations pursuant to Section 7.02, and/or Legend Removal Default Additional Interest following a Legend Removal Default, the Company must notify all Holders and the Trustee and Paying Agent of such election prior to the beginning of such 180-day period with respect to the payment of Reporting Default Additional Interest and on or prior to the end of the 30-day cure period with respect to a Legend Removal Default. Upon the Company’s failure to timely give such notice, the Notes (or with respect to a Legend Removal Default, the Notes for which such Legend Removal Default pertains) will be immediately subject to acceleration as provided in Section 9.02(a). The provisions of this Section 9.02(b) will not affect the rights of Holders in the event of the occurrence of any other Event of Default.

(c) Reporting Default Additional Interest and/or Legend Removal Default Additional Interest payable in accordance with Section 9.02(b) shall be payable in arrears on each Interest Payment Date following accrual in the same manner as regular interest on the Notes.

Section 9.03. Other Remedies.

(a) Subject to Section 10.01(a), if an Event of Default occurs and is continuing, subject to the terms and conditions of the Intercreditor Agreement, the Trustee may, but shall not be obligated to, pursue any available remedy by proceeding at Law or in equity to collect payment of the principal amount and accrued and unpaid interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by applicable Law.

Section 9.04. Waiver of Defaults and Events of Default. Subject to Section 9.07 and Section 12.02, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of all Holders of all Notes, (A) waive an existing Default or Event of Default and its consequences, except an uncured Default or Event of Default in the payment of the principal of, or any accrued but unpaid interest on any Note, an uncured failure by the Company to convert (and pay the Make-Whole Premium, if applicable) any Notes into cash and Common Stock (or cash if the Company so elects) or any Default or Event of Default in respect of any provision of this Indenture or the Notes which, under Section 12.02, cannot be modified or amended without the consent of the Holder of each Note affected; or (B) waive compliance by the Company with restrictive provisions of this Indenture. When a Default or Event of Default is waived, it is cured and ceases to exist.

Section 9.05. Control by Majority. Subject to the terms and conditions of the Intercreditor Agreement, the Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with Law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder or the Trustee, or that may involve the Trustee in personal liability unless the Trustee is offered security and/or indemnity reasonably satisfactory to it; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 9.06. Limitations on Suits.

(a) A Holder may not pursue any remedy with respect to this Indenture or the Notes (except actions for payment of overdue principal or interest or for the conversion of the Notes pursuant to Article 5) unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee security and/or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security and/or indemnity; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Notes then outstanding.

(b) No Holder of a Note shall have any right under any provision of this Indenture or the Notes to affect, disturb, or prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 9.07. Rights of Holders to Receive Payment and to Convert. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal amount, interest, Make-Whole Premium, Fundamental Change Repurchase Price or

Fundamental Change Make-Whole Amount, if any, in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes and this Indenture (whether upon repurchase or otherwise), and to convert such Note in accordance with Article 5, and to bring suit for the enforcement of any such payment on or after such respective due dates or for the right to convert in accordance with Article 4 (including to receive the Make-Whole Premium, if applicable), is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

Section 9.08. Collection Suit by Trustee. If an Event of Default described in clause (1) or (2) of Section 9.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or another obligor on the Notes for the whole amount owing with respect to the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 9.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor on the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Receiver in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 10.07, and to the extent that such payment of the reasonable compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 9.10. Priorities . Subject to the terms of the Intercreditor Agreement, Article 6 hereof and the Note Security Documents, if the Trustee or the Collateral Agent, as the case may be, collects any money or property pursuant to this Article 9 (including proceeds from the exercise of any remedies on the Collateral), or, after an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Indenture, it will pay out the money or property in the following order:

FIRST: to the Trustee and the Collateral Agent (including any predecessor trustee or collateral agent), their agents and attorneys for amounts due under Section 10.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or the Collateral Agent and the costs and expenses of collection;

SECOND: to the Holders, for any amounts due and unpaid on the principal of, the Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, the Net Proceeds Offer Price or the Redemption Price for, accrued and unpaid interest on, and any Conversion Consideration due upon the conversion of, any Note, without preference or priority of any kind, according to such amounts due and payable on all of the Notes; and THIRD: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee or the Collateral Agent, as the case may be, may fix a record date and payment date for any payment to the Holders pursuant to this Section 9.10. If the Trustee or the Collateral Agent, as the case may be, so fixes a record date and a payment date, at least 15 days prior to such record date, the Company will deliver to each Holder and the Trustee a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 9.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 9.11 does not apply to a suit made by the Trustee, a suit by a Holder pursuant to Section 9.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes then outstanding. This Section 9.11 shall be in lieu of Section 315(e) of the TIA and such Section 315(e) is hereby expressly excluded from this Indenture, as permitted by the TIA.

ARTICLE 10

TRUSTEE

Section 10.01. Obligations of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee need perform only such duties and only such duties as are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee, however, shall examine any certificates and opinions which by any provision hereof are specifically required to be delivered to the Trustee to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein.

This Section 10.01(b) shall be in lieu of Section 315(a) of the TIA and such Section 315(a) is hereby expressly excluded from this Indenture, as permitted by the TIA.

(c) The Trustee may not be relieved from liability for its own gross negligent action, its own gross negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of Section 10.01(b) and Section 10.01(d);

(2) the Trustee shall not be liable (in its individual or any other capacity) for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable (in its individual or any other capacity) with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 9.05.

This Section 10.01(c) shall be in lieu of Sections 315(d)(1), 315(d)(2) and 315(d)(3) of the TIA and such Sections are hereby expressly excluded from this Indenture as permitted by the TIA.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers unless the Trustee shall have received adequate security or indemnity in its opinion against potential risk, costs and liabilities incurred by it relating thereto.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 10.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by Law.

Section 10.02. Rights of Trustee.

(a) Subject to Section 10.01:

(1) The Trustee may rely conclusively and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel, which shall conform to Section 15.03 and the Trustee may, in the absence of bad faith on its part, conclusively rely upon such Officers’ Certificate and/or Opinion of Counsel.

(3) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys or custodians, and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed by the Trustee with due care.

(4) The Trustee shall not be liable (in its individual or any other capacity) for any action it takes or omits to take in good faith which it believes to be authorized or within its discretion or its rights or powers.

(5) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection in respect of any such action taken, omitted or suffered by it hereunder in good faith and in reliance thereon.

(6) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to institute, conduct or defend any litigation hereunder or in relation hereto at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(7) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The reasonable expense of every such examination shall be paid by the Company or, if paid by the Trustee, shall be repaid by the Company upon demand from the Company’s own funds.

(8) The Trustee shall not be deemed to have notice or knowledge of any Default, Event of Default, or Fundamental Change unless written notice of such Default, Event of Default or Fundamental Change is received by a Responsible Officer of the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture. In the absence of receipt of such notice or actual knowledge, the Trustee may conclusively assume that there is no Default, Event of Default, or Fundamental Change.

(9) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including, without limitation as Collateral Agent, Paying Agent, Registrar and Conversion Agent, and to each agent, custodian and other Person employed to act hereunder.

(10) The right of the Trustee to perform or refrain from performing any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its own gross negligence or willful misconduct in the performance of such act.

(11) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate and/or an Opinion of Counsel.

(12) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(13) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 10.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Section 10.10 and Section 10.11.

Section 10.04. Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture, the Notes or the Notes Documents (including the Intercreditor Agreement) and the Trustee assumes no responsibility for their correctness. It shall not be accountable for the Company’s use or application of the proceeds from the Notes and it shall not be responsible for any statement in the Notes other than its certificate of authentication. The recitals contained herein and in the Notes and the Notes Documents, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee or any authenticating agent assumes no responsibility for their correctness. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty or covenant made in this Indenture.

The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or any of the Note Documents by the Company or any other Person that is a party thereto or bound thereby. The Trustee shall not be responsible or liable for seeing to or monitoring the attachment, perfection, or priority of any lien or security interest created or intended to be created in the Collateral hereby or by any of the Note Documents. The Trustee shall not be responsible for the preparation, correctness, filing, re-filing, recording or re-recording of any security documents or instruments, including UCC financing statements or continuation statements in any public office at any time or times or otherwise perfecting or maintaining the perfection of any lien or security interest in any of the Collateral.

No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which, as a result thereof, the Trustee shall become subject to service of process, taxation or other consequences that, in the sole determination of the Trustee, are adverse to the Trustee, or in which the Trustee shall be unqualified or incompetent in accordance with applicable Law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty obligation.

Section 10.05. Notice of Default or Events of Default. If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder of a Note, notice of all uncured Defaults or Events of Default known to it within 90 days after it occurs or, if later, within 15 days after it becomes known to the Trustee. However, the Trustee may withhold the notice if and for so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of Holders of Notes, except in the case of a Default or an Event of Default in payment of the principal of, or interest on any Note when due or in the payment of any purchase obligation, or the Company’s failure to convert Notes when obligated to convert them. This Section 10.05 is in lieu of Section 315(b) of the TIA and such provision is expressly excluded from this Indenture as permitted by the TIA.

Section 10.06. Reports by Trustee to Holders.

(a) If a report is required by TIA Section 313, within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, the Trustee shall mail to each Holder of Notes a brief report dated as of such May 15 that complies with TIA Section 313(a). If required by TIA Section 313, the Trustee also shall comply with TIA Sections 313(b)(2) and (c).

(b) A copy of each report at the time of its mailing to Holders of Notes shall be mailed to the Company and, to the extent required by the TIA, filed with the SEC, and each stock exchange, if any, on which the Notes are listed. The Company shall notify the Trustee whenever the Notes become listed on any stock exchange or listed or admitted to trading on any quotation system and any changes in the stock exchanges or quotation systems on which the Notes are listed or admitted to trading and of any delisting thereof.

Section 10.07. Compensation and Indemnity.

(a) The Company and each Guarantor shall, jointly and severally, pay to the Trustee from time to time such compensation (as agreed to from time to time by the Company and the Trustee in writing) for its services (which compensation shall not be limited by any provision of Law in regard to the compensation of a trustee of an express trust). The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel and all Persons not regularly in its employ.

(b) The Company and each Guarantor shall, jointly and severally, indemnify the Trustee or any predecessor Trustee (which for purposes of this Section 10.07 shall include its officers, directors, employees and agents) for, and hold it harmless against, any and all loss, liability, claim, damage or expense including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) and legal fees, incurred by it arising out of or in connection with the acceptance or administration of its duties under the Note Documents or any action or failure to act as authorized or within the discretion or rights or powers conferred upon the Trustee hereunder including the reasonable costs and expenses of the Trustee and its counsel in defending (including reasonable legal fees and expenses) itself against any claim (whether asserted by the Company, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section 10.07. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. The Company need not pay for any settlement effected without its prior written consent, which shall not be unreasonably withheld.

(c) The Company need not reimburse the Trustee for any expense or indemnify it against any loss or liability incurred by it determined to have been caused by its own gross negligence or willful misconduct.

(d) As security for the performance of the obligations of the Company and the Guarantors under this Section 10.07 the Trustee shall have a lien prior to the Notes upon the Collateral and all other property and funds held or collected by the Trustee as such, except funds held in trust for the payment of principal of (and premium, if any) or interest on the Notes.

(e) The obligations of the Company and the Guarantors under this Section 10.07 shall survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture or the resignation or removal of the Trustee.

(f) When the Trustee incurs expenses or renders services after an Event of Default specified in clause (8) or (9) of Section 9.01(a) occurs, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law. The provisions of this Section shall survive the termination of this Indenture.

(g) “Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 10.08. Replacement of Trustee.

(a) The Trustee or the Collateral Agent may resign by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and the Company and may, with the Company’s written consent, appoint a successor Trustee. The Company may remove the Trustee at any time, so long as no Default or Event of Default has occurred and is continuing, and appoint a successor Trustee in accordance with this Section 10.08.

(b) Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee with respect to the Notes by or pursuant to a resolution of the Board of Directors.

(c) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of 10% in principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

(d) The resignation or removal of a Trustee shall not be effective until a successor Trustee shall have delivered the written acceptance of its appointment as described below.

(e) If the Trustee fails to comply with Section 10.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Provided all sums owing to the Trustee hereunder have been paid, and, subject to the lien provided for in Section 10.07, immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee and be released from its obligations (exclusive of any liabilities that the retiring Trustee may have incurred while acting as Trustee) hereunder, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

(g) A retiring Trustee shall not be liable for the acts or omissions of any successor Trustee after its succession.

(h) Notwithstanding replacement of the Trustee pursuant to this Section 10.08, the Company’s obligations under Section 10.07 shall continue for the benefit of the retiring Trustee.

Section 10.09. Successor Trustee by Merger, etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business (including the administration of this Indenture) to, another Person, the resulting, surviving or transferee Person, without any further act, shall be the successor Trustee; provided such transferee Person shall qualify and be eligible under Section 10.10. Such successor Trustee shall promptly mail notice of its succession to the Company and each Holder.

Section 10.10. Eligibility; Disqualification. The Trustee shall always satisfy the requirements of paragraphs (1), (2) and (5) of TIA Section 310(a). The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. If at any time the Trustee shall cease to satisfy any such requirements, it shall resign immediately in the manner and with the effect specified in this Article 10. The Trustee shall be subject to the provisions of TIA Section 310(b). Nothing herein shall prevent the Trustee from filing with the SEC the application referred to in the penultimate paragraph of TIA Section 310(b).

Section 10.11. Preferential Collection of Claims Against Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 10.12. Appointment of Co-Trustee.

(a) Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction (including any jurisdiction in which any part of the Collateral may at the time be located), the Trustee shall have the power and may execute and deliver all instruments necessary for the appointment of one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees (including with respect to all or any part of the Collateral), and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable (including title to the Collateral, or any part thereof). No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 10.10 hereof and no notice to Holders of the appointment of any co-trustee is or separate trustee shall be required under Section 10.08 hereof.

(b) Every separate trustee and co-trustee shall, to the extent permitted by Law, be appointed and act subject to the following provisions and conditions:

(1) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any Law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(2) the Trustee shall not be personally liable by reason of any act or omission of any co-trustee or separate trustee hereunder. No co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any separate trustee or any other co-trustee hereunder. No separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any co-trustee or any other separate trustee hereunder; and

(3) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 10. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by Law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of his, her or its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by Law, without appointment of a new or successor trustee.

Section 10.13. Tax Withholding.

Notwithstanding any other provision of this Indenture, the Trustee shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable Law and any current or future regulations or agreements thereunder or official interpretations thereof or any Law implementing an intergovernmental approach thereto or by virtue of the relevant holder failing to satisfy any certification or other requirements in respect of the Notes, in which event the Trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

The Company hereby covenants with the Trustee that it will provide the Trustee with sufficient information so as to enable the Trustee to determine whether or not the Trustee is obliged, in respect of any payments to be made by it pursuant to the Note Documents, to make any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any Law implementing such an intergovernmental agreement).

ARTICLE 11

SATISFACTION AND DISCHARGE OF INDENTURE

Section 11.01. Satisfaction and Discharge of Indenture.

(a) This Indenture shall cease to be of further force and effect (except as to any surviving rights of conversion, registration of transfer or exchange of Notes herein expressly provided for and except as further provided below), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when either:

(A) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company as provided in Section 11.03) have been delivered to the Trustee for cancellation; or

(B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, provided, that

(1) the Company has deposited with the Trustee, a Paying Agent (other than the Company or any of its Wholly Owned Subsidiaries) or a Conversion Agent, if applicable, after the Notes become due and payable, whether at the Maturity Date, on a Fundamental Change Repurchase Date, or upon conversion or otherwise, immediately available funds or shares of Common Stock (as applicable under the terms of this Indenture) in trust for the purpose of and in an amount sufficient, without reinvestment, to pay and discharge all indebtedness and obligations related to such Notes not theretofore delivered to the Trustee for cancellation;

(2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and, if so requested by the Trustee, an Opinion of Counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company with respect to the conversion privilege and the Conversion Rate of the Notes pursuant to Article 4, the obligations of the Company to the Trustee under Section 10.07 and, if money shall have been deposited with the Trustee pursuant to clause (2) of Section 11.01(a), the provisions of Sections Section 2.03, Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 2.13, Section 7.01 and Section 13.05, Article 4, and this Article 11, shall survive until the Notes have been paid in full.

Section 11.02. Application of Trust Money. Subject to the provisions of Section 11.03, the Trustee or a Paying Agent shall hold in trust, for the benefit of the Holders, all money deposited with it pursuant to Section 11.01 and shall apply the deposited money in accordance with this Indenture and the Notes to the payment of the principal of and interest on the Notes or the satisfaction of the Company’s Conversion Obligation, as the case may be.

Section 11.03. Repayment to Company.

(a) The Trustee and each Paying Agent shall promptly pay to the Company upon request any excess money (1) deposited with them pursuant to Section 11.01 and (2) held by them at any time.

(b) The Trustee and each Paying Agent shall, subject to applicable abandonment property Laws, pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after a right to such money has matured; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Company cause to be mailed to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such mailing, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property Law designates another Person.

Section 11.04. Reinstatement . If the Trustee or any Paying Agent is unable to apply any money in accordance with Section 11.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 until such time as the Trustee or such Paying Agent is permitted to apply all such money in accordance with Section 11.02; provided, however, that if the Company has made any payment of the principal of or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive any such payment from the money held by the Trustee or such Paying Agent.

ARTICLE 12

AMENDMENTS; SUPPLEMENTS AND WAIVERS

Section 12.01. Without Consent of Holders. The Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or any Note Security Documents without the consent of any Holder:

(i) to add guarantees or additional guarantors with respect to the Company’s obligations under this Indenture or the Notes;

(ii) to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes or to release a Guarantor as provided in this Indenture;

(iii) to provide for the assumption of the Company’s or a Guarantor’s obligations under this Indenture and under the Notes or Note Guarantees, as applicable, by a Reorganization Successor Company as described in Article 8 or Article 13 hereof;

(iv) to provide for the assumption of the Company’s obligations under this Indenture and under the Notes by a Reorganization Successor Company as described in Section 4.11 or to modify the conversion rights of the Holders in accordance with Section 4.11 hereof upon the occurrence of a Reorganization Event;

(v) to surrender any right or power conferred upon the Company or a Guarantor under this Indenture;

(vi) to add to the Company’s or a Guarantor’s covenants for the benefit of the Holders;

(vii) to cure any ambiguity or correct any inconsistency or defect in this Indenture or in the Notes that does not adversely affect Holders;

(viii) to comply with any requirement of the SEC in connection with any qualification of this Indenture or a supplement hereto under the TIA;

(ix) to evidence the acceptance of appointment by a successor Trustee with respect to this Indenture;

(x) to comply with the rules of any applicable Depositary;

(xi) to make, complete, confirm or add any grant of Collateral permitted or required by this Indenture, the Intercreditor Agreement or any of the Note Documents or any release of Collateral that is permitted under this Indenture, the Intercreditor Agreement and the Note Documents;

(xii) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(xiii) to secure any Permitted Additional Pari Passu Obligations under the Note Security Documents and to appropriately include the same in the Intercreditor Agreement;

(xiv) to provide for the succession of any parties to the Notes Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Credit Agreement or any other agreement that is not prohibited by this Indenture;

(xv) to provide security for borrowings under any credit facility or indenture or other instrument evidencing Permitted Debt provided that such Indebtedness is incurred in accordance with this Indenture;

(xvi) to amend the Intercreditor Agreement or otherwise enter into a new intercreditor agreement in respect of any Senior Lien Obligations permitted hereby to the extent permitted under the Intercreditor Agreement and provided such amended or such new intercreditor agreement is not less favorable to the Holders (taken as a whole) than the Intercreditor Agreement in effect as of the initial Issue Date;

(xvii) to the extent required under the Intercreditor Agreement, to conform any Note Documents or Note Security Documents to reflect permitted amendments or modifications to comparable provisions under any security documents in respect of obligations incurred pursuant to a Senior Lien Obligation; or

(xviii) to make any other change; provided that such change individually, or in the aggregate with all other such changes, does not, and will not, adversely affect the legal rights of any Holder in any material respect.

In addition, the Trustee and the Collateral Agent are authorized to amend the Intercreditor Agreement or the Note Security Documents to add additional secured parties holding Senior Lien Obligations permitted by this Indenture with the same Lien priorities and rights as provided in the Intercreditor Agreement or to enter into intercreditor arrangements with the holders of any such Indebtedness so long as the terms of such intercreditor arrangements are not less favorable to the Holders (taken as a whole) than the intercreditor provisions contained in the Note Security Documents and the Intercreditor Agreement on the Issue Date.

Section 12.02. With Consent of Holders. With the written consent of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a repurchase of, or tender offer or exchange offer for, Notes), by Act of such Holders delivered to the Company and the Trustee, the Company and the Guarantors, when authorized by a resolution of the Board of Directors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees, the Note Security Documents and the Intercreditor Agreement (provided that amendments to the Intercreditor Agreement shall also comply with the requirements therefor set forth in the Intercreditor Agreement) or waive compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Note Security Documents and the Intercreditor Agreement (provided that waivers of compliance with any provision of the Intercreditor Agreement shall also comply with the requirements therefor set forth in the Intercreditor Agreement); provided, however, that, without the consent of each affected Holder, an amendment, supplement or waiver of any provision of this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or any Note Security Documents, may not (with respect to any Notes held by a non-consenting Holder):

(i) reduce the principal amount of, or change the Maturity Date of, any Note;

(ii) reduce the rate of, or extend the stated time for payment of, interest on any Note;

(iii) reduce the Make-Whole Premium, Fundamental Change Repurchase Price, Fundamental Change Make-Whole Amount or the Redemption Price of any Note or change the time at which, or the circumstances under which, the Notes may, or will be, redeemed or repurchased;

(iv) impair the right of any Holder to institute suit for any payment on any Note, including with respect to any consideration due upon conversion of a Note;

(v) make any Note payable in a currency other than that stated in the Note;

(vi) make any change that impairs or adversely affects the conversion rights of any Holder under Article 4 hereof or otherwise reduces the number of shares of Common Stock, amount of cash or any other property receivable by a Holder upon conversion or changes the times at which, or the circumstances under which, the Notes may, or will be, converted (including the terms of any Mandatory Conversion);

(vii) change the ranking of the Notes;

(viii) reduce any voting requirements included in this Indenture;

(ix) make any change to any amendment, modification or waiver provision of this Indenture that requires the consent of each affected Holder; or

(x) reduce the percentage of the aggregate principal amount of then outstanding Notes whose Holders must consent to an amendment of this Indenture or a waiver of a past default.

Collateral may be released in accordance with this Indenture to the extent such release is not prohibited by the Intercreditor Agreement.

(b) It will not be necessary for the consent of the Holders under this Section 12.02 to approve the particular form of any proposed amendment, but it will be sufficient if such consent approves the substance of such proposed amendment.

Section 12.03. Execution of Supplemental Indentures. Upon the request of the Company, the Trustee and the Collateral Agent will sign any supplemental indenture authorized pursuant to this Article 12 if the amendment contained therein does not affect the rights, duties, liabilities or immunities of the Trustee under this Indenture. If the supplemental indenture adversely affects the Trustee’s rights, duties, liabilities or immunities under this Indenture, then the Trustee may, but need not, sign such supplemental indenture. In executing any such supplemental indenture, the Trustee will be provided with, and, subject to the provisions of Section 10.01 hereof, will be fully protected in conclusively relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such supplemental indenture is authorized and permitted by this Indenture and an Opinion of Counsel to the effect that such supplemental indenture is enforceable against the Company in accordance with its terms, subject to then customary exceptions.

Section 12.04. Notices of Supplemental Indentures and Intercreditor Agreement.

(i) After an amendment or supplement to this Indenture or the Notes pursuant to Sections 12.01 or 12.02 hereof becomes effective, the Company will promptly deliver notice to the Trustee, which notice will briefly describe the substance of such amendment or supplement to this Indenture in reasonable detail and state the effective date of such amendment or supplement. The Company, or the Trustee, at the direction of the Company, will then promptly deliver a copy of such notice to each Holder. The failure to deliver such notice to each Holder, or any defect in such notice, will not impair or affect the validity of such amendment or supplement to this Indenture.

(ii) After an amendment to the Intercreditor Agreement pursuant to Sections 12.01 or 12.02 hereof becomes effective, the Collateral Agent will promptly deliver such amendment to the Company. The failure to deliver such notice to the Company will not impair or affect the validity of such amendment to the Intercreditor Agreement.

Section 12.05. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 12:

(i) this Indenture will be modified in accordance therewith;

(ii) such supplemental indenture will form a part of this Indenture for all purposes; and

(iii) every Holder of Notes theretofore, or thereafter, authenticated and delivered hereunder will be bound thereby.

Section 12.06. Revocation and Effect of Consents, Waivers and Actions.

(i) Revocation. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder, and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder, or subsequent Holder, may revoke the consent as to its Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

(ii) Special Record Dates. The Company may, but is not obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required, or permitted, to be taken pursuant to this Indenture. If a record date is fixed, then those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date. No such consent will be valid or effective for more than 120 days after such record date.

(iii) Binding Effect. After an amendment, supplement or waiver becomes effective, it will bind every applicable Holder. Any amendment or supplement will become effective in accordance with the terms of the supplemental indenture relating thereto, which will become effective upon the execution thereof by the Trustee.

Section 12.07. Notation on, or Exchange of, Notes. If any amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of such Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on such Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company, in exchange for the Note, will issue and the Trustee will authenticate a new Note that reflects the changed terms.

Section 12.08. Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or any other Note Document unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 13

NOTE GUARANTEES

Section 13.01. Note Guarantees.

(a) Subject to this Article 13, each of the Guarantors hereby, as a primary obligor and not merely as surety, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on, the Notes and such other Note Obligations will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations (including Note Obligations), that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 9.02 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 9, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(e) All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Indenture. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under its guarantee of the Notes such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under its guarantee of the Notes in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under its guarantee of the Notes that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Law or any comparable applicable provisions of state law, provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 13.01, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of its guarantee of the Notes (including in respect of this Section 13.01), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 13.01. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 13.01. Notwithstanding anything to the contrary, the Guarantors shall have the right to seek contribution from the Company and any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 13.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of applicable Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 13, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Note Guarantee, and the waivers set forth herein, are knowingly made in contemplation of such benefits.

Section 13.03. Execution and Delivery of Note Guarantee and Supplemental Indenture.

To evidence its Note Guarantee set forth in Section 13.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that a Supplemental Indenture substantially in the form attached as Exhibit E will be executed on behalf of such Guarantor by one of its Officers (but the failure to execute such notation shall not affect the validity of any Note Guarantee).

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 13.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will be deemed to constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 13.04. Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 13.05, a Guarantor may not, directly or indirectly, (1) consolidate with or merge with or into, or (2) sell, convey, transfer or lease all or substantially all of its properties and assets to (whether or not such Guarantor is the surviving Person), any other Person, other than the Company or another Guarantor, unless:

(a) immediately after giving effect to that transaction, no Default or Event of Default has occurred and is continuing or would be caused thereby; and

(b) either:

(i) the Person acquiring the property in any such sale or Disposition or the Person formed by or surviving any such consolidation or merger (if other than the Company or another Guarantor) expressly assumes, by executing and delivering a supplemental indenture to the Trustee that is satisfactory in form to the Trustee in accordance with Section 12.03 hereof and any other agreements reasonably satisfactory to the Trustee and the Collateral Agent, all of the obligations of that Guarantor under its Note Guarantee, this Indenture, the Intercreditor Agreement and all appropriate Note Security Documents; or

(ii) such transaction is permitted by Section 7.12 and Section 7.16.

In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee of such Guarantor and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; provided, however, that the Note Guarantee of such successor Person will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution.

Except as set forth in Article 7 and Article 8, and notwithstanding clauses (a) and Section 13.04(b)(i) and Section 13.04(b)(ii) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation, amalgamation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 13.05. Releases.

The Note Guarantee of any Guarantor, and the Collateral Agent’s Lien on the Collateral of such Guarantor, will be automatically released:

(a) in connection with any sale or other Disposition of all of the Capital Stock or all or substantially all of the assets of a Guarantor (including by way of merger or consolidation) to such Person that is not a Restricted Subsidiary if the sale or other Disposition does not violate Section 7.16;

(b) if the Company properly designates any Restricted Subsidiary that is such Guarantor as an Unrestricted Subsidiary under and in compliance with this Indenture;

(c) with respect to a Guarantor that is a Foreign Subsidiary, if such Foreign Subsidiary ceases to, directly or indirectly be liable, contingently or otherwise, for any Indebtedness with, or guarantee any Indebtedness of, the Company or any of the Company’s U.S. Subsidiaries;

(d) upon the liquidation or dissolution of such Guarantor following the transfer of all of its assets to the Company or another Guarantor;

(e) upon the applicable Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest as security for the Senior Obligations (as defined in the Intercreditor Agreement) or the Junior Lien Obligations (as defined in the Intercreditor Agreement), subject to, in each case, the application of the proceeds of such foreclosure in the manner described in the Intercreditor Agreement; or

(f) upon the release of such Guarantor’s Guarantee under a Senior Lien Obligation to the extent permitted and required by the Intercreditor Agreement.

Notwithstanding the foregoing, no Guarantor shall be released from its Guarantee for so long as such Guarantor guarantees, is an obligor of, or provides credit support for, any Senior Lien Obligation or any Permitted Additional Pari Passu Obligation. If the Note Guarantee of any Guarantor or all or substantially all of the assets of a Guarantor or the Capital Stock of any Guarantor are sold or disposed of in the manner described in clauses (a) through (f) above, the such Guarantor (or as the context may require, Collateral) is released, the Company shall deliver to the Trustee an Officers’ Certificate stating the identity of the released Guarantor (any/or the applicable Collateral), the basis for release in reasonable detail and that such release complies with this Indenture. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that the conditions of any of clauses (a) through (f) of this Section 13.05 have been met with respect to a Guarantor (or such Collateral) in accordance with the provisions of this Indenture, the Trustee will execute any documents reasonably requested or required in order to evidence the release of such Guarantor from its obligations under its Note Guarantee and/or the applicable Notes Documents. Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 13.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations (including the Note Obligations) of any Guarantor under this Indenture as provided in this Article 13.

ARTICLE 14

COLLATERAL

Section 14.01. Note Security Documents.

(a) Subject to Section 10.01, none of the Collateral Agent, Trustee, Paying Agent, Conversion Agent, Registrar or Transfer Agent nor any of their respective officers, directors, employees, attorneys or agents makes any representations as to and shall not be responsible for the existence, genuineness, value, protection or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any of the Note Documents, or for the legality, sufficiency, effectiveness, validity, perfection, priority or enforceability of the Note Liens or any other security interests in any of the Collateral created or intended to be created by any of the Note Documents, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of any of the Note Documents or any agreement or assignment contained in any thereof, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral or any defect or deficiency as to any such matters.

(b) If the Company or any Guarantor acquires any assets or property that are required to become Collateral pursuant to this Indenture or the Note Security Documents, or any Restricted Subsidiary becomes a Guarantor that is required to pledge its assets or property as Collateral pursuant to this Indenture or the Note Security Documents, the Company or such Guarantor shall promptly (and in any event within 30 days after such acquisition or requirement to become a Guarantor commences (or such longer period as the Collateral Agent may agree in its sole discretion)) execute a joinder to an existing Security Document or enter into a new Note Security Document (in each case, to the extent necessary to cause such Collateral be so pledged), and take all steps necessary to validly perfect such Lien (to the extent required by the Note Security Documents). To the extent that the Company or such Guarantor is entering into a joinder, entering into a new Note Security Document, or taking other steps to perfect such Lien in order to secure Senior Lien Obligations, the Company or such Guarantor shall take the same steps in connection with this Indenture (with such changes as are appropriate to reflect the applicable priority of the Lien, or the applicable perfection requirements, consistent with the terms of the Note Security Documents, the Intercreditor Agreement and the Liens being created on the Issue Date), which shall satisfy the obligations hereunder, and the Trustee and the Collateral Agent, as applicable, are authorized and directed to execute any documentation consistent therewith.

(c) The Company and each Guarantor shall execute such further documents, financing statements, agreements and instruments, and take all further commercially reasonable further actions (including the filing and recording of financing statements or amendments or continuation statements in respect thereof), that may be required under any applicable law, to ensure that the Liens of the Note Security Documents on the Collateral remain perfected (to the extent required by the Note Security Documents) with the priority required by the Note Security Documents and the Intercreditor Agreement, all at the expense of the Company and Guarantors and provide to the Collateral Agent and the Trustee, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent and the Trustee as to the perfection and priority of the Liens created or intended to be created by the Note Security Documents. It being understood and agreed that the Company and Guarantors shall not be required to provide, and the Collateral Agent shall not request, any additional Liens in respect of any Excluded Property.

Section 14.02. Collateral Agent.

(a) The Collateral Agent shall have all the rights (including indemnification rights), powers, benefits, privileges, protections, indemnities and immunities provided in the Note Security Documents and, additionally, shall have all the rights (including indemnification rights), powers, benefits, privileges, protections, indemnities and immunities in its dealings under the Note Security Documents as are provided to the Trustee under this Indenture, all of which are incorporated herein mutatis mutandis.

(b) Subject to Section 10.01, none of the Collateral Agent, Trustee, Paying Agent, Conversion Agent, Registrar or transfer agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Note Security Documents.

(c) Subject to Section 10.01, none of the Collateral Agent, Trustee, Paying Agent, Conversion Agent, Registrar or Transfer Agent nor any of their respective officers, directors, employees, attorneys or agents makes any representations as to and shall not be responsible or liable for the existence, genuineness, value, protection or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any of the Note Documents, or for the legality, sufficiency, effectiveness, validity, perfection, priority or enforceability of the Note Liens or any other security interests in any of the Collateral created or intended to be created by any of the Note Documents, the Note Security Documents or any

agreement or assignment contained in any thereof, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the creation, validity, perfection, priority, sufficiency, protection or enforcement of any Note Liens or any other security interest in the Collateral, or any defect or deficiency as to any such matters, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral or any defect or deficiency as to any such matters.

(d) Except as required or permitted by the Note Security Documents and the Intercreditor Agreement, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person, except in accordance with the Note Security Documents and the Intercreditor Agreement;

(2) to foreclose upon or otherwise enforce any Note Lien; or

(3) to take any other action whatsoever with regard to any or all of the Note Liens, Note Security Documents or Collateral.

(e) The Collateral Agent is authorized and empowered to appoint one or more sub-agents as it deems necessary or appropriate.

(f) If the Company (i) incurs Senior Lien Obligations at any time when no Intercreditor Agreement is in effect or at any time when Indebtedness constituting Senior Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officers’ Certificate so stating and requesting the Collateral Agent to enter into an Intercreditor Agreement in favor of a designated agent or representative for the holders of the Senior Lien Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such Intercreditor Agreement and bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that such Intercreditor Agreement (x) is entered into within 90 days after such Intercreditor Agreement referred to in clause (i) ceased to be in effect or was retired and (y) contains terms no less favorable to the Holders than such Intercreditor Agreement referred to in clause (i).

Section 14.03. Authorization of Actions to Be Taken.

(a) Each Holder of Notes, by its acceptance thereof, (i) consents and agrees to the terms of each Note Security Document and the Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, (ii) authorizes and directs the Trustee and the Collateral Agent to enter into the Note Security Documents to which it is a party, (iii) authorizes and empowers the Trustee and the Collateral Agent to execute and deliver the Intercreditor Agreement and (iv) authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes as set forth in the Note Security Documents to which it is a party and the Intercreditor Agreement and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Note Security Documents and the Intercreditor Agreement to which the Trustee is a party and, subject to the terms of the Note Security Documents and the Intercreditor Agreement, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture, the Note Security Documents and the Intercreditor Agreement.

(c) Subject to the provisions of Section 10.01 and Section 10.02, the Note Security Documents and the Intercreditor Agreement, the Trustee may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1) foreclose upon or otherwise enforce any or all of the Note Liens;

(2) enforce any of the terms of the Note Security Documents to which the Collateral Agent or the Trustee is a party (subject to the terms of the Intercreditor Agreement); or

(3) collect and receive payment of any and all Obligations hereunder.

Subject to the Intercreditor Agreement and at the Company’s sole cost and expense, the Trustee is hereby authorized and empowered by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient to protect or enforce the Note Liens or the Note Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Note Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem reasonably expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Note Liens or be prejudicial to the interests of Holders or the Trustee.

Section 14.04. Release of Collateral.

(a) The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes and Note Guarantees outstanding under this Indenture or any other Obligations under this Indenture (including the Note Obligations), and the right of the Holders of the Notes and such Obligations (including the Note Obligations) to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will automatically terminate and be discharged:

(1) in whole, as to all property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole, as to all property subject to such Liens, upon:

(i) payment or satisfaction in full of the principal of, accrued and unpaid interest and premium, if any, and such other amounts due on the Notes; or

(ii) satisfaction and discharge of this Indenture as set forth in Article 11 hereof;

(3) in part, as to any property that (A) is sold, transferred or otherwise disposed of by the Company or one of the Guarantors in a transaction not prohibited by this Indenture, at the time of such sale, transfer or Disposition, to the extent of the interest sold, transferred or disposed of; provided, in each case, that any products or proceeds received by the Company or a Guarantor in respect of any such Collateral shall continue to constitute Collateral to the extent required by this Indenture and the Note Security Documents, or (B) is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee (and any guarantee of other Note Obligations), concurrently with the release of such Note Guarantee (and any guarantee of other Note Obligations);

(4) as to property that constitutes all or substantially all of the Collateral securing the Note Obligations, with the consent of the majority of the Holders (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

(5) as to property that constitutes less than all or substantially all of the Collateral securing the Note Obligations, with the consent of the majority of the Holders (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, purchase of, the Notes); or

(6) in whole or in part, in accordance with the applicable provisions of the Note Documents, including the Intercreditor Agreement.

Upon receipt of an Officers’ Certificate certifying that all conditions precedent and covenants under this Indenture, including the specific conditions precedent set forth in any of sub-paragraphs (1) through (6) above, as applicable, and the Note Documents, if any, relating to such release have been complied with, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company and satisfactory to the Trustee and Collateral Agent, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Note Documents. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken pursuant to the provisions of the Intercreditor Agreement or in good faith in reliance upon any such Officers’ Certificate; and notwithstanding any term hereof or in any Note Document to the contrary, except as provided pursuant to the Intercreditor Agreement, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate.

(b) The release of any Collateral from the terms of the Note Documents, or the release, in whole or in part, of the Liens created by the Note Documents, will not be deemed to impair the security under this Indenture in contravention of the provisions hereof and of the Note Documents if and to the extent that the Collateral is released pursuant to this Indenture and the Note Documents, including the Intercreditor Agreement, and any Person that is required to deliver an Officers’ Certificate shall be entitled to rely upon the foregoing as a basis for delivery of such certificate.

Section 14.05. Use of Collateral; Compliance with Section 314(d) of the TIA.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Note Security Documents, except to the extent otherwise provided in the Note Security Documents, this Indenture or the Senior Credit Agreement or other Senior Facility Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral to alter or repair the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

(b) Notwithstanding the foregoing, the Company and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, use and dispose of the Collateral in any lawful manner not in violation of the provisions of this Indenture or any of the Collateral Documents, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Collateral Documents which has become worn out, defective or obsolete or that would no longer be used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of this Indenture or any of the Collateral Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of this Indenture or any of the Note Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license or sub-license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory or intellectual property rights in the ordinary course of business; (vii) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture and the Notes Documents; (ix) abandoning any intellectual property which is no longer used or useful in the Company’s business and (x) selling or otherwise disposing of any property to the extent not in violation of Section 7.16 of this Indenture.

(c) The release of any Collateral from the terms of this Indenture will not be deemed to impair the security under this Indenture in contravention of provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof. To the extent applicable and subject to the Intercreditor Agreement, the Company will comply with Section 314(d) of the TIA relating to the release of property or securities subject to the Lien of the Note Security Documents. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Company except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by the Company. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the TIA if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) of the TIA and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to the released Collateral.

Section 14.06. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 14 upon the Company or a Guarantor with respect to the release, sale or other Disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 14; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

Section 14.07. Voting. In connection with any matter under the Security Agreement requiring a vote of holders of Note Obligations, the holders of such Note Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Security Agreement.

Section 14.08. Appointment and Authorization of The Bank of New York Mellon Trust Company, N.A . as Collateral Agent.

(a) The Bank of New York Mellon Trust Company, N.A. is hereby designated and appointed as the Collateral Agent of the Holders under the Note Security Documents and the Intercreditor Agreement, and is authorized as the Collateral Agent for such Holders to execute and enter into each of the Note Documents, the Intercreditor Agreement and all other instruments relating to the Note Documents and the Intercreditor Agreement and (i) to take action and exercise such powers and remedies as are expressly required or permitted hereunder and under the Note Security Documents and the Intercreditor Agreement and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental hereto and thereto.

(b) Notwithstanding any provision to the contrary elsewhere in this Indenture, the Intercreditor Agreement or the Note Security Documents, the Collateral Agent shall not have (i) any duties or responsibilities except those expressly set forth herein or therein or (ii) any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Intercreditor Agreement or any Note Security Document or otherwise exist against the Collateral Agent.

Section 14.09. Release Upon Termination of the Company’s Obligations. In the event that (i) the Company delivers to the Trustee, in form and substance acceptable to it, an Officers’ Certificate and Opinion of Counsel certifying that all the obligations under this Indenture, the Notes and the Note Security Documents have been satisfied and discharged by the payment in full of the Company’s Obligations under the Notes, this Indenture and the Note Security Documents, and all such obligations have been so satisfied, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Note Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

ARTICLE 15

MISCELLANEOUS

Section 15.01. Notices. Any demand, authorization notice, request, consent or communication shall be given in writing and delivered in person, by email transmission or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by delivery in person or mail by first-class mail, postage prepaid, or by guaranteed overnight courier) to the following facsimile numbers:

If to the Company or a Guarantor, to:

Iconix Brand Group, Inc.

1450 Broadway

New York, NY 10018

Attention: David K. Jones

Fax: (212) 391-0127

with a copy to (which copy shall be delivered as an accommodation and shall not constitute notice and shall not be required to be delivered in satisfaction of any requirement hereof):

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Naz Zilkha

Fax: (212) 698-3599

If to the Trustee or Collateral Agent, to:

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, Suite 153-3800

Pittsburgh, PA 15259

Attention: Corporate Trust Division – Corporate Finance Unit

Fax: (412) 234-7535

Such notices or communications shall be deemed effective when actually received.

The Company, any Guarantor, the Trustee or the Collateral Agent by notice to the other parties may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder of a Note shall be mailed by first-class mail or delivered by an overnight delivery service to it at its address shown on the register kept by the Primary Registrar.

Failure to mail a notice or communication to a Holder of a Note or any defect in it shall not affect its sufficiency with respect to other Holders of Notes. If a notice or communication to a Holder of a Note is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

If the Company or any Guarantor mails any notice to a Holder of a Note, it shall mail a copy to the Trustee, Collateral Agent and each Registrar, Paying Agent and Conversion Agent.

The Trustee and the Collateral Agent shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by Persons believed by the Trustee or the Collateral Agent, as applicable, to be authorized to give instructions and directions on behalf of the Company or any Guarantor. The Trustee and the Collateral Agent shall have no duty or obligation to verify or confirm that the Person who sent such instructions or directions is, in fact, a Person authorized to give instructions or directions on behalf of the Company or any Guarantor, as applicable; and the Trustee and the Collateral Agent shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company or any Guarantor as a result of such reliance upon or compliance with such instructions or directions. The Company and each Guarantor agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee and the Collateral Agent, including without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 15.02. Communications By Holders with Other Holder. Holders of Notes may communicate pursuant to TIA Section 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).

Section 15.03. Certificate and Opinion as to Conditions Precedent.

(a) Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with; provided that no such opinion shall be required for the issuance of the Initial Notes.

(b) Each Officers’ Certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 15.04. Record Date for Vote or Consent of Holders of Notes. The Company (or, in the event deposits have been made pursuant to Section 11.01, the Trustee) may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall not be more than 30 days prior to the date of the commencement of solicitation of such action. Notwithstanding the provisions of Section 12.04, if a record date is fixed, those Persons who were Holders of Notes at 5:00 p.m., New York City time, on such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date.

Section 15.05. Rules by Trustee, Paying Agent, Registrar and Conversion Agent. The Trustee may make reasonable rules (not inconsistent with the terms of this Indenture) for action by or at a meeting of Holders. Any Registrar, Paying Agent or Conversion Agent may make reasonable rules for its functions.

Section 15.06. Business Days. If any payment is due on a day that is not a Business Day, payment shall be made on the immediately succeeding Business Day and no interest shall accrue as a result of such delay.

Section 15.07. Governing Law; Submission to Jurisdiction. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Company and each Guarantor irrevocably consents and submits, for itself and in respect of any of its assets or property, to the nonexclusive jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of

New York, New York, United States of America, and any appellate court from any thereof in any suit, action or proceeding that may be brought in connection with this Indenture or the Notes, and waives any immunity from the jurisdiction of such courts. The Company and each Guarantor irrevocably waives, to the fullest extent permitted by Law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and each Guarantor agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and each Guarantor, and waives, to the fullest extent permitted by Law, any objection to the enforcement by any competent court in the Company’s and each Guarantor’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding; provided, however, that the Company and each Guarantor does not waive, and the foregoing provisions of this sentence shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment or (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration of, any such judgment.

Section 15.08. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 15.09. No Recourse Against Others. A director, officer, employee, member, manager or stockholder, as such, of the Company or any Guarantor will not have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Intercreditor Agreement or the Note Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Note Guarantees.

Section 15.10. Successors. All agreements of the Company, the Guarantors, the Trustee, the Collateral Agent, the Registrar, the Paying Agent and the Conversion Agent in this Indenture and the Notes will bind their respective successors.

Section 15.11. Multiple Counterparts. The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 15.12. Separability. If any provisions in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 15.13. Table of Contents, Headings, Etc. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 15.14. Calculations In Respect of Notes. The Company shall be responsible for making all calculations called for under the Notes. All calculations made by the Company shall be made in good faith and be final and binding on the Holders of the Notes absent manifest error. The Company shall provide a schedule of calculations to the Trustee and the Conversion Agent, and the Trustee and the Conversion Agent shall be entitled to conclusively rely upon the accuracy of the calculations by the Company without independent verification. The Trustee shall forward calculations made by the Company to any Holder of Notes upon request.

Section 15.15. Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE COLLATERAL AGENT AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 15.16. Force Majeure. In no event shall the Trustee, the Collateral Agent or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

ICONIX BRAND GROUP, INC., a Delaware Corporation

By:	/s/ David Jones
	Name:	David Jones
	Title:	Chief Financial Officer

IBG BORROWER LLC,
a Delaware limited liability company

By:	/s/ David Jones
	Name:	David Jones
	Title:	Chief Financial Officer

[Signature Page to Indenture]

ARTFUL HOLDINGS LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	ICON ENTERTAINMENT LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

BADGLEY MISCHKA LICENSING LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	ICON DE BRAND HOLDINGS CORP., a Delaware corporation By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

BRIGHT STAR FOOTWEAR LLC, a New Jersey limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	ICONIX ECOM, LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

ICON CANADA JV HOLDINGS CORP., a Delaware corporation By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

[Signature Page to Indenture]

ICONIX CA HOLDINGS LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	IP HOLDINGS UNLTD LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

ICONIX LATIN AMERICA LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	IP MANAGEMENT LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

IP HOLDINGS AND MANAGEMENT CORPORATION, a Delaware corporation By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	MICHAEL CARUSO & CO., INC., a California corporation By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

IP HOLDINGS LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	MOSSIMO HOLDINGS LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

[Signature Page to Indenture]

MOSSIMO, INC., a Delaware corporation By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	PILLOWTEX HOLDINGS AND MANAGEMENT LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

OFFICIAL-PILLOWTEX LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	SCION BBC LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

OP HOLDINGS AND MANAGEMENT CORPORATION, a Delaware corporation By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	SCION LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

OP HOLDINGS, LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	SHARPER IMAGE HOLDINGS AND MANAGEMENT CORP., a Delaware corporation By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

[Signature Page to Indenture]

SHARPER IMAGE HOLDINGS LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	UMBRO SOURCING LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

STUDIO HOLDINGS AND MANAGEMENT CORPORATION, a Delaware corporation By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	UNZIPPED APPAREL LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

STUDIO IP HOLDINGS LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	ZY HOLDINGS AND MANAGEMENT CORP., a Delaware corporation By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

UMBRO IP HOLDINGS LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer	LC PARTNERS US, LLC, a Delaware limited liability company By: /s/ David Jones Name: David Jones Title: Chief Financial Officer

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF SECURITY]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.1

THE OFFER AND ISSUANCE OF THE NOTE EVIDENCED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT OF 1933”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ACQUISITION HEREOF OR A BENEFICIAL INTEREST HEREIN, THE HOLDER:2

(1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT OF 1933;

(2) AGREES THAT IT WILL NOT PRIOR TO THE DATE ONE YEAR, OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER, AFTER THE LAST DATE OF ORIGINAL ISSUANCE OF THE 5.75% CONVERTIBLE SENIOR SUBORDINATED SECURED SECOND LIEN NOTES DUE 2023 OF ICONIX BRAND GROUP, INC. (THE “COMPANY”) RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY OR ANY COMMON STOCK THAT MAY BE

[1]	This paragraph should be included only if the Note is a Global Note.
[2]	This paragraph should be included only if the Note is a Restricted Note.

ISSUABLE UPON CONVERSION OF SUCH SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OF 1933, (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR (D) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, INCLUDING UNDER RULE 144, IF AVAILABLE, SUBJECT (IN THE CASE OF CLAUSE (D)) TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH TRANSFER, TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY AND THE TRUSTEE; AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITY EVIDENCED HEREBY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSES 2(A) OR (C) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

BY ACCEPTANCE OF A NOTE, EACH HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THE NOTES CONSTITUTES THE ASSETS OF ANY EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS, RULES OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT OR (B) THE PURCHASE AND HOLDING OF THE NOTES BY SUCH HOLDER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.3

[3]	This paragraph should be included only if the Note is a Restricted Note.

ICONIX BRAND GROUP, INC.

5.75% Convertible Senior Subordinated Secured Second Lien Notes due 2023

No.	CUSIP:

ICONIX BRAND GROUP, INC., a Delaware corporation, promises to pay to Cede & Co. or registered assigns the principal amount of [XX] dollars ($[            ]) or such other amount reflected in the books and records of the Depositary and the Trustee on [                    ], 2023.

This Note shall bear interest as specified on the other side of this Note. This Note is convertible as specified on the other side of this Note.

Additional provisions of this Note are set forth on the other side of this Note.

Dated: [XX], 201[•]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

By:
Name:
Title:

Dated:                     , 201[        ]

Trustee’s Certificate of Authentication: This is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]

ICONIX BRAND GROUP, INC.

5.75% CONVERTIBLE SENIOR SUBORDINATED SECURED SECOND LIEN NOTES DUE 2023

1. INTEREST

ICONIX BRAND GROUP, INC., a Delaware corporation (the “Company”, which term shall include any successor corporation under the Indenture hereinafter referred to), promises to pay cash interest on the principal amount of this Note at the rate of 5.75% per annum. Interest will accrue from, and including, February 22, 2018, which is the original issue date of the Notes, or from the most recent date to which interest has been paid or provided for to, but not including, the applicable Interest Payment Date. The Company shall pay interest semiannually on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing August 15, 2018. Cash interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Any payment required to be made on a day that is not a Business Day shall be made on the immediately succeeding Business Day and no additional interest or other amount will accrue thereon as a result of such delay. Any reference herein to interest accrued or payable as of any date shall include any Legend Removal Default Additional Interest and Reporting Default Additional Interest accrued or payable on such date as provided in the Indenture.

Interest will cease to accrue on a Note upon its maturity, conversion or purchase by the Company at the option of a holder.

No sinking fund is provided for the Notes.

2. METHOD OF PAYMENT

The Company shall pay interest (which may be paid at the Company’s election in shares of Common Stock) on this Note (except defaulted interest) to the Person who is the Holder of this Note at 5:00 p.m., New York City time, on February 1 or August 1, as the case may be (each, a “Regular Record Date”), immediately preceding the related Interest Payment Date. The Holder must surrender this Note to a Paying Agent to collect payment of principal. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Company may pay principal and interest in respect of any Definitive Note by check or by wire transfer in immediately available funds; provided, however, that a Holder with an aggregate principal amount of $2,000,000 or more will be paid by wire transfer in immediately available funds at the election of such Holder, if such Holder has provided wire transfer instructions to the Trustee at least five Business Days prior to the applicable Payment Date. The Company may mail an interest check to the Holder’s registered address. Notwithstanding the foregoing, so long as this Note is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

3. PAYING AGENT, REGISTRAR AND CONVERSION AGENT

Initially, the Trustee will act as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar or Conversion Agent without notice to the Holder. The Company or any of its Wholly Owned Subsidiaries may, subject to certain limitations set forth in the Indenture, act as Paying Agent or Registrar.

4. INDENTURE, LIMITATIONS

This Note is one of a duly authorized issue of Notes of the Company designated as its 5.75% Convertible Senior Subordinated Secured Subordinated Notes Due 2023 (the “Notes”), issued under an Indenture dated as of February, 2018 (together with any supplemental indentures thereto, the “Indenture”), between, among others, the Company and the Trustee. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. This Note is subject to all such terms, and the Holder of this security is referred to the Indenture and said Act for a statement of them. Capitalized terms not otherwise defined herein have the meaning ascribed to such terms in the Indenture.

The Notes are unsecured obligations of the Company initially limited to $125,000,000 aggregate principal amount and are pari passu in right of payment with all existing and future Indebtedness of the Company and the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Notes or Note Guarantees. The security interests securing the Notes and the Note Guarantees will be, pursuant to the Intercreditor Agreement, second in priority to any and all security interests at any time granted to secure the Senior Lien Obligations. The Company may issue Additional Notes in accordance with Section 2.10. The Indenture does not limit other debt of the Company, secured or unsecured.

5. PURCHASE OF NOTES AT HOLDERS’ OPTION UPON A FUNDAMENTAL CHANGE

If a Fundamental Change occurs prior to the Maturity Date, at the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase for cash, all or any part specified by the Holder (so long as the principal amount of such part is $1,000 or an integral multiple of $1,000) of the Notes held by such Holder on a date specified by the Company that is not less than 30 nor more than 45 days after the later of the Fundamental Change Effective Date and the Fundamental Change Company Notice, at a purchase price equal to 100% of the principal amount thereof together with accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date and upon receipt of a Fundamental Change Repurchase Notice from such Holder. The Holder shall have the right to withdraw any Fundamental Change Repurchase Notice (in whole or in a portion thereof that is $1,000 or an integral multiple of $1,000) at any time prior to 5:00 p.m., New York City time, on the Business Day next preceding the Fundamental Change Repurchase Date by delivering a written notice of withdrawal to the Paying Agent in accordance with the terms of the Indenture.

If, during the six (6) months following the Issue Date, (i) the Company executes a binding definitive agreement (other than a letter of intent or any other preliminary written agreement or term sheet) that upon consummation would result in a Fundamental Change and (ii) a Holder, in lieu of converting all or some of the Notes held by such Holders in accordance with Article 4, elects to require the Company to repurchase for cash all or any portion of the Notes of such Holder, then, in addition to the Fundamental Change Repurchase Price, such Holder shall be entitled to a payment from the Company on the Fundamental Change Repurchase Date determined based on the Stock Price provided for in such definitive agreement (the “Fundamental Change Make-Whole Amount”) as set forth in Section 3.02 of the Indenture.

6. REDEMPTION AT THE OPTION OF THE COMPANY

Prior to February 22, 2019 (one year from the Issue Date of the Notes), the Company may not redeem the Notes. At any time following February 22, 2019 (one year from the Issue Date of the Notes) and from time to time prior to the Maturity Date, the Company may redeem all or a part of the Notes on the Redemption Date. Any Redemption Date must be at least 30 Business Days, but not more than 45, Business Days after the date on which the Company delivers the applicable Redemption Notice. The Redemption Price that the Company will pay for any Notes that it redeems will equal 100% of the principal amount of Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, unless the Redemption Date occurs after a Regular Record Date and on or before the Interest Payment Date corresponding to such Regular Record Date, in which case the Redemption Price for any Notes to be redeemed will equal 100% of the principal amount of such Notes, and accrued and unpaid interest, if any, on such Notes to, but excluding, such Interest Payment Date will be payable, on such Interest Payment Date, to the Holder of such Notes at the Close of Business on such Regular Record Date. No sinking fund will be provided for the Note.

7. CONVERSION

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, to convert any Notes or portion thereof that is $1,000 or multiples thereof at a Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture, upon surrender of this Note, together with a Conversion Notice as provided in the Indenture and this Note, to the Company at the office or agency of the Company maintained for that purpose in New York City and, unless the shares of Common Stock issuable on conversion are to be issued in the same name as this Note, duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or by its duly authorized attorney. Upon conversion, the Conversion Obligation shall be satisfied by payment or delivery, as the case may be, of cash, shares of Common Stock or a combination of cash and shares of Common Stock, by the Company in its sole discretion (subject to Section 4.05 and Section 4.15) pursuant to Section 4.02. The initial Conversion Rate shall be 513.9274 shares of Common Stock for each $1,000 principal amount of Notes. No fractional shares of Common Stock will be issued upon any conversion, but an adjustment in cash will be paid to the Holder by the Company, as provided in the Indenture, in respect of any fraction of a share that would otherwise be issuable by the Company upon the surrender of any Note or Notes for conversion. No adjustment shall be made for dividends or any shares issued upon conversion of such Notes except as provided in the Indenture.

Until the earlier or (i) the Reverse Stock Split Effective Date or (ii) the Authorized Share Amendment Effective Date, the number of shares of Common Stock deliverable upon conversion of all Notes in the aggregate will be subject to, and shall not exceed, the Aggregate Share Cap. For the avoidance of doubt, prior to April 15, 2019, to the extent that the Aggregate Share Cap results in the Company delivering fewer shares of Common Stock upon any conversion of the Notes that the Company would have been required to deliver but for the Aggregate Share Cap, the Company will be not required to pay cash in respect of the shares of Common Stock not delivered. After April 15, 2019, if neither of the Reverse Stock Split Effective Date or the Authorized Share Amendment Effective Date has occurred, then to the extent that the Aggregate Share Cap results in the Company delivering fewer shares of Common Stock upon any conversion of the Notes that the Company would have been required to deliver but for the Aggregate Share Cap, the Company will be required to pay cash in respect of the shares of Common Stock not delivered (as determined pursuant to the terms of Cash Settlement or Combination Settlement, as applicable).

Section 4.14 of the Indenture imposes a limitation on the number of shares of Common Stock that may be received by a beneficial owner upon conversion of the Notes.

8. MAKE-WHOLE PREMIUM

In connection with any conversion of Notes (including in connection with a Mandatory Conversion), in addition to conversion obligations as set forth above, the Company shall also pay or deliver to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, a Make-Whole Premium at the Company’s election using any Make-Whole Settlement Method by delivering a written notice containing such election to Holders, the Trustee and the Conversion Agent no later than the Settlement Method Deadline.

9. DENOMINATIONS, TRANSFER, EXCHANGE

The Notes are in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents.

10. PERSONS DEEMED OWNERS

The Holder of a Note may be treated as the owner of it for all purposes.

11. UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and any Paying Agent will pay the money back to the Company at its written request, subject to applicable unclaimed property law and the provisions of the Indenture. After that, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

12. AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and an existing Default or Event of Default and its consequence or compliance with any provision of the Indenture or the Notes may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without the consent of or notice to any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of the Holders in any material respect.

13. SUCCESSOR ENTITY

When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation (except in certain circumstances specified in the Indenture) shall be released from those obligations.

14. DEFAULTS AND REMEDIES

An Event of Default shall occur upon the occurrence of any of the events specified in Section 9.01 of the Indenture. Upon the occurrence of an Event of Default, the principal amount of this Note and accrued and unpaid interest shall be subject to becoming due and payable on the terms set forth in the Indenture. Holders of Notes may, on the terms set forth in the Indenture, rescind and annul the consequences of any such acceleration.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest or in the payment of any purchase obligation or the Company’s failure to convert Notes) if and so long as it determines that withholding notice is in their interest. The Company is required to file periodic certificates with the Trustee as to the Company’s compliance with the Indenture and knowledge or status of any Default.

15. TRUSTEE DEALINGS WITH THE COMPANY

The Bank of New York Mellon Trust Company, N.A., the initial Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or an Affiliate of the Company, and may otherwise deal with the Company or an Affiliate of the Company, as if it were not the Trustee.

16. NO RECOURSE AGAINST OTHERS

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture nor for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

17. AUTHENTICATION

This Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Note.

18. ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

All terms defined in the Indenture and used in this Note but not specifically defined herein are defined in the Indenture and are used herein as so defined.

19. INDENTURE TO CONTROL; GOVERNING LAW

IN THE CASE OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECURITY AND THE INDENTURE, THE PROVISIONS OF THE INDENTURE SHALL CONTROL. THIS SECURITY AND THE INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018, Attention: David K. Jones, facsimile: (212) 391-0127.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Your Signature

Date:
(Sign exactly as your name appears on the other side of this Note)

* Signature guaranteed by:

By:

*	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

CONVERSION NOTICE

To convert this Note into Common Stock of the Company made in accordance with Article 5, check the box:

To convert only part of this Note, state the principal amount to be converted (must be $1,000 or an integral multiple of $1,000): $.

With respect to any shares of Common Stock that may be issuable upon conversion, if you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature

Date:
(Sign exactly as your name appears on the other side of this Note)

* Signature guaranteed by:

By:

*	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

FUNDAMENTAL CHANGE REPURCHASE NOTICE

To: ICONIX BRAND GROUP, INC.

The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from Iconix Brand Group, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to purchase the entire principal amount of this Note, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Note and the Indenture referred to in the Note at the Fundamental Change Repurchase Price and Fundamental Change Make-Whole Amount, if any, together with accrued and unpaid interest, if any, to, but excluding, such date, to the registered Holder hereof.

Date:

Signature(s)

Signature(s) must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be redeemed (in an integral multiple of $1,000, if less than all):

NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of this Note in every particular, without any alteration or change whatsoever.

EXHIBIT B

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION

OF TRANSFER OF RESTRICTED NOTES

Re: 5.75]% Convertible Senior Subordinated Secured Second Lien Notes Due 2023 (the “Notes”) of Iconix Brand Group, Inc.

This certificate relates to $[    ] principal amount of Notes owned in (check applicable box) book-entry or definitive form by [            ] (the “Transferor”).

The Transferor has requested a Registrar or the Trustee to exchange or register the transfer of such Notes.

In connection with such request and in respect of each such Note, the Transferor does hereby certify that the Transferor is familiar with transfer restrictions relating to the Notes as provided in Section 2.13 of the Indenture dated as of February 22, 2018 between, among others, Iconix Brand Group, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), and the transfer of such Note is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or the transfer or exchange, as the case may be, of such Note does not require registration under the Securities Act because (check applicable box):

Such Note is being acquired for the Transferor’s own account, without transfer.

Such Note is being transferred to the Company or a Subsidiary (as defined in the Indenture) of the Company.

Such security is being transferred to a person the Transferor reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A or any successor provision thereto (“Rule 144A”) under the Securities Act) that is purchasing for its own account or for the account of a “qualified institutional buyer”, in each case to whom notice has been given that the transfer is being made in reliance on such Rule 144A, and in each case in reliance on Rule 144A.

Such Note is being transferred pursuant to and in compliance with an exemption from the registration requirements under the Securities Act in accordance with Rule 144 (or any successor thereto) (“Rule 144”) under the Securities Act.

Such Note is being transferred pursuant to and in compliance with an exemption from the registration requirements of the Securities Act (other than an exemption referred to above) and as a result of which such Note will, upon such transfer, cease to be a “restricted security” within the meaning of Rule 144 under the Securities Act.

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The Transferor acknowledges and agrees that, if the transferee will hold any such Notes in the form of beneficial interests in a Global Note which is a “restricted security” within the meaning of Rule 144 under the Securities Act, then such transfer can only be made pursuant to Rule 144A under the Securities Act and such transferee must be a “qualified institutional buyer” (as defined in Rule 144A).

Date:
(Insert Name of Transferor)

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EXHIBIT C

FORM OF RESTRICTED STOCK LEGEND

THE SALE OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, PRIOR TO THE FREE TRADE DATE(AS DEFINED BELOW), THIS SECURITY (AND ANY BENEFICIAL INTEREST HEREIN) MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER AND IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR

(D)	UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THE “FREE TRADE DATE” MEANS THE DATE: (A) THAT IS AT LEAST ONE YEAR AFTER THE ADDITIONAL NOTES ISSUE DATE OF THE COMPANY’S 5.75% CONVERTIBLE SENIOR SUBORDINATED SECURED SECOND LIEN NOTES FOR WHICH THIS SECURITY HAS BEEN CONVERTED INTO; AND (B) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW.

PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (D), THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

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EXHIBIT D

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of February 22, 2018 (the “Indenture”) among Iconix Brand Group, Inc. (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A.,, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee or Collateral Agent all in accordance with the terms of the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and any Note Security Documents and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders and to the Trustee and Collateral Agent pursuant to the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and any Note Security Documents are expressly set forth in Article 13 of the Indenture, and reference is hereby made to the Indenture for the precise terms of this Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[GUARANTORS]

By:
Name:
Title:

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EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                ], among [NEW GUARANTOR] (the “New Guarantor”), a subsidiary of ICONIX BRAND GROUP, INC. (or its successor), a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”) and collateral agent under the indenture referred to below.

WHEREAS the Company (or its successor) has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of February 22, 2018, providing for the issuance of the Company’s 5.75% Convertible Senior Subordinated Secured Second Lien Notes (the “Notes”), initially in an aggregate principal amount of one hundred and twenty five million dollars ($125,000,000);

WHEREAS Section 4.18 of the Indenture provides that, under certain circumstances, the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the obligations of the Company under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 12.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders (as defined in the Indenture) as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Obligations of the Company under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 13 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 15.01 of the Indenture.

E-1

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ICONIX BRAND GROUP, INC.

By:
Name:
Title:

[NEW GUARANTOR]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and collateral agent

By:
Name:
Title:

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